    As filed with the Securities and Exchange Commission on September 30, 1997
                                                 Registration No. 333-________

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                 --------------------

                                       Form S-4
                                REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933

                                 --------------------

                         ELECTRO SCIENTIFIC INDUSTRIES, INC.
                  (Exact name of registrant as specified in charter)

                                 --------------------
         OREGON                                  93-0370304
         (State or other                         (IRS Employer
         jurisdiction of                         Identification No.)
         incorporation or
         organization)

         13900 NW Science Park Drive             97229
         Portland, Oregon                        (Zip Code)
         (Address of Principal
         Executive Offices)

                                 --------------------

                                 Donald R. VanLuvanee
                        President and Chief Executive Officer
                         Electro Scientific Industries, Inc.
                             13900 NW Science Park Drive
                               Portland, OR  97229-5497
                              Telephone: (503) 641-4141

(Name, address, including ZIP code, and telephone number, including area code, of agent for service for Registrant)

                                      Copies to:

              Annette M. Mulee                   Stanley E. Everett
              Stoel Rives LLP                      Kevin C. O'Neil
             900 SW Fifth Avenue                  Brouse & McDowell
         Portland, Oregon 97204-1268          500 First National Tower
              (503) 224-3380                   Akron, Ohio 44308-1471
                                                   (330) 535-5711

           Approximate date of commencement of proposed sale to the public:
      As soon as practicable after this registration statement becomes effective

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
  Title of Each   Amount to be    Proposed Maximum    Proposed Maximum      Amount of
    Class of     Registered (1)    Offering Price     Aggregate Offering   Registration
  Securities to                      Per Unit(2)          Price(2)            Fee(2)
  be Registered
--------------------------------------------------------------------------------------
Common Stock,
no par value   1,200,000 shares          n/a             $5,981,000          $1,813
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

(1) Determined based upon the outstanding Common Stock of AISI and options which may be exercised prior to the Effective Time (as defined in the Merger Agreement), in each case subject to conversion under the Merger Agreement.

(2) The registration fee was computed pursuant to Rule 457(f)(2), based on the book value of shares of AISI Common Stock as of June 30, 1997.

                              --------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                CROSS-REFERENCE SHEET
                      PURSUANT TO ITEM 501(b) OF REGULATION S-K

ITEM                                        LOCATION OR HEADING IN
 NO. ITEM IN FORM S-4                       PROSPECTUS/INFORMATION STATEMENT
---- ----------------                       --------------------------------
     A.  INFORMATION ABOUT THE
     TRANSACTION.

1.   Forepart of the Registration           Facing Page of Registration
     Statement and Outside Front Cover      Statement; Cross-Reference Sheet;
     Page of Prospectus/Information         Outside Front Cover Page of
     Statement . . . . . . . . . . . . .    Prospectus/Information Statement

2.   Inside Front and Outside Back          Available Information;
     Cover Pages of                         Incorporation of Documents by
     Prospectus/Information Statement. .    Reference; Table of Contents

3.   Risk Factors, Ratio of Earnings        Outside Front Cover Page of
     to Fixed Charges and Other             Prospectus/Information Statement;
     Information . . . . . . . . . . . .    Summary; Risk Factors; Selected
                                            Historical and Pro Forma
                                            Financial Information; Equivalent
                                            per Common Share Data; Market and
                                            Market Prices for Common Stock;
                                            The Merger Agreement

4.   Terms of the Transaction. . . . . .    Summary; The Merger; The Merger
                                            Agreement; Comparison of
                                            Shareholder Rights

5.   Pro Forma Financial Information . .    Not applicable

6.   Material Contacts With                 The Merger; The Merger Agreement
     the Company Being Acquired. . . . .

7.   Additional Information Required        Not applicable
     For Reoffering by Persons and
     Parties Deemed to be Underwriters .

8.   Interests of Named Experts             Not applicable
     and Counsel . . . . . . . . . . . .

9.   Disclosure of Commission Position      Not applicable
     on Indemnification for Securities
     Act Liabilities . . . . . . . . . .

     B.  INFORMATION ABOUT REGISTRANT.

10.  Information With Respect to            Outside Front Cover Page of
     S-3 Registrants . . . . . . . . . .    Prospectus/Information Statement;
                                            Inside Front Cover Page of
                                            Prospectus/Information Statement;
                                            Summary; Risk Factors;
                                            Information Concerning ESI

11.  Incorporation of Certain               Inside front cover page of
     Information by Reference. . . . . .    Prospectus/Information Statement

12.  Information With Respect to S-2        Not applicable
     or S-3 Registrants. . . . . . . . .

13.  Incorporation of Certain               Not applicable
     Information by Reference. . . . . .

14.  Information With Respect to            Not applicable
     Registrants Other Than S-2 or S-3
     Registrants . . . . . . . . . . . .

     C.  INFORMATION ABOUT THE COMPANY
     BEING ACQUIRED.

15.  Information With Respect to S-3        Not applicable
     Companies . . . . . . . . . . . . .

16.  Information With Respect to S-2        Not applicable
     or S-3 Companies. . . . . . . . . .

17.  Information With Respect to            Outside Front Cover Page of
     Companies Other Than S-2 or S-3        Prospectus/Information Statement;
     Companies . . . . . . . . . . . . .    Summary; AISI Managements'
                                            Discussion and Analysis of
                                            Financial Condition and Results
                                            of Operations; Information
                                            Concerning AISI; Description of
                                            AISI Capital Stock; AISI
                                            Financial Statements

     D.  VOTING AND MANAGEMENT
     INFORMATION.

18.  Information if Proxies, Consents       AISI Written Shareholders
     or Authorizations are to be            Consent; The Merger; The Merger
     Solicited . . . . . . . . . . . . .    Agreement; AISI Voting Securities
                                            and Principal Shareholders

19.  Information if Proxies, Consents       Not Applicable
     or Authorizations are not to be
     Solicited in an Exchange Offer. . .

20.  Indemnification of Officers and        Comparison of Shareholder Rights;
     Directors . . . . . . . . . . . . .    Part II of the Registration
                                            Statement

21.  Exhibits and Financial Statement       Financial Statements; Exhibits
     Schedules . . . . . . . . . . . . .

22.  Undertakings. . . . . . . . . . . .    Part II of the Registration
                                            Statement

ELECTRO SCIENTIFIC INDUSTRIES, INC.         APPLIED INTELLIGENT SYSTEMS, INC.

         PROSPECTUS                                   CONSENT AND
                                                 INFORMATION STATEMENT
1,200,000 Shares of Common Stock,
        Without Par Value

                               ------------------------


    This Prospectus, Consent and Information Statement (the "Prospectus/Information Statement") relates to the proposed merger (the "Merger") of Asteroid Merger Corp. ("Merger Corp."), a wholly-owned subsidiary of Electro Scientific Industries, Inc. ("ESI"), with and into Applied Intelligent Systems, Inc. ("AISI") pursuant to which AISI will become a wholly-owned subsidiary of ESI in accordance with the terms of an Agreement of Reorganization and Merger, dated as of September 29, 1997, among ESI, AISI and Merger Corp. (the "Merger Agreement"). In the Merger, each outstanding share of common stock of AISI ("AISI Common Stock") will be converted into and represents the right to receive the number of shares of ESI Common Stock that corresponds to a ratio (the "Conversion Ratio") determined by dividing 1,400,000 by the sum of the total shares of AISI Common Stock outstanding plus the total number of AISI shares subject to stock options as of the day of the closing of the Merger (the "Closing Date"). Cash will be paid in lieu of any fractional share of ESI Common Stock.

    To effect the Merger, ESI proposes to issue up to 1,400,000 shares of ESI Common Stock. Approximately 1,125,681 shares of ESI Common Stock will be issued in connection with the Merger upon conversion of the outstanding shares of AISI Common Stock, and approximately 274,319 shares of ESI Common Stock will be issuable upon exercise of outstanding AISI stock options.

    This Prospectus/Information Statement also constitutes the Prospectus of ESI with respect to the 1,200,000 shares of ESI Common Stock to be issued in connection with the Merger. ESI Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "ESIO." On _________, 1997, the closing sale price for ESI Common Stock as reported on Nasdaq was $______ per share.

    This Prospectus/Information Statement is being mailed to the AISI shareholders for consent and information purposes on or about _____________, 1997.

                               ------------------------

   SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS
                   THAT SHOULD BE CONSIDERED BY AISI SHAREHOLDERS.

                               ------------------------


    All information contained in this Prospectus/Information Statement relating to AISI has been furnished by AISI and ESI is relying upon the accuracy of that information. All information contained in this Prospectus/Information Statement relating to ESI has been furnished by ESI and AISI is relying upon the accuracy of that information.

    This Prospectus/Information Statement includes a discussion of anticipated future performance of ESI after the Merger, including possible cost savings and other financial consequences of the proposed Merger. This discussion is based on assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. Accordingly, actual future results or values may vary significantly from such estimates.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
       OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
            OF THIS PROSPECTUS/INFORMATION STATEMENT.  ANY REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------------

        THE DATE OF THIS PROSPECTUS/INFORMATION STATEMENT IS __________, 1997.

                               ------------------------

    No person has been authorized to give any information or to make any representations not contained or incorporated in this Prospectus/Information Statement in connection with the matters referred to herein and, if given or made, such information or representations must not be relied upon as having been so authorized by AISI or by ESI. This Prospectus/Information Statement does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus/Information Statement shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to date hereof.

                                AVAILABLE INFORMATION

    ESI is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements, and other information concerning ESI may be inspected and copies may be obtained at prescribed rates at the offices of the SEC, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as at the following regional offices: Suite 1300, Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. ESI has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered pursuant to this Prospectus/Information Statement. For further information, reference is made to the Registration Statement and the exhibits thereto, which are available for inspection at no fee at the public reference section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. The SEC maintains an Internet Web site at http://www.sec.gov.

    ESI hereby undertakes to provide without charge to each person to whom a copy of this Prospectus/Information Statement is delivered, upon written or oral request to Larry T. Rapp, Vice President and Corporate Secretary, Electro Scientific Industries, Inc. 13900 NW Science Park Drive, Portland, Oregon 97229,
(503) 641-4141, copies of any and all of the information that has been incorporated by reference into this Prospectus/Information Statement, other than exhibits to such information unless such exhibits are specifically incorporated by reference therein. The information relating to ESI contained in this Prospectus/Information Statement does not purport to be comprehensive and should be read together with the information contained in the documents or portions of documents incorporated by reference into this Prospectus/Information Statement.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the SEC are incorporated herein by reference:

    1.   ESI's Annual Report on Form 10-K for the fiscal year ended May 31,
         1997.

    2. ESI's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1997.

    3. ESI's Current Report on Form 8-K, as amended through Amendment No. 1 on Form 8-K/A, dated June 26, 1997.

    4. The description of the Common Stock contained in ESI's Registration Statement on Form 8-A filed with the Securities and Exchange Commission under section 12 of the Securities Exchange Act of 1934, as amended.

    All reports and other documents subsequently filed by ESI pursuant to sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

THIS PROSPECTUS/INFORMATION STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM LARRY T. RAPP, VICE PRESIDENT AND CORPORATE SECRETARY, ELECTRO SCIENTIFIC INDUSTRIES, INC., 13900 NW SCIENCE PARK DRIVE, PORTLAND, OREGON 97229, PHONE: (503) 641-4141. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ______________, 1997.

                                  TABLE OF CONTENTS
                         FOR PROSPECTUS/INFORMATION STATEMENT


                                                                          Page

SUMMARY OF PROSPECTUS/Information Statement . . . . . . . . . . . . . . .   1
RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION . . . . . . . . .   9
  ESI Selected Historical Financial Information. . . . . . . . . . . . .   10
  AISI Selected Historical Financial Information . . . . . . . . . . . .   11
  Unaudited Pro Forma Summary of Selected  Financial Information . . . .   12
EQUIVALENT PER COMMON SHARE DATA . . . . . . . . . . . . . . . . . . . .   13
AISI SHAREHOLDERS WRITTEN CONSENT. . . . . . . . . . . . . . . . . . . .   15
THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  Description. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  Background of the Merger . . . . . . . . . . . . . . . . . . . . . . .   16
  Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . .   18
    ESI's Reasons for the Merger. . . . . . . . . . . . . . . . . . . . .  18
    AISI's Reasons for the Merger . . . . . . . . . . . . . . . . . . . .  19
  Material U.S. Federal Income Tax Consequences . . . . . . . . . . . . .  19
  Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . .  21
  Interests of Certain Persons in the Merger. . . . . . . . . . . . . . .  21
  Regulatory Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  Dissenter Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
THE MERGER AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . .  23
  Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . . .  24
  Conversion of Shares. . . . . . . . . . . . . . . . . . . . . . . . . .  24
  Treatment of AISI Stock Options . . . . . . . . . . . . . . . . . . . .  24
  Resale of ESI Common Stock. . . . . . . . . . . . . . . . . . . . . . .  25
  AISI's Conduct of Business Pending the Merger . . . . . . . . . . . . .  25
  Nonsolicitation of Alternative Transactions . . . . . . . . . . . . . .  26
  Corporate Structure and Related Matters after the Merger. . . . . . . .  26
  Certain Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . . . .  27
  Indemnity and Escrow Agreement. . . . . . . . . . . . . . . . . . . . .  28
  Termination; Breakup Fees . . . . . . . . . . . . . . . . . . . . . . .  28
  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
INFORMATION CONCERNING ESI. . . . . . . . . . . . . . . . . . . . . . . .  30
  Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  Electronics Industry Overview . . . . . . . . . . . . . . . . . . . . .  30
  Overview of Markets, Products and Strategy. . . . . . . . . . . . . . .  31
  Sales, Marketing and Service. . . . . . . . . . . . . . . . . . . . . .  35
  Backlog . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  Research, Development and Technology. . . . . . . . . . . . . . . . . .  36
  Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
  Manufacturing and Supply. . . . . . . . . . . . . . . . . . . . . . . .  37
  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

  Patents and Other Intellectual Property . . . . . . . . . . . . . . . .  38
  Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
INFORMATION CONCERNING AISI . . . . . . . . . . . . . . . . . . . . . . .  39
  Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  Products. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  Markets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  Technology. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  Strategy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
AISI MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL RESULTS. . . . . .  43
DESCRIPTION OF AISI CAPITAL STOCK . . . . . . . . . . . . . . . . . . . .  48
AISI VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS . . . . . . . . . . . .  49
COMPARISON OF SHAREHOLDER RIGHTS. . . . . . . . . . . . . . . . . . . . .  50
  Amendment of Certificate or Articles of Incorporation;
    Amendment of Bylaws . . . . . . . . . . . . . . . . . . . . . . . . .  51
  Special Meetings of Shareholders. . . . . . . . . . . . . . . . . . . .  52
  Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
  Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
  Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . .  53
  Provisions Relating to Directors. . . . . . . . . . . . . . . . . . . .  54
  Anti-Takeover Statutes. . . . . . . . . . . . . . . . . . . . . . . . .  56
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . .  59
AISI FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . F-1


                                   LISTS OF ANNEXES

Annex A  Agreement of Reorganization and Merger
Annex B  Michigan Dissenter Rights Statutes

                     SUMMARY OF PROSPECTUS/INFORMATION STATEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/INFORMATION STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THIS PROSPECTUS/INFORMATION STATEMENT, THE ANNEXES HERETO AND DOCUMENTS INCORPORATED BY REFERENCE HEREIN. SHAREHOLDERS ARE URGED TO READ THIS PROSPECTUS/INFORMATION STATEMENT AND THE ACCOMPANYING ANNEXES IN THEIR ENTIRETY. SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY THE SHAREHOLDERS OF AISI.


THE COMPANIES

ELECTRO SCIENTIFIC INDUSTRIES, INC.

    ESI provides electronics manufacturers with equipment necessary to produce key components used in wireless telecommunications, computers, automotive electronics, and many other electronic products. ESI believes it is the leading supplier of advanced laser systems used to adjust (trim) electronic circuitry and to improve the yield of semiconductor memory devices. ESI believes it is the leading producer of high-speed test and termination equipment used in the high-volume production of miniature capacitors. Additionally, ESI designs and manufactures machine vision products and electronic packaging systems for manufacturers of printed circuit boards, electronics and other products. ESI's products enable these manufacturers to reduce production costs, increase yields and improve the quality of their products. ESI's customers include manufacturers of: wireless telecommunication products (Ericsson, Motorola and Siemens); automotive electronics (Delco, Ford, Nippon-Denso and Siemens); miniature capacitors (Kemet, Kyocera/AVX, Murata, Philips, Samsung and TDK) and semiconductor memory devices (Fujitsu, Hitachi, Hyundai, IBM, Samsung and Texas Instruments). See "Information Concerning ESI."

    ESI's executive offices are located at 13900 NW Science Park Drive, Portland, Oregon 97229 and its telephone number is (503) 641-4141.

APPLIED INTELLIGENT SYSTEMS, INC.

    AISI provides electronics manufacturers with machine vision solutions for automated process control and visual inspection for the assembly of computer chips and electronic printed circuit boards. AISI offers a low cost computer architecture, easy-to-use software development tools, and powerful application software which emulates the human thought process. AISI's vision computers are configurable with a chain of multiple computer processors working simultaneously. Neural network software uses this increased capability to perform billions of calculations per second, analyzing an image as if the vision system were a human brain. AISI markets its products through direct sales, sales representatives, and value added resellers in North America, Europe, and Asia. Significant customers include: Kulicke & Soffa, Motorola and Universal Instruments in the United States; Siemens in Germany; Philips N.V. in Holland; Canon, Japan-EM, Sanyo Silicon and Toshiba in Japan; Haitai Electronics and Samsung in Korea; and Motorola plants in Malaysia, Taiwan, Hong Kong and the Philippines. See "Information Concerning AISI."

    AISI's executive offices are located at 3923 Ranchero Drive, Ann Arbor, Michigan 48108 and its telephone number is (313) 332-7100.

ASTEROID MERGER CORP.

    Merger Corp. was recently organized by ESI for the purpose of effecting the acquisition of AISI. It has no material assets and has not engaged in any activities except in connection with the Merger. Its executive offices are located at 13900 NW Science Park Drive, Portland, Oregon 97229-5497. Its telephone number at that address is (503) 641-4141.

THE MERGER

    As a result of the proposed Merger, Merger Corp. will be merged with and into AISI and AISI will thereby become a wholly-owned subsidiary of ESI. Each outstanding share of AISI Common Stock will be converted into the right to receive a number of shares of ESI Common Stock that corresponds to the Conversion Ratio. See "The Merger Agreement--Conversion of Shares" and "The Merger Agreement--Corporate Structure and Related Matters After the Merger."

    The terms and provisions of all outstanding AISI stock options (the "Options") will continue in full force and effect following the Merger. At the Effective Time, each Option will be assumed by ESI and will be converted into an option to purchase ESI Common Stock after giving effect to the Conversion Ratio. The exercise price per share will also be redetermined based upon the Conversion Ratio. If all outstanding AISI Options were to be exercised after the Merger, the aggregate proceeds to ESI from such exercise would be approximately $2.3 million. The term, exercisability, vesting schedule, status as an "Incentive Stock Option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Options will to the extent permitted by law and otherwise reasonably practicable be unchanged. See "The Merger Agreement--Treatment of AISI Stock Options."

    Shares of ESI Common Stock received by AISI shareholders in the proposed Merger will be subject to certain resale restrictions under applicable accounting rules and securities laws. See "The Merger Agreement--Resale of ESI Common Stock."


EFFECTIVE TIME OF THE MERGER

    As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, the parties thereto will file articles of merger with the Secretaries of State of each of Oregon and Michigan. The merger will become effective at the time of the later of those filings (the "Effective Time"). It is anticipated that the Merger will occur in October 1997.


CONDITIONS TO THE MERGER

    Consummation of the Merger is subject to the satisfaction of a number of conditions, including but not limited to (i) expiration or termination of the Hart-Scott-Rodino Antitrust Improvements Act waiting period described at "Regulatory Matters" below; (ii) listing of up to 1,200,000 shares of ESI Common Stock issued in connection with the Merger in the Nasdaq National Market; (iii) the absence of any restrictive court orders or any other legal restraints or prohibitions, and of any pending governmental proceedings, preventing or making illegal the consummation of the Merger; (iv) the continuing accuracy of the representations and warranties made in the Merger Agreement on and as of the Effective Time (except those limited by their terms to a different date); (v) satisfactory completion of due diligence;
(vi) the receipt by ESI and AISI of certain opinions regarding tax and accounting matters; and (vii) receipt by ESI of an opinion regarding the fairness, from a financial point of view, of the transaction to holders of ESI Common Stock. See "The Merger Agreement--Conditions to the Merger."

    AISI has agreed that it will not encourage, initiate or solicit alternative acquisition proposals, subject to the exercise of AISI directors' fiduciary duties. See "The Merger Agreement--Nonsolicitation of Alternative Transactions."

INDEMNITY AND ESCROW AGREEMENT

    The Merger Agreement provides for a limited indemnification of ESI and Merger Corp. by each AISI shareholder against damages resulting from breach of AISI representations, warranties and covenants under the Merger Agreement, and against damages related to litigation involving AISI.

    Pursuant to an escrow agreement (the "Escrow Agreement"), 10 percent of each AISI shareholder's shares of ESI Common Stock to be received in the Merger, rounded down to the nearest full share, will be delivered to an escrow agent (the "Escrow Agent") and be subject to the terms of the escrow described in the Escrow Agreement (the "Escrow"). Claims on the Escrow are subject to amount and timing limitations, including, among others, the requirement that AISI balance sheet reserves must be used before any claim on the Escrow may be made.

    In no event will any AISI shareholder have any liability in excess of shares held in the Escrow.

    Three persons will be appointed to act on behalf of all AISI shareholders in connection with the Escrow (the "Shareholder Representatives") and will be signatories to the Escrow Agreement. See "The Merger Agreement--Indemnity and Escrow Agreement."


TERMINATION; BREAKUP FEES

    The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, under the circumstances specified in the Merger Agreement, including by mutual written agreement of ESI and AISI and by either party if the Merger is not consummated by November 1, 1997. Under certain termination circumstances, a breakup fee of $3 million is payable by AISI or by ESI. See "The Merger Agreement--Termination; Breakup Fees."


AISI SHAREHOLDERS WRITTEN CONSENT

    Approval of the Merger by AISI shareholders will be obtained by the written consent of the holders of at least a majority of the AISI Common Stock. See "AISI Shareholders Written Consent" and "AISI Voting Securities and Principal Shareholders."

AISI DISSENTER RIGHTS

    Any AISI shareholder who does not execute the written consent of AISI shareholders approving the Merger has the right, pursuant to Sections 761 through 774 of the Michigan Business Corporation Act ("MBCA"), to demand payment from AISI of the fair value of his shares in lieu of converting such shares into ESI Common Stock. Strict compliance with the procedures set forth in the statute is required. See "The Merger--Dissenter Rights--AISI Shareholders."


REASONS FOR THE MERGER

ESI'S REASONS FOR THE MERGER

    The Merger is expected to add to ESI's ability to serve the expanding capital equipment needs of its global, multi-national customers in the electronics industry. The Merger also offers the possibility of achieving operating efficiencies through elimination of duplicate efforts and avoidance of expected investments in research and development and in sales and distribution channels that would occur if the businesses of the two companies were not combined. See "The Merger--Reasons for the Merger--ESI's Reasons for the Merger."

AISI'S REASONS FOR THE MERGER

    After exploring various other strategic alternatives, including an initial public offering, AISI concluded that a sale of AISI to ESI would provide market liquidity and would offer the greatest potential for achieving long-term value for AISI Shareholders. See "The Merger--Reasons for the Merger--AISI's Reasons for the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Vesting of options granted to AISI officers and employees will be partially accelerated as a result of the Merger. See "The Merger--Interests of Certain Persons in the Merger."


SURRENDER OF CERTIFICATES

    If the Merger becomes effective, ESI will cause First Chicago Trust Company of New York (the "Transfer Agent") to mail a letter of transmittal (the "Letter of Transmittal") and other documents, with instructions to all holders of record of AISI Common Stock as of the Effective Time for use in surrendering their stock certificates in exchange for certificates representing ESI Common Stock and a cash payment in lieu of fractional shares.

    The Letter of Transmittal will provide for, among other things, transmittal of each holder of record's shares of AISI Common Stock to the Transfer Agent, agreement to the indemnification provisions contained in the Merger Agreement, agreement to the terms of the Escrow Agreement, including the escrow of shares of ESI Common Stock on behalf of such shareholder and the appointment of the Shareholder Representatives. See "The Merger Agreement--

Conversion of Shares" and "The Merger Agreement--Indemnification and Escrow Agreement."

    The other documents with the Letter of Transmittal will include stock powers to be endorsed in blank by each AISI shareholder with respect to the shares of ESI Common Stock to be held pursuant to the Escrow Agreement on behalf of such shareholder.

    CERTIFICATES SHOULD NOT BE SURRENDERED BY AISI SHAREHOLDERS UNTIL THE LETTER OF TRANSMITTAL AND OTHER DOCUMENTS DESCRIBED ABOVE HAVE BEEN RECEIVED.


ACCOUNTING TREATMENT

    The Merger is expected to be accounted for as a pooling of interests. See "The Merger--Accounting Treatment."

    As a condition to the Merger, each of ESI and AISI will have received the opinion of Arthur Andersen LLP, independent public accountants, to the effect that the Merger will qualify for pooling of interests accounting. See "The Merger Agreement--Conditions to the Merger."


MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").
As a reorganization, holders of AISI Common Stock would not recognize gain or loss for federal income tax purposes upon receipt of ESI Common Stock solely in exchange for their shares of AISI Common Stock, except for cash received in lieu of fractional shares. See "The Merger--Material U.S. Federal Income Tax Consequences."


REGULATORY MATTERS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the United States Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Justice Department (the "Antitrust Division"), and the specified waiting period has expired. The applicable waiting period under the HSR Act is expected to expire on October 29, 1997. See "The Merger--Regulatory Matters."

                                     RISK FACTORS

    THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED, IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS/INFORMATION STATEMENT. THIS PROSPECTUS/INFORMATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. ESI'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF SUCH RISKS AND UNCERTAINTIES, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS/INFORMATION STATEMENT.


UNCERTAINTIES RELATED TO THE INTEGRATION OF NEW BUSINESS

    The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. There can be no assurance that ESI will be successful in integrating its own distribution channels with those of AISI, that ESI will be successful in coordinating the activities of the AISI and ESI sales forces or in selling AISI's products to ESI's customer base, in integrating AISI into ESI's management information systems or integrating AISI's technology so that it can be fully utilized by ESI. In addition, ESI is in the process of integrating two other businesses, Dynamotion Corp. and Chip Star, Inc., which were acquired by ESI in June 1997. Integrating three businesses will require management resources and may make it more difficult to integrate AISI into ESI. There can be no assurance that ESI can effectively integrate AISI into ESI's operations.


UNCERTAINTIES RELATED TO COMBINED OPERATIONS AFTER THE MERGER

    While the acquisition of AISI by ESI offers the possibility of achieving operating efficiencies, it also entails the diversion of management's attention to the assimilation of operations and personnel of AISI, which might have possible adverse short-term effects on ESI's operating results. There can be no assurance that the combined companies will retain their respective key personnel or customers, the same volume of business from such customers, or that ESI will realize any of the potential benefits of the Merger.


ELECTRONICS INDUSTRY DOWNTURNS MAY ADVERSELY AFFECT OPERATING RESULTS

    ESI's business depends in large part upon the capital expenditures of manufacturers of electronic devices, including miniature capacitors and semiconductor memory devices, and circuits used in wireless telecommunications equipment, including pagers and cellular phones, automotive electronics, and computers. The markets for products manufactured by ESI's customers are highly cyclical and have historically experienced periodic downturns, which often have had a severe effect on the demand for capital equipment such as that sold by ESI. There is no assurance that these markets will not experience downturns in the future or that such downturns will not have a material adverse effect on ESI's operating results.

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCT INTRODUCTIONS AND PRODUCT ENHANCEMENTS

    The market for ESI's products is characterized by rapidly changing technology and evolving industry standards. There can be no assurance that ESI's current technology base will continue to address current and evolving customer needs. ESI believes that its future success will depend on its ability to develop and manufacture new products and product enhancements and to introduce them successfully into the market. Failure to do so in a timely fashion could harm ESI's competitive position. The announcements or introductions of new products by ESI or its competitors may adversely affect ESI's operating results, since these announcements or introductions may cause customers to defer or forego ordering products from ESI's existing product lines.


VARIABILITY OF QUARTERLY OPERATING RESULTS

    ESI has experienced and expects to continue to experience significant fluctuations in its quarterly operating results due to a variety of factors, including the timing of new product announcements and releases by ESI and its competitors, market acceptance of new and enhanced versions of ESI's products, timing and shipment of significant orders, mix of products sold, customer cancellations or shipment delay, production delays, exchange rate fluctuations, management decisions to commence or discontinue products, length of sales cycles and cyclicality in the electronics industry.

    ESI derives a substantial portion of its net sales from the sale of a relatively small number of systems, which typically range in price from $150,000 to over $1 million. As a result, the timing of a single transaction could have a significant impact on ESI's quarterly net sales and operating results.

    ESI's backlog at the beginning of a quarter does not include all orders needed to achieve ESI's sales objectives for that quarter. Consequently, ESI's net sales and operating results for a quarter will depend upon ESI generating orders to be shipped in the same quarter that the order is received. Furthermore, a substantial portion of ESI's net sales has historically been realized near the end of each quarter. Accordingly, the failure to receive anticipated orders or delays in shipments near the end of a particular quarter, due, for example, to unanticipated shipment reschedulings or cancellations by customers or unexpected manufacturing difficulties, may cause net sales in a particular quarter to fall significantly below ESI's expectations, which would have a material adverse effect on ESI's operating results for such quarter.

    The need for continued expenditures for research and development, capital equipment and worldwide customer service and support would make it difficult for ESI to reduce its expenses in a particular quarter if ESI's sales goals for such quarter are not met. Accordingly, there can be no assurance that ESI will not sustain losses in future quarters.

COMPETITION

    The electronics capital equipment industry is highly competitive. In each of the markets it serves, ESI faces substantial competition from established competitors, some of which have greater financial, engineering, manufacturing and marketing resources than ESI. In addition, many of ESI's customers are in effect competitors of ESI because they have developed, or have the ability to develop, manufacturing equipment for internal use. ESI's competitors in each product area can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. Competitive pressures, including systems development efforts by certain of ESI's customers, often necessitate price reductions which can adversely affect operating results. Although ESI believes that it has certain technical and other advantages over its competitors, maintaining such advantages will require a continued high level of investment by ESI in research and development and sales and marketing. There can be no assurance that ESI will have sufficient resources to continue to make such investments or that ESI will be able to make the technological advances necessary to maintain such competitive advantages.
See "Information Concerning ESI--Competition."

PATENTS AND OTHER INTELLECTUAL PROPERTY

    ESI's success depends in part on its proprietary technology. While ESI attempts to protect its proprietary technology through patents, copyrights and trade secrets, it believes that its success will depend largely upon continued innovation and technological expertise. There can be no assurance that ESI will be able to protect its technology or that competitors will not be able to develop similar technology independently. No assurance can be given that the claims allowed on any patents held by ESI will be sufficiently broad to protect ESI's technology. In addition, no assurance can be given that any patents issued to ESI will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to ESI.

    In addition, ESI and its customers from time to time receive letters from third parties, including some of ESI's competitors, alleging infringement of such parties' patent rights by ESI's products. While such letters are prevalent in ESI's industry and ESI has in the past been able to license necessary patents or technology on commercially reasonable terms, there can be no assurance that ESI would prevail in any litigation seeking damages or expenses from ESI or to enjoin ESI from selling its products on the basis of such alleged infringement, or that ESI would be able to license any valid and infringed patents on reasonable terms.

    Some customers using certain products of ESI have received a notice of infringement from Jerome H. Lemelson, alleging that equipment used in the manufacture of electronic devices infringes patents issued to Mr. Lemelson relating to "machine vision" or "barcode reader" technologies. Certain of these customers are engaged in litigation with Mr. Lemelson and, together with certain other customers, have notified ESI that they may be seeking indemnification from ESI for any damages and expenses resulting from this matter. One of ESI's customers has settled its litigation with Mr. Lemelson, and several other customers are currently engaged in litigation involving Mr. Lemelson's patents. ESI cannot predict the outcome of this or similar litigation or its effect upon ESI, and there can be no assurance that any such litigation or claim would not have a material adverse effect upon ESI's financial condition or results of operations. See "Information Concerning ESI--Patents and Other Intellectual Property."

FLUCTUATIONS IN INTERNATIONAL SALES AND CURRENCY EXCHANGE RATES CAN ADVERSELY AFFECT RESULTS

    International sales accounted for 70.8%, 66.9%, and 71.0% of ESI's net sales for fiscal years ended May 31, 1995, 1996 and 1997, respectively. ESI expects that international sales will continue to represent a significant percentage of net sales in the future. As a result, a significant portion of ESI's sales will be subject to certain risks, including changes in demand resulting from fluctuations in interest and currency exchange rates, as well as by factors such as the risk of government financed competition, changes in trade policies, tariff regulations, difficulties in obtaining U.S. export licenses and the difficulties of staffing and managing foreign operations. See "Information Concerning ESI--Sales, Marketing and Service."


DEPENDENCE ON KEY EMPLOYEES

    The future success of ESI is dependent, in part, on its ability to retain certain key personnel. ESI also needs to attract additional skilled personnel in many areas of its business to continue to grow. There can be no assurance that ESI will be able to retain its existing personnel or attract additional qualified employees in the future.


DEPENDENCE ON SUPPLIERS

    Certain of the components included in ESI's systems are obtained from a single source or a limited group of suppliers. Although ESI seeks to reduce dependence on those sole and limited source suppliers, the partial or complete loss of certain of these sources could have at least a temporary adverse effect on ESI's results of operations and damage customer relationships. Further, a significant increase in the price of one or more of these components could adversely affect ESI's results of operations. See "Information Concerning ESI--Manufacturing and Supply."


               SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL INFORMATION

    The selected financial data presented below should be read in conjunction with the financial statements and the notes thereto incorporated by reference for ESI and included elsewhere in this Prospectus/Information Statement for AISI. In June 1997, ESI acquired Chip Star, Inc., a privately-held company based in San Marcos, California in a merger accounted for as a pooling of interests. Accordingly, all ESI financial statements and footnotes incorporated by reference and summary selected historical and pro forma financial information have been restated to reflect this acquisition.

    ESI SELECTED HISTORICAL FINANCIAL INFORMATION. The consolidated statement of operations data set forth below for the fiscal years ended May 31, 1995, 1996 and 1997 and the consolidated balance sheet information as of May 31, 1996 and 1997 have been derived from the audited Consolidated Financial Statements and Notes thereto incorporated by reference in this Prospectus/Information Statement. The consolidated statement of operations data for the fiscal years ended May 31, 1993 and 1994 and the consolidated balance sheet information as of May 31, 1993, 1994 and 1995 are derived from audited consolidated financial statements not incorporated by reference in this Prospectus/Information Statement. The consolidated statement of operations data for the three-month periods ended August 31, 1996 and 1997 and the consolidated balance sheet data as of August 31, 1997 have been derived from unaudited consolidated financial statements of ESI also incorporated by reference in this Prospectus/Information Statement. In the opinion of management, such unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position of ESI and the results of operations for the indicated periods. Operating results for the three months ended August 31, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year ending May 31, 1998.

                                             ESI                            Three Months
                                   Fiscal Year Ended May 31                     Ended
                         ---------------------------------------------      ------------
                                                                            August 31,
                         1993      1994      1995      1996      1997      1996    1997
                         ----      ----      ----      ----      ----      ----    ----
                                                                           (Unaudited)
                                    (In thousands, except per share data)
Consolidated
Statement of
Operations Data
Net Sales               $67,851   $72,550   $112,900  $166,310  $160,149  $36,199  $48,356

Net income (loss)(1)(2) $ 2,244   $ 7,740   $ 12,217  $ 17,299  $ 21,250  $ 4,603  $(3,861)
                        -------   -------   --------  --------  --------  -------  -------
                        -------   -------   --------  --------  --------  -------  -------

Net income (loss)
per share:(1)(2)        $  0.37   $  1.09   $   1.49  $   1.86  $   2.27  $  0.49  $ (0.39)


                                              May 31                       August 31,
                         ---------------------------------------------     ----------

                          1993      1994      1995      1996      1997        1997
                          ----      ----      ----      ----      ----        ----
                                         (In thousands)                    (Unaudited)
Consolidated Balance
Sheet Data
Working capital . . .   $28,883   $36,148   $ 76,413   $ 94,400   $116,628    $117,561

Total assets. . . . .    61,161    62,997    112,921    135,458    154,813     169,297

Long-term debt. . . .     4,809       200       --        --         --          --

Shareholders' equity.    43,950    53,559     95,156    116,845    139,114     149,530

---------------

(1) Fiscal 1996 includes the $6.0 million in-process research and development write-off associated with the acquisition of XRL, Inc.

(2) The three month period ended August 31, 1997 includes $11.1 million of acquired in-process research and development and merger-related expenses associated with the Dynamotion Corp. and Chip Star, Inc. acquisitions.

    AISI SELECTED HISTORICAL FINANCIAL INFORMATION. The income statement data for the years ended December 31, 1994, 1995 and 1996, and the balance sheet data at December 31, 1995 and 1996 are derived from the audited financial statements included elsewhere in this Prospectus/Information Statement. The income statement data for the years ended December 31, 1992 and 1993, and the balance sheet data at December 31, 1992, 1993 and 1994, are derived from audited financial statements not included herein. The income statement data for the six months ended June 30, 1996 and 1997 and the balance sheet data at June 30, 1997 are derived from unaudited financial statements that are included elsewhere in this Prospectus/Information Statement and that include, in the opinion of management of AISI, all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the information set forth therein. The income statement data for the six months ended June 30, 1997 is not necessarily indicative of future results.


                                                               AISI                            Six Months Ended
                                                 Fiscal Year Ended December 31,                     June 30,
                                          ------------------------------------------------     ----------------
                                          1992       1993       1994       1995      1996       1996      1997
                                          ----       ----       ----       ----      ----       ----      ----
                                               (In thousands, except per share data)              (Unaudited)
Income Statement Data:
Sales. . . . . . . . . . . . . . .       $7,012    $10,763    $14,804    $22,579    $16,610   $10,145   $13,422
Cost of vision system sales. . . .        2,356      3,506      5,337      9,959      9,943     5,031     5,918
                                         ------    -------    -------    --------   -------   -------   -------
Gross margin . . . . . . . . . . .        4,656      7,257      9,467     12,620      6,667     5,114     7,504
                                         ------    -------    -------    --------   -------   -------   -------
Operating expenses:
  Selling, service and administrative     2,199      3,191      4,027      4,711      4,138     2,153     2,400
  Research, development and
    engineering. . . . . . . . . .        2,025      2,906      3,996      4,513      5,067     2,520     3,090
                                         ------    -------    -------    --------   -------   -------   -------
  Total operating expenses . . . .        4,224      6,097      8,023      9,224      9,205     4,673     5,490
                                         ------    -------    -------    --------   -------   -------   -------
Operating income (loss). . . . . .          432      1,160      1,444      3,396     (2,538)      441     2,014
Other income (expense), net. . . .          (18)       (67)     159(1)       (95)      (582)       47        33
                                         ------    -------    -------    --------   -------   -------   -------
Income (loss) before provision for
income taxes . . . . . . . . . . .          414      1,093      1,603      3,301     (3,120)      488     2,047
Provision for income taxes . . . .           --         15         93        437         52        52       230
                                         ------    -------    -------    --------   -------   -------   -------
Net income (loss). . . . . . . . .       $  414    $ 1,078    $ 1,510    $ 2,864    ($3,172)     $436    $1,817
                                         ------    -------    -------    --------   -------   -------   -------
                                         ------    -------    -------    --------   -------   -------   -------
Net income (loss) per share. . . .       $ 0.11    $  0.29    $  0.40    $   0.70    ($0.77)    $0.11     $0.46
                                         ------    -------    -------    --------   -------   -------   -------
                                         ------    -------    -------    --------   -------   -------   -------
Number of shares used in computing
per share amounts. . . . . . . . .        3,664       3,673     3,820       4,121     4,139     4,154     3,965

                                                                December 31,                         June 30,
                                              -----------------------------------------------        --------
                                              1992       1993       1994       1995       1996         1997
                                              ----       ----       ----       ----       ----         ----
                                                              (In thousands)                        (Unaudited)
Balance Sheet Data:
Working capital . . . . . . . . . . . . . .  $  528     $1,252     $2,188     $ 4,525    $1,572       $ 3,470
Total assets. . . . . . . . . . . . . . . .   2,765      5,057      8,286      11,675     6,980        10,938
Long-term capital lease obligations and
notes payable, including current portion. .     --         --         --          289       112           359
Shareholders' equity  . . . . . . . . . . .   1,484      2,583      4,210       6,794     4,156         5,981

(1) Includes $229 gain from insurance proceeds on equipment theft.

UNAUDITED PRO FORMA SUMMARY OF SELECTED FINANCIAL INFORMATION(1)

    THE PRO FORMA INFORMATION BELOW IS UNAUDITED AND PRESENTED FOR ILLUSTRATIVE PURPOSES ONLY. THE INFORMATION PRESENTED BELOW IS NOT NECESSARILY INDICATIVE OF THE RESULTS OR FINANCIAL POSITION THAT ACTUALLY WOULD HAVE BEEN OBTAINED IF THE MERGER HAD BEEN CONSUMMATED, NOR IS IT NECESSARILY INDICATIVE OF FUTURE OPERATING RESULTS OR FINANCIAL POSITION.

                                                     Fiscal Year Ended May 31              Three Months Ended
                                                     ------------------------              ------------------
                                                                                               August 31,
                                                     1995           1996          1997            1997
                                                     ----           ----          ----            ----
                                                               (In thousands, except per share data)
Pro Forma Consolidated Statements
  of Income
Net Sales(2). . . . . . . . . . . . . . . . . . .    $130,736     $189,440      $180,036        $57,119
Net income (loss)(2). . . . . . . . . . . . . . .      14,780       20,407        19,459         (1,917)
Net income (loss) per share . . . . . . . . . . .        1.54         1.91          1.81          (0.17)


                                                                   May 31                      August 31,
                                                     ---------------------------------         ----------
                                                     1995           1996          1997            1997
                                                     ----           ----          ----            ----
                                                               (In thousands)
Pro Forma Consolidated Balance Sheet Data
Total assets. . . . . . . . . . . . . . . . . . .  $123,307       $148,532      $167,351        $183,076
Long-term obligations, including
  current portion . . . . . . . . . . . . . . . .     --                80           193             170


(1) Pro forma information is based on combined ESI and AISI after giving effect to the proposed Merger on a pooling of interests accounting basis, assuming the Merger had been effective during all periods presented above.

(2) Net sales, net income and net income per share for fiscal 1997 does not include the pro forma effects of the Dynamotion acquisition on June 9, 1997, which was accounted for as a purchase. Pro forma net sales, net income and net income per share for fiscal 1997 assuming the Dynamotion transaction had occurred as of June 1, 1996 is $192,674, $13,465 and $1.21, respectively.

                           EQUIVALENT PER COMMON SHARE DATA

    The following table sets forth selected historical per common share data for ESI and AISI, pro forma data per share of ESI Common Stock, and equivalent pro forma data per share of AISI Common Stock after giving effect to the proposed Merger on a pooling-of-interests accounting basis, assuming the Merger had been effective during all the periods presented. The pro forma equivalent data for AISI are based on the historical amounts per share, multiplied by the Conversion Ratio. The data should be read in conjunction with the consolidated financial statements and notes thereto and other financial information with respect to ESI and AISI incorporated by reference into or set forth elsewhere in this Prospectus/Information Statement, and such data are qualified in their entirety by reference thereto. See "Incorporation of Certain Documents by Reference."

                                                                              May 31                      August 31,
                                                                ----------------------------------        ----------
                                                                 1995          1996           1997           1997
                                                                 ----          ----           ----           ----
ESI Common Stock(1)
Net Income (loss) per share:(2)
         Historical. . . . . . . . . . . . . . . . . .          $1.49          $1.86          $2.27          (0.39)
         Pro forma combined. . . . . . . . . . . . . .           1.54           1.91           1.81          (0.17)
Book value per share at period-end(3):
         Historical. . . . . . . . . . . . . . . . . .          10.49          12.49          14.69          15.07
         Pro forma combined. . . . . . . . . . . . . .           9.66          11.61          13.35          13.86

AISI Common Stock(1)
Net income (loss) per share:(2)
         Historical. . . . . . . . . . . . . . . . . .           0.48           0.59          (0.46)          0.47
         Pro forma equivalent. . . . . . . . . . . . .           0.47           0.58           0.55          (0.05)
Book value per share at period-end(3). . . . . . . . .
         Historical. . . . . . . . . . . . . . . . . .           1.49           2.11           1.67           2.04
         Pro forma equivalent. . . . . . . . . . . . .           2.95           3.54           4.07           4.23

------------------------------
(1) Neither ESI nor AISI paid any cash dividends for any of the periods presented.

(2) Represents the 12 months ended May 31, 1995, 1996 and 1997 and three months ended August 31, 1997 for ESI combined with the twelve months ended June 30, 1995, 1996, and 1997 and three months ended August 31, 1997 for AISI.

(3) Represents May 31, 1995, 1996 and 1997 and August 31, 1997 for ESI and June 30, 1995, 1996 and 1997 and August 31, 1997 for AISI.

                               MARKET AND MARKET PRICES
                                   FOR COMMON STOCK

    ESI Common Stock is traded on the Nasdaq National Market under the symbol "ESIO." The information presented in the table below represents the high and low sales prices per share for ESI Common Stock for the periods indicated.
On September 26, 1997, the last full trading day prior to public announcement of the Merger, the last sale price for ESI Common Stock was $56, and on _______, 1997 the last full trading day for which quotations were available as of the date of this Prospectus/Information Statement, the last sale price for ESI Common Stock was ___. Following the Merger, ESI Common Stock will continue to be traded on the Nasdaq National Market.

    There is no established public trading market for AISI Common Stock.


FISCAL
 YEAR                                                      ESI COMMON STOCK
 ----                                                      ----------------

1995                                                      High          Low

    First Quarter. . . . . . . . . . . . . . . . . . .   $13-3/4       $8-5/8

    Second Quarter . . . . . . . . . . . . . . . . . .    20-1/4       12-1/4

    Third Quarter. . . . . . . . . . . . . . . . . . .    23-1/4       17-1/2

    Fourth Quarter . . . . . . . . . . . . . . . . . .    29-5/8       18-3/4

 1996

         First Quarter . . . . . . . . . . . . .     39-3/4         24-5/8

         Second Quarter. . . . . . . . . . . . .     41-1/2         24-1/2

         Third Quarter . . . . . . . . . . . . .     30-1/2         18-3/4

         Fourth Quarter. . . . . . . . . . . . .     28-3/4         16-3/4


 1997

         First Quarter . . . . . . . . . . . . .     27-1/4         15-1/2

         Second Quarter. . . . . . . . . . . . .         26         17-1/4

         Third Quarter . . . . . . . . . . . . .     31-3/4         22-1/2

         Fourth Quarter. . . . . . . . . . . . .     39-1/4         23-3/4

1998

         First Quarter . . . . . . . . . . . . .     52-15/16           35


    ESI has not paid any cash dividends on ESI Common Stock during the last five fiscal years. ESI intends to retain its earnings for its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

    AISI has never paid any cash dividends on AISI Common Stock and has no intention of paying cash dividends in the foreseeable future.

    AISI SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR ESI COMMON STOCK. NO ASSURANCE CAN BE GIVEN CONCERNING THE MARKET PRICE FOR ESI COMMON STOCK BEFORE OR AFTER THE DATE ON WHICH THE MERGER IS CONSUMMATED. THE MARKET PRICE FOR ESI COMMON STOCK WILL FLUCTUATE BETWEEN THE DATE OF THIS PROSPECTUS/INFORMATION STATEMENT AND THE DATE ON WHICH THE MERGER IS CONSUMMATED AND THEREAFTER.


                          AISI SHAREHOLDERS WRITTEN CONSENT

    Approval of the Merger by AISI's shareholders will be by written consent of the holders of at least a majority of the outstanding shares of AISI Common Stock, in lieu of a shareholders meeting. Consents will be obtained only from the five largest AISI shareholders, who hold in the aggregate in excess of 70 percent of the outstanding shares of AISI Common Stock. All of the five largest shareholders have voting or observer representation on the AISI board of directors, which unanimously approved the Merger. There will be no general solicitation of consents, and this Prospectus/Information Statement will be provided to all AISI shareholders other than the five largest shareholders solely for informational purposes.

    Directors, officers and employees of AISI will communicate in person or by telephone with the five largest AISI shareholders regarding the consents, without additional compensation. Written consents given may be revoked until AISI obtains written consents from the holders of at least a majority of the outstanding shares of AISI Common Stock and the notice required by the Michigan

Business Corporation Act has been mailed to all AISI shareholders. Consents may be revoked by duly executing a later written revocation and delivering it to AISI, Attention: Corporate Secretary, at 3923 Ranchero Drive, Ann Arbor, MI 48108.

                                      THE MERGER

DESCRIPTION

    Under the Merger Agreement, Asteroid Merger Corp. ("Merger Corp."), a wholly-owned subsidiary of ESI formed for this purpose, will be merged with and into AISI, with AISI continuing as the surviving corporation. At the Effective Time, each outstanding share of AISI Common Stock will be converted into the right to receive a number of shares that corresponds to the Conversion Ratio.


BACKGROUND OF THE MERGER

    ESI uses high performance machine vision in its semiconductor yield improvement product. ESI's management has long pursued a strategy to increase the speed and accuracy of machine vision in semiconductor yield improvement products. Also, ESI is enhancing the value of other ESI product lines with machine vision and creating vision products which could be sold to other end-users and original equipment manufacturers ("OEMs").

    The first step in implementing this strategy was the purchase of certain assets of Intelledex, Inc. in June 1991. In July 1992, Donald R. VanLuvanee, President and Chief Executive Officer, joined ESI. His experience includes incorporating machine vision into semiconductor assembly equipment over twenty years ago. For several years, he was the President of Kulicke & Soffa, Inc., the most significant customer of AISI. His experience and the previously expressed interest of ESI's Board of Directors in developing machine vision sales caused ESI to begin to focus in this area.

    The ESI Vision Products Division integrated its machine vision product into the ESI semiconductor yield improvement product in fiscal 1993. During fiscal 1994, ESI added key technical and sales personnel to increase its presence in the machine vision business. In July 1995 ESI acquired XRL, Inc., previously a competitor in the semiconductor yield improvement market, and added additional machine vision products and engineering personnel. In fiscal 1996, ESI purchased certain assets of Cybernetic Systems and Automation, Inc. and hired its founders to extend product offerings to the broader electronics industry. Cybernetic Systems and Automation, Inc. developed and sold products to inspect and align the solder paste applied to printed circuit boards.

    The machine vision industry has grown dramatically since ESI's Board of Directors approved the purchase of the former Intelledex assets. Machine vision capability in general and for solutions to specific problems is a fundamental requirement in a broad array of products used to make or assemble semiconductor and electronic products. ESI's vision-related sales have more than tripled from a small base since fiscal 1992; however, penetration of OEM accounts was limited. In late fiscal 1995, ESI's management decided to alter its general application, custom hardware focus and to begin to create specific vision products that run as software in a general purpose, PC-based environment. During fiscal 1996 and 1997, ESI concentrated its efforts on selling those products to OEM suppliers of semiconductor and electronics equipment. This effort has been modestly successful.

    AISI also has focused on forming OEM business arrangements for the key discrete steps in the manufacture of semiconductors and electronic printed circuit boards. AISI uses its machine vision technology to provide its OEM customers with well-defined competitive advantages. By selectively focusing on key customers, AISI seeks to achieve a premium price for the OEM's product, which allows AISI the opportunity to maximize the value of its vision products.

    AISI has long term OEM relationships with Universal Instruments, Philips, and Kulicke & Soffa. New OEMs include Canon, Toshiba Automation, Sanyo Silicon, Samsung Aerospace, and Haitai Electronics. In 1996, $13.2 million of systems were sold to these eight customers. Motorola, Intel, Siemens, Samsung Electronics, Ishikawajima-Harima Heavy Industries, Kyokuto Boeki Kaisha, Ltd. and Japan E-M have used AISI's systems for automating a variety of manufacturing operations. In 1996, $2.8 million of systems were sold to these seven accounts.

    In the OEM vision market, AISI is believed to be the second largest supplier and has been increasing its market share. However, it is considerably smaller than the market leader in total sales. The size of a vision supplier is an issue for large OEM's and semiconductor companies, and it is preferable for the supplier to be a public company.

    Between 1981 to 1989, AISI received $23 million of equity funding. For several years the shareholders had anticipated a merger or a public sale of equity securities. These considerations, combined with the growth and profitability of the past five years, and the desire of AISI's shareholders for liquidity, resulted in the objective to either successfully complete an initial public offering of the Company's stock or merge AISI into a public company whereby significant operating synergies would be created between AISI and that company.

    In July 1995 and periodically through the remainder of the calendar year Joseph L. Reinhart, Director of Business Development for ESI and Robert D. Pavey, Chairman of the Board of AISI had discussions regarding the combination of AISI and ESI. During these discussions Mr. Pavey noted that AISI was examining several business and financial options including selling the company and offering shares to the public. Concurrently, ESI recognized its need to focus on developing electronic industry OEM accounts and the value of a high performance machine vision system.

    ESI and AISI first considered the possibility of a combination of the two companies in July 1995. At the time, AISI was investigating several business options, including selling the company or conducting an initial public offering. Later that year, AISI selected underwriters and commenced the process of going public. However, the process was postponed in October 1995, as the shares of other technology companies began to decline in value and the outlook for business conditions became more uncertain.

    In January 1996, AISI and ESI agreed to commence preliminary discussions regarding the merger of AISI into ESI. Ultimately, after many meetings and considerable due diligence, each party concluded that a merger would be mutually beneficial; on May 13, 1996, the parties executed an Agreement of Reorganization and Merger. However, the merger was not completed, because a major customer of

AISI reduced its order forecast, materially reducing the value of the merger to ESI's shareholders.

    In July 1997, AISI and ESI re-examined the possibility of effecting a business combination between the two companies. At the time, AISI had received a proposal from another publicly traded company; the Board of Directors of AISI met on several occasions to consider the proposal, and on September 12, 1997, AISI rejected the proposal and made a counter-proposal. While AISI awaited a response to its counter-proposal, a merger offer was received from ESI. In meetings on September 19, 26, 27 and 29, 1997, AISI's Board of Directors met to consider the ESI offer; the discussion also included full consideration of the competing proposal, as modified to reflect the terms proposed in AISI's counter-proposal. The Board of Directors of AISI concluded that the Merger with ESI would be in the best interest of its shareholders. ESI's Board of Directors met to discuss the proposed merger on September 19, 1997. After considering a number of factors, including the ability of the combined businesses to serve customers in the electronics industry, the potential operating and financial performance of the combined businesses, and the extent to which AISI's business complements ESI's business, the Board of Directors approved the Merger. On September 29, 1997, following approval of AISI's Board of Directors, the Merger Agreement was executed by ESI and AISI.

REASONS FOR THE MERGER

GENERAL

    The Merger will effect a combination of AISI's business with ESI's business on terms that have been carefully considered by the Boards of Directors of each of AISI and ESI and which are believed by them to be fair and equitable to their respective shareholders. The Merger Agreement is the result of arm's length negotiations between AISI and ESI and represents a consideration of many factors, including a judgment as to the nature and potential of the businesses in which the companies are engaged and a judgment as to the potential for the combined operations.

    The Boards of Directors of AISI and ESI each believe that the activities of the companies are compatible and that the Merger will enhance the product development potential of the combined operations.


ESI'S REASONS FOR THE MERGER

    The Merger is expected to add to ESI's ability to serve the expanding capital equipment needs of its global, multi-national customers in the electronics industry. All electronic products are subject to markets which demand higher performance or lower cost over time. Machine vision improves the quality and increases the efficiency of electronic device production. The strengths of greater technical resources and worldwide selling and customer support presence will uniquely position the combined business of ESI and AISI to enhance or add machine vision in all aspects of semiconductor fabrication and the assembly of electronic devices. The Merger also offers the possibility of achieving improved operating efficiencies through elimination of duplicate efforts.

    The Board of Directors of ESI believes the combined business of ESI and AISI will have the potential to realize increased market share and improved operating and financial performance compared to the two entities operated independently. In addition to the above benefits, the Board of Directors of ESI has identified the following potential benefits for ESI's shareholders:

* AISI develops and supplies high performance machine vision systems targeted at the OEM electronics industry, providing a complement to ESI's existing product offering and the vision requirements of ESI's customers.

* The addition of AISI to ESI will result in the combined business being among the recognized suppliers to the machine vision market. Due to the relative size of the machine vision market in comparison to the other markets served by ESI, the combined business will offer ESI substantial opportunity to increase the size of its overall business through effective utilization of combined resources.

* The majority of AISI's revenues have been from domestic customers, whereas the majority of ESI's revenues have been from off-shore customers. The combined business will benefit from complementary distribution strengths.

AISI'S REASONS FOR THE MERGER

    In 1995, after several years of profitability, AISI explored options to provide market liquidity to its shareholders and increase value, including an initial public offering and merger with a public company. AISI first opted for a public offering, but ultimately decided against proceeding with the offering because of customer and market uncertainty. AISI then considered merger options, including a merger with ESI. Among the factors considered were: the price that could be obtained for AISI's common stock; synergies between AISI and ESI; future appreciation in the value of the stock of ESI's Common Stock; the business, results of operations, asset quality and financial condition of ESI; the ability to account for the Merger as a pooling of interests; the qualification of the Merger as a tax-free reorganization; and the speed with which the Merger could be completed. After considering all these factors, the Board of Directors of AISI concluded that the Merger would provide the desired market liquidity and the best prospect for increasing long-term value for AISI shareholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material U.S. federal income tax consequences of the Merger that are generally applicable to ESI, Merger Corp., AISI and holders of AISI Common Stock. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder (including final, temporary or proposed), and current administrative rulings and court decisions as of the date of this Prospectus/Information Statement, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein.

    The following discussion is intended only as a summary of the material principal U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects. In particular, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular AISI shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, corporations, trusts, financial institutions, insurance companies, tax-exempt organizations, or AISI shareholders who are subject to the "golden parachute" provisions of the Code, who hold their shares as part of a "straddle" or "conversion transaction," who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. The discussion also does not address the effects of the Merger on holders of AISI Options. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of AISI Common Stock are acquired or shares of ESI Common Stock are disposed of. This discussion assumes that the AISI shareholders hold their AISI Common Stock as capital assets within the meaning of Section 1221 of the Code.

    EACH AISI SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

    The Merger is intended to qualify as a reorganization under U.S. federal income tax law. It is a condition to the obligations of ESI to consummate the Merger that Brouse & McDowell, counsel to AISI, render to ESI at the Closing an opinion that the Merger, if consummated on the terms of the Merger Agreement as described in this Prospectus/Information Statement, will constitute a reorganization under Section 368(a)(1)(A) and (a)(2)(E) of the Code and ESI, AISI and Merger Corp. will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel has relied in part upon certain written representations, warranties and covenants of ESI, AISI, and certain shareholders of AISI.

    No ruling has been sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger, and the opinion of counsel is not binding on the Internal Revenue Service or any court. There is no assurance that the IRS will not successfully assert a contrary position.

    The opinion of counsel will provide that the Merger, as a tax-free reorganization, will have the following federal income tax consequences for AISI shareholders, AISI and ESI:

    (1) No gain or loss will be recognized by the shareholders of AISI upon the exchange of all of their AISI Common Stock for ESI Common Stock (including any fractional share interests).

    (2) Each shareholder of AISI receiving cash in lieu of a fractional share interest in ESI Common Stock in the Merger will be treated as if such shareholder actually received the fractional share interest and the fractional share interest was subsequently redeemed by ESI. The deemed redemption will be treated as a distribution not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code. The cash to be received by each such shareholder will be treated as a distribution in full payment in exchange for the shareholder's fractional share interest under Section 302(a) of the Code. Gain or loss will be recognized measured by the difference between the amount of cash received and the basis of the AISI Common Stock surrendered therefor, properly allocated to the fractional share interest.

    (3) The tax basis of ESI Common Stock (including ESI Common Stock considered as received in respect of any fractional share interest) to be received by a shareholder of AISI in the Merger will be the same as the basis of the AISI Common Stock surrendered in exchange therefor.

    (4) The holding period of ESI Common Stock (including ESI Common Stock considered as received in respect of any fractional share interest) to be received by a shareholder of AISI in the Merger will include the period during which the AISI Common Stock exchanged for such ESI Common Stock was held by such shareholder of AISI.

    (5)  No gain or loss will be recognized by AISI as a result of the Merger.

    (6) No gain or loss will be recognized by either ESI or Merger Corp. as a result of the Merger.


ACCOUNTING TREATMENT

    The Merger is expected to be treated as a "pooling of interests" for accounting purposes. This accounting method permits the recorded assets and liabilities of both ESI and AISI to be carried forward to the surviving corporation at their recorded historical amounts and no recognition of goodwill in the combination is required of either company in the Merger.

    As a condition to the Merger, ESI and AISI shall have each received an opinion of Arthur Andersen LLP, independent public accountants, to the effect that, based upon certain material facts and certain representations and warranties described in such opinion, the Merger will qualify for treatment as a pooling of interests.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Pursuant to certain Shareholders' Agreements dated February 17, 1984, and January 18, 1985 and a certain Agreement dated July 24, 1987, several shareholders of AISI's Common Stock are required to vote any voting securities of AISI that they may own at any time for the election as directors of the designees of certain shareholders of AISI Common Stock. These arrangements will terminate on or prior to the Merger.

    Under the original terms of the Options granted pursuant to AISI's 1989 Incentive Stock Option Plan, its 1991 Incentive Stock Option Plan, its 1992 Incentive Stock Option Plan, its 1995 Incentive Stock Option Plan, and the three non-qualified stock option agreements between AISI and Barry Borgerson (dated May 4, 1993), Dale Compton (dated April 10, 1990) and Jon G. Ehrmann (dated
July 30, 1990) (collectively, the "AISI Stock Plans"), a portion of all outstanding Options, whether or not vested, will automatically become vested and exercisable upon a change in control (as defined therein). The consummation of the Merger will constitute a change in control for purposes of such agreements. For James E. Anderson, President and Chief Executive Officer of AISI, and Jon G. Ehrmann, Chief Financial Officer of AISI, their option vesting will accelerate by 40 percent, and for all other optionees option vesting will accelerate by 20 percent. Additionally, pursuant to the Merger Agreement, each Option granted under the AISI Stock Plans which is outstanding and unexercised immediately prior to the Effective Time will be converted at the Effective Time into, and will become, a stock option to purchase ESI Common Stock and will continue to be governed by the terms of the AISI Stock Plans as assumed. See "The Merger Agreement--Treatment of AISI Stock Options."

    The Merger will constitute a change of control for the purposes of the AISI Stock Plans, and will have the effect of accelerating the vesting of a portion of Options granted to various persons under those plans. The chart below details the effects of such accelerated vesting for AISI officers, expressed as shares of ESI Common Stock.

                                                     Total Number of
                                                    Options For Which
                                                     Vesting Will Be                      Approximate
                                                       Accelerated                         Value Of
                              Scheduled Dates      (Expressed In Shares     Exercise      Accelerated
Employee                    For Option Vesting       ESI Common Stock)       Price $        Options
--------                    ------------------     --------------------     --------      -----------
James E. Anderson           August 7, 2000                 3,050             $13.11         $135,756

Stephen S. Wilson           August 7, 2000                   610             $13.11         $ 27,151

Donald Redding              April 26, 2000                 1,830             $13.11         $ 81,454
                            August 7, 2000                   610             $13.11         $ 27,151

Jon G. Ehrmann              August 7,2000                  1,220             $13.11         $ 54,302

Philip White                July 7, 1999                   2,669             $13.11         $118,787

Yvette Puskarich            October 25, 1999               1,220             $13.11         $ 54,302
                            April 26, 2000                   458             $13.11         $ 20,363


* The values shown reflect the difference between the aggregate value of the shares of ESI Common Stock subject to Options based upon the closing price on September 23, 1997 of $57.63 per share of ESI Common Stock, less the aggregate exercise price under such Options.

    All shares of ESI Common Stock to be issued pursuant to exercise of the AISI Options are included in the total 1,400,000 shares of ESI Common Stock to be issued in connection with the Merger. If all outstanding AISI Options were to be exercised after the Merger, ESI would receive proceeds of approximately $2.3 million.

    The Merger Agreement provides that ESI will, or will cause the surviving corporation to, subject to the conditions set forth in the Merger Agreement, continue in effect AISI's directors and officers liability insurance policy (or any equivalent therefor) for officers and directors of AISI immediately prior to the Merger.


REGULATORY MATTERS

    Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division, and the specified waiting period requirements has expired. ESI and AISI each will file notification and report forms under the HSR Act with the FTC and the Antitrust Division on September 30, 1997. The waiting period under the HSR Act is expected to expire on October 29, 1997. At any time before or after consummation of the Merger, the FTC, the Antitrust Division, state attorneys general or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of ESI or AISI.


DISSENTER RIGHTS

    Pursuant to Section 407 of the Michigan Business Corporation Act ("MBCA"), it is expected that certain persons who collectively hold more than a majority of the outstanding shares of AISI Common Stock will consent in writing to the proposed Merger. If the Merger is consummated, MBCA Sections 761 through 774 permit any holder of AISI Common Stock who did not join in the written consent to demand payment of the fair value of his shares of AISI Common Stock, in lieu of receiving shares of ESI's Common Stock pursuant to the Merger. The text of MBCA Sections 761 through 774 is attached as Annex B hereto and incorporated herein by reference. The description of dissenters' rights contained in this Prospectus/Information Statement is qualified in its entirety by reference to those sections of the MBCA which are attached hereto as Annex B.

    Each person entitled to dissenter's rights has received with this Prospectus/Information Statement that certain Notice of Shareholders of Applied Intelligent Systems, Inc., of Certain Actions Taken by Written Consent and
Section 766 Notice to Dissenting Shareholder (the "Notice"). The Notice explains the action taken by written consent and sets forth the procedure that must be followed by any AISI shareholder who wishes to dissent and receive payment for his shares in lieu of ESI common stock. The Notice is accompanied by a copy of MBCA Sections 761 through 774 and a payment demand form which must be returned in accordance with the instructions provided in the Notice no later than ______________, 1997.

    A holder of AISI Common Stock who wishes to dissent must make a written demand and deposit his certificates in accordance with the terms of the Notice. The demand must include the information specified in the Notice and must be received by AISI by the date specified above.

FAILURE TO FOLLOW THE PROCEDURE SET FORTH IN SECTIONS 761 THROUGH 774 REGARDING DISSENTERS' RIGHTS, ATTACHED AS ANNEX B, INCLUDING WITHOUT LIMITATION TIMELY RETURN OF THE PAYMENT DEMAND FORM AND ANY CERTIFICATES EVIDENCING OWNERSHIP OF SHARES OF AISI COMMON STOCK, WILL CONSTITUTE A WAIVER OF SUCH RIGHTS.


                                 THE MERGER AGREEMENT

    The following paragraphs summarize, among other things, the material terms of the Merger Agreement, which is attached hereto as Annex A and incorporated by reference herein. Recipients of this Prospectus/Information Statement are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

EFFECTIVE TIME OF THE MERGER

    As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, the parties thereto will file certificates of merger with the Secretaries of State of both Oregon and Michigan. The Merger will become effective upon the later of such filings (the "Effective Time").

CONVERSION OF SHARES

    At the Effective Time, each outstanding share of AISI Common Stock will be converted into the right to receive a number of shares of ESI Common Stock that corresponds to the Conversion Ratio. Merger Corp. will merge with and into AISI, with AISI as the surviving corporation. First Chicago Trust Company of New York has been designated as the transfer agent ("Transfer Agent") in the Merger.

    As promptly as practicable after the Effective Time, ESI will cause the Transfer Agent to mail to each AISI shareholder, who is a shareholder of record as of the Effective Time, transmittal material for use in exchanging certificates of AISI Common Stock for certificates of ESI Common Stock. The transmittal materials will contain information and instructions with respect to the surrender of AISI Common Stock certificates in exchange for new certificates representing ESI Common Stock and cash in payment for any fractional shares resulting from the exchange.

    The form of transmittal letter to be signed by each AISI shareholder provides for, among other things, transmittal of such shareholder's shares of AISI Common Stock to the Transfer Agent, agreement to the indemnification provisions contained in the Merger Agreement, agreement to the Escrow and the Escrow Agreement and the appointment of the Shareholder Representatives.

    The transmittal package also will include a form of stock power to be endorsed in blank by each AISI Shareholder with respect to the shares of ESI Common Stock subject to the Escrow. See "The Merger Agreement--Indemnity and Escrow Agreement."

    AISI SHAREHOLDERS SHOULD NOT SURRENDER ANY AISI COMMON STOCK CERTIFICATES UNTIL THE LETTER OF TRANSMITTAL AND OTHER DOCUMENTS DESCRIBED ABOVE HAVE BEEN RECEIVED.

    Fractional shares of ESI Common Stock will not be issued in the Merger. Instead, each shareholder of AISI who would otherwise be entitled to a fraction of a share will receive, in lieu thereof, an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction and the Average Sales Price. For this purpose "Average Sales Price" means the average of the high and low prices of ESI Common Stock, as reported in THE WALL STREET JOURNAL, for the trading day immediately preceding the Closing Date.

TREATMENT OF AISI STOCK OPTIONS

    The terms and provisions of the Options will continue in full force and effect following the Merger. At the Effective Time, each Option will be assumed by ESI and will be converted into an option to purchase the whole number of shares of ESI Common Stock corresponding to the number of shares of AISI Common Stock which the holder of the Option would have been entitled to receive had such holder exercised the Option in full immediately prior to the Effective Time

(whether or not such Option would then have been exercisable), which number of shares will be equal to the product (rounded to the nearest whole number) of (x) the number of shares of AISI Common Stock for which such Option is exercisable MULTIPLIED BY (y) the Conversion Ratio. The exercise price per share will be redetermined by dividing the per share exercise price immediately prior to the Effective Time by the Conversion Ratio. If all outstanding AISI Options were to be exercised after the Merger, ESI would receive aggregate proceeds of approximately $2.3 million.

    The term, exercisability, vesting schedule, status as an "Incentive Stock Option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Options will to the extent permitted by law and otherwise reasonably practicable be unchanged; each Option which is an Incentive Stock Option will be adjusted in accordance with the requirements of Section 425(a) of the Code so as not to constitute a modification, renewal or extension of the Option within the meaning of Section 424 of the Code. Continuous employment with AISI will be credited to the optionee for purposes of determining the vesting of the number of shares of ESI Common Stock subject to exercise under the optionee's converted Option after the Effective Time.

RESALE OF ESI COMMON STOCK

    A condition to ESI's obligations under the Merger Agreement, among others, is that certain of the "major" shareholders of AISI and other AISI shareholders who are other "affiliates" of AISI will have delivered letters confirming their understanding and agreement that they will not, among other things, sell, transfer or otherwise reduce their interest in the shares of ESI Common Stock they receive in the Merger or reduce their risk relating thereto until after ESI has published financial results covering at least the 30 days of combined operations occurring after the Closing Date. This restriction also applies to all other AISI shareholders receiving ESI Common Stock in the Merger and the stock certificates for ESI Common Stock will contain a legend about this restriction.

    In addition, the "major" AISI shareholders and AISI shareholders who are "affiliates" of AISI have agreed that they will not sell or otherwise dispose of any shares of ESI Common Stock unless such sale or disposition is permitted pursuant to the provisions of Rule 145 under the Securities Act, is otherwise exempt from registration under the Securities Act, or is effected pursuant to a registration statement under the Securities Act.

AISI'S CONDUCT OF BUSINESS PENDING THE MERGER

    Pending the consummation of the Merger, AISI has agreed to carry on its business in the ordinary and usual manner and not to take any of the following actions without the prior written consent of ESI: (a) amend its Articles of Incorporation or Bylaws; (b) enter into any new agreements that have the effect of increasing compensation or benefits payable to its officers or employees, other than indemnification agreements with its officers and directors on terms consistent with the provisions of AISI's Articles of Incorporation and Bylaws;
(c) change its authorized capitalization; (d) declare, set aside or pay any dividends; (e) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class other than pursuant to the exercise of AISI stock options outstanding on June 30, 1997; (f) redeem, purchase or otherwise acquire any shares of its capital stock, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it, liquidate or sell or dispose of any of its assets, or close any plant or business operation; (g) incur, assume or guarantee any indebtedness, or modify or repay any existing indebtedness; (h) enter into any transaction, make any commitment (whether or not subject to the approval of the Board of Directors of AISI) or modify any contracts or take or omit to take any action which could be reasonably anticipated to have a material adverse effect on the business, properties, financial condition or results of operations of AISI; (i) transfer, lease, license, guarantee, sell, mortgage, pledge, or dispose of, any property or assets (including without limitation any intellectual property), encumber any property or assets or incur or modify any liability, other than the sale of inventory in the ordinary and usual course of business; (j) authorize capital expenditures other than in the ordinary course of business, form any subsidiary, or make any acquisition of, or investment in, assets or stock of any other person or entity; (k) make any tax election; (l) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or renewed without prior notice to ESI; (m) change its method of accounting as in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred with by the AISI's independent auditors, or change its fiscal year; (n) conduct any transactions which, in the opinion of ESI or Arthur Andersen LLP, could disqualify the Merger for pooling of interests accounting; or (o) authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (n) above.

NONSOLICITATION OF ALTERNATIVE TRANSACTIONS

    AISI has agreed that it will not directly or indirectly encourage, initiate or solicit any inquiries or the submission of any proposals or offers from any person relating to any merger, consolidation, sale of all or substantially all of its assets or similar business transaction involving AISI (each, an "Acquisition Transaction"). AISI has further agreed that is will not participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise assist or participate in, any attempt by any third party to propose or effect any such transaction. Notwithstanding, nothing in the Merger Agreement is intended to prohibit (i) AISI from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that (a) the Board of Directors of AISI determines in good faith, upon advice of legal counsel, that such action is required for the directors of AISI to fulfill their fiduciary duties and obligations under Michigan law and
(b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, AISI provides immediate written notice to ESI to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, or (ii) the Board of Directors of AISI from acting to withdraw or modify its approval of the Merger following receipt of an unsolicited proposal for an Acquisition Transaction if it determines in good faith, upon advice of legal counsel, that such action is required for the directors of AISI to fulfill their fiduciary duties and obligations under Michigan law.


CORPORATE STRUCTURE AND RELATED MATTERS AFTER THE MERGER

    At the Effective Time, Merger Corp. will be merged with and into AISI. As a result, the separate corporate existence of Merger Corp. will cease and AISI will be the surviving corporation. From and after the Effective Time, the Board of Directors and officers of Merger Corp. in office immediately before the Effective Time will be the Board of Directors and officers of the surviving corporation.

    Each share of Common Stock of Merger Corp. issued and outstanding immediately prior to the Effective Time will be converted into one share of the surviving corporation.

    Prior to or at the closing of the Merger Agreement, AISI will cause each of its employees who will become employees of the surviving corporation to sign a confidentiality and noncompetition agreement in the form signed by ESI's employees.

    Prior to or at the closing of the Merger Agreement, ESI, certain AISI shareholders and the Shareholder Representatives will execute the Escrow Agreement and will cause an Escrow Agent to also execute the Escrow Agreement. At the Effective Time one-tenth of the shares of ESI Common Stock that otherwise would be delivered to the AISI shareholders will be delivered to the Escrow Agent and held by the Escrow Agent subject to the indemnity and escrow arrangements described below. See "The Merger Agreement--Indemnity and Escrow Agreement."

CERTAIN COVENANTS

    The Merger Agreement contains mutual covenants of ESI and AISI to use their reasonable best efforts to secure all consents and approvals required for the Merger and to cooperate with respect to publicity.

    In addition to covenants relating to the conduct of its business described above (see "The Merger Agreement--AISI's Conduct of Business Pending the Merger"), AISI also covenants to give ESI and its agents access to AISI and its book and records, to timely make all necessary filings to be made by it under the Hart-Scott-Rodino Act, to obtain necessary shareholder approvals and to provide information in connection with the preparation of this Prospectus/Information Statement.

    ESI covenants (a) to not take or omit to take any action that could reasonably be anticipated to have a material adverse effect on ESI, (b) to take necessary actions in connection with the filing and effectiveness of this Registration Statement, (c) to promptly list up to 1,200,000 shares of ESI Common stock in the Nasdaq National Market System, (d) to timely make all necessary filings to be made by it under the Hart-Scott-Rodino Act, (e) after the Effective Time, to issue stock certificates representing shares of ESI Common Stock to be issued in the Merger, (f) to register the ESI Common Stock issuable upon exercise of the Options on SEC Form S-8, and (g) for a period of two years after the Effective Time, to continue in effect the present AISI directors and officers insurance policies.

    Merger Corp. covenants to not engage in any corporate activity other than the Merger and other transactions contemplated under the Merger Agreement.

CONDITIONS TO THE MERGER

    Consummation of the Merger is subject to the satisfaction of various conditions, including (a) expiration or termination of the waiting period under the Hart-Scott-Rodino Act; (b) no order, decree or injunction that would prevent consummation of the Merger; (c) no material adverse change in the businesses of

ESI or AISI; (d) AISI Shareholder approval of the Merger; (e) registration of up to 1,200,000 shares of ESI Common Stock under the Securities Act of 1933 and listing on the Nasdaq National Market System; (f) opinion of counsel with respect to tax and other matters; (g) opinion of Arthur Andersen LLP with respect to treatment of the Merger as a "pooling of interests"; (h) delivery to ESI by certain persons and entities who are affiliates of AISI of affiliate representation letters containing certain representations and warranties with respect to such person's ownership of AISI Common Stock and certain representations, warranties and covenants with respect to the shares of ESI Common Stock to be acquired by such persons or entities; (i) a physical count of all AISI tangible assets as of a mutually agreed date; (j) delivery to ESI of confidentiality agreements by all continuing employees;
(k) satisfactory completion of ESI's due diligence; (l) accuracy of representations and warranties; and (m) receipt by ESI of an opinion regarding the fairness of the transaction to ESI shareholders, from a financial point of view.

INDEMNITY AND ESCROW AGREEMENT

    The Merger Agreement provides for indemnification of ESI and Merger Corp. by each AISI shareholder, pro rata and to the extent of such shareholder's shares of ESI Common Stock delivered to the Escrow Agent pursuant to the Merger Agreement and the Escrow Agreement, for and against (a) any losses, costs, expenses, damages and liabilities, including reasonable attorneys' fees (collectively, "Damages"), incurred by ESI, Merger Corp. or the surviving corporation by reason of or arising out of any inaccuracy in any representation or warranty or the breach of any covenant of AISI made in the Merger Agreement, and (b) any Damages (excluding, in this instance, attorneys' fees) incurred in connection with the prosecution, defense of counterclaim or settlement of certain litigation involving AISI.

    The Merger Agreement further provides that 10% of each AISI shareholder's shares of ESI Common Stock to be received in the Merger, rounded down to the nearest full share, will be delivered to the Escrow Agent and be subject to the terms of the Escrow.

    Claims for indemnification must be made under the indemnity during the first nine months following the Closing Date. No liability exists under the indemnity for the first $100,000 of any claim. In addition, reserves against probable contingencies existing on AISI's balance sheet as of the Closing Date must be used before any claim (excluding claims related to representations regarding taxes) may be made.

    The Escrow will terminate as early as possible after the nine-month period if no claims are pending. If claims are pending at the end of the nine-month period, the Escrow must terminate not later than the anniversary of the Closing Date.

    In no event will any AISI shareholder have any liability in excess of the shares held in the Escrow.

TERMINATION; BREAKUP FEES

    The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, under the circumstances specified therein, including (i) by mutual written agreement of ESI and AISI; (ii) by either ESI or AISI, if the Merger shall not have been consummated by November 1, 1997 and if the terminating party has not caused the failure of the Merger to be consummated by its own willful failure to fulfill any of its material obligations under the Merger Agreement; (iii) by either ESI or AISI, if the shareholders of AISI do not approve the Merger by November 1, 1997; (iv) by either ESI or AISI if a court or a governmental agency prohibits, by order, decree, ruling or any other action, the transactions contemplated by the Merger Agreement; (v) by ESI if the AISI Board of Directors shall have withdrawn or modified in a manner adverse to ESI approval of the Merger, the Merger Agreement or the transactions contemplated thereby; (vi) by ESI if AISI or its representatives shall have taken actions to respond to unsolicited proposals or offers without providing prior notices and cooperation to ESI; and (vii) by AISI if the Board of Directors of AISI determines in good faith, upon advice of legal counsel, that such termination of this Agreement is required for the directors of AISI to fulfill their fiduciary duties and obligations under Michigan law.

    The Merger Agreement provides that AISI will pay a $3 million fee to ESI if the Merger Agreement is terminated because (i) AISI's shareholders do not approve the Merger, (ii) the AISI Board of Directors withdraws or modifies the approval of the Merger in a manner adverse to ESI or if AISI or its representatives respond to unsolicited proposals or offers in a manner not permitted by the Merger Agreement, or (iii) the AISI Board of Directors makes a determination, on advice of legal counsel, that to do so is required by the fiduciary duties of the directors under Michigan Law, and within one year after termination agrees to a transaction which results in a change in the beneficial ownership of more than 50 percent of the voting power of the capital stock of AISI.

    The Merger Agreement provides that ESI will pay a $3 million fee to AISI if the Agreement is terminated by ESI (except in circumstances where termination by ESI is permitted, as described above) even though all of the conditions to the obligations of ESI and Merger Corp. have been fulfilled.


FEES AND EXPENSES

    Except as set forth above (see "The Merger Agreement--Termination; Breakup Fees"), all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

    ESI will pay all fees and expenses, other than AISI's attorneys' fees, incurred in relation to the filing of the Prospectus/Information
Statement, the Registration Statement and any amendments or supplements thereto.

CONFIDENTIALITY

    Each party to the Merger Agreement has agreed to keep confidential, pursuant to the Confidentiality Agreements dated December 7, 1995 (in favor of AISI) and March 1, 1996 (in favor of ESI)(collectively, the "Confidentiality Agreements"), information provided to the other party pursuant to the Merger Agreement with respect to the business, properties and personnel of the party furnishing such information. The Confidentiality Agreements contain terms restricting the disclosure and use of confidential information exchanged between the two parties in evaluating the Merger and otherwise.

                              INFORMATION CONCERNING ESI

BUSINESS

    ESI provides electronics manufacturers with equipment necessary to produce key components used in wireless telecommunications, computers, automotive electronics, and many other electronic products. ESI believes it is the leading supplier of advanced laser systems used to adjust (trim) electronic circuitry and to improve the yield of semiconductor memory devices. ESI believes it is the leading producer of high-speed test and termination equipment used in the high-volume production of miniature capacitors. Additionally, ESI designs and manufactures machine vision products and electronic packaging systems for manufacturers of printed circuit boards, electronics and other products. ESI's products enable these manufacturers to reduce production costs, increase yields and improve the quality of their products. ESI's customers include manufacturers of: wireless telecommunication products (Ericsson, Motorola and Siemens); automotive electronics (Delco, Ford, Nippon-Denso and Siemens); miniature capacitors (Kemet, Kyocera/AVX, Murata, Philips, Samsung and TDK) and semiconductor memory devices (Fujitsu, Hitachi, Hyundai, IBM, Samsung and Texas Instruments).


ELECTRONICS INDUSTRY OVERVIEW

    The electronic content of telecommunications products, automobiles and personal computers continues to increase. For example, automobile manufacturers now routinely include electronic fuel ignition and other electronic systems in place of components that in the past were predominantly mechanical. In addition, markets for consumer-oriented electronic products such as cellular telephones, facsimile machines, pagers, camcorders and personal computers have developed rapidly as increasingly affordable products have been introduced. Demand for electronics manufacturing equipment is driven by the demand for electronic devices and circuits. Electronic components are used in virtually all electronic products, from inexpensive consumer electronics to the most sophisticated computers. These components are produced in very large unit volumes.

    The demands upon manufacturers to supply increasing quantities of electronic components have been accompanied by demands for increased complexity and reduced size. As electronic products become more powerful and portable, the devices and circuits in these products must be faster, smaller and more reliable. To achieve these attributes of higher performance, the electronic device manufacturers increase densities and tune the devices to precise electrical values. Manufacturers of cellular telephones, for example, must use miniaturized circuits to accommodate the size limitations of the finished product. These circuits must also operate within precise frequency specifications, typically requiring component values with less than 0.5 percent tolerance, in order for the existing cellular frequency bands to accommodate the expanding number of cellular users without interchannel interference.

    As electronic device densities and performance demands have increased, the manufacturers of capacitors and resistors, which are basic components of assembled electronic devices, have been compelled to reduce size and to improve performance of these individual components. The increasing miniaturization of these components makes production, testing and termination difficult.

    In addition to quantity, size and performance demands, a trend throughout the electronics industry is cost reduction. The highly competitive markets for electronic products create cost limitations at the consumer level, and result in cost pressure on component manufacturers. The manufacturers continuously seek to reduce device costs by improving throughput, yield and quality in device production.

OVERVIEW OF MARKETS, PRODUCTS AND STRATEGY

    Pagers, cellular telephones, personal computers and automotive electronics represent the largest end-market applications for electronic devices and circuits that are produced using ESI's systems. ESI's customers also serve a wide range of other electronic applications.

    ESI believes it is critical that each of its products provide the customer with measurable production benefits, such as improved yield, increased throughput, greater reliability, or increased flexibility, resulting in a high return on investment. ESI also designs its production systems with a migration path for system upgrade, thereby providing its customers flexibility to add capacity or improve product performance at a reasonable incremental cost.

    ESI believes it is the leading merchant equipment supplier to three specialized markets: laser trimming, miniature capacitor testing and production and semiconductor memory yield improvement. ESI also serves the machine vision and electronic packaging markets.

LASER TRIMMING SYSTEMS. ESI's laser trimming systems are used to tune the precise frequency of electronic circuits that receive and transmit signals in pagers, cellular telephones and other wireless devices. ESI's laser trimming systems are also used to tune automotive electronic assemblies such as engine control circuits.

    ESI's laser systems are used by manufacturers supplying the telecommunications, automotive, and consumer markets. Customers include Delco, Ericsson, Ford, IBM, Motorola, Nippon-Denso, KOA, Siemens, and Kyocera.

    The laser adjusts the electrical performance of an electrical product or assembly containing many circuits. The laser removes a precise amount of material from one or more components in the circuit to achieve the desired electrical specification for the entire product. This process is called "functional trimming," and is performed while the product or assembly is under power. For example, in pagers, laser trimming of a few selected components in the product is used to tune the electrical performance of the entire product to the desired frequency specification.

    ESI's systems also adjust the electrical performance of individual devices such as film resistors, resistor networks, capacitors and hybrid circuits. Laser trimming is required because the screening process used to manufacture resistors cannot cost effectively deposit material precisely enough to provide consistent electrical values. The trimming system can also be rapidly reprogrammed to trim devices of different values.

    The following chart summarizes the models, typical applications and key features of ESI's current laser trimming products:

---------------------------------------------------------------------------------------------------------------------
                                               ESI LASER TRIMMING PRODUCTS

                                                                                 Beam
                                                                             Positioning      Throughput      Work
                                                                              Resolution      (trims per      Area
Product                       Typical Application                             (microns)         second)      (inches)

  Model                 Surface mount capacitor and resistor
   4300                 trimming                                                2.50             50          4 x 4
  Model                 Test intensive, thick film,
   977                  functional trimming                                     1.55             50          3 x 3
  Model                 Thick film functional trimming                          1.27             50          3 x 3
   4990
  Model                 Chip resistor trimming                                  1.27            100          3 x 3
   907
  Model                 Thick/thin film functional trimming                     1.01             15          3 x 3
   4410
---------------------------------------------------------------------------------------------------------------------

TEST AND PRODUCTION SYSTEMS FOR MINIATURE CAPACITORS. ESI's product offering consists of automated test, production and handling equipment for manufacture of miniature multi-layer ceramic capacitors (MLCCs) which are used in very large numbers in nearly all types of electronic circuits. Large numbers of MLCCs are used in circuits that process analog signals or operate at high frequencies such as in video products (VCRs and camcorders), voice communication products, wireless telecommunication products and computers. Principal customers for ESI's MLCC test and production equipment are Kemet, Kyocera/AVX, Murata, Philips, Samsung and TDK.

    The worldwide miniature surface mount capacitor market is estimated to be approximately $4.5 billion (240 billion units) in 1997. Most of the leading producers are in Japan, led by Kyocera, Murata and TDK. ESI believes it is the leading merchant supplier of equipment to the MLCC industry for production of miniature capacitors. Production demands imposed by miniaturization are leading capacitor manufacturers to increasingly consider merchant equipment suppliers as an alternative to internal development of manufacturing equipment.

    As circuit sizes have shrunk, the size of commonly used miniature capacitors has also shrunk to as small as .04" x .02" x .01". These minute sizes and the high unit volumes place extraordinary demands on manufacturers. ESI's products combine high-speed, small parts handling technology with microprocessor-based systems to provide highly automated solutions for MLCC manufacturers. ESI's test and termination equipment and specialty handling tools perform a broad range of functions in the manufacturing process.

TEST. Virtually all capacitors are tested and sorted by capacitance (electrical energy storage) and dissipation (electrical energy leakage). ESI's equipment employs high-speed handling and positioning techniques to precisely load, test and sort capacitors based upon these electrical values.

TERMINATION. MLCCs are manufactured in a lamination process, layering conductive and insulation materials. ESI's microprocessor-based termination systems apply conductive material to the ends of surface mountable MLCCs, permitting connection of the device in a circuit. Chip Star, Inc., a subsidiary purchased on June 26, 1997, produces a fully automated product line for termination of MLCCs and capacitor arrays. These products, the CS 325A and CS 750, are capable of processing the smallest sized (.04 x .02) parts available on the commercial market.

HANDLING TOOLING. ESI offers a wide range of specialized production fixtures and tools for various stages of the manufacturing process, including a series of patented carrier plates capable of handling up to 8,000 devices per plate for termination application. The decreasing size and growing volumes of MLCCs produced cause manufacturers to continuously seek new tools and fixtures to improve throughput and handling efficiency.

    The following chart summarizes the models, typical applications and key features of ESI's current miniature capacitor test and production products:



                                            ESI MINIATURE CAPACITOR TEST AND PRODUCTION PRODUCTS

     Product                                      Application                                 Key Features
TEST SYSTEMS
 Models 16A and 18                     Tests capacitance, dissipation               High speed rotary tester with
                                       factor and voltage capability                throughput of up to 50,000
                                       for small (Model 18) and medium              parts/hour.
                                       (Model 16A) size MLCCs

Models 3002 and 3001 IR                Tests insulation resistance (IR)             High speed parallel tester with
                                       of MLCCs                                     throughput of up to 50,000
                                                                                    parts/hour. Model 3001 IR
                                                                                    includes automatic bulk loading.

Model 3300                             Test capacitance dissipation                 High speed rotary tester with
                                       factor and voltage capability                throughput of up to 180,000
                                       for small and medium size MLCCs;             parts/hour.
                                       tests insulation resistance
TERMINATION SYSTEMS
Models 2001 and 2020                   Electrical contact attachment                Microprocessor controlled
                                       on MLCCs                                     surface mount termination system
                                                                                    with throughput up to 130,000
                                                                                    parts/hour. Model 2020 includes
                                                                                    an integrated kiln.

Model 2007                             Electrical contact attachment                High productivity microprocessor
                                       on MLCCs                                     controlled surface mount
                                                                                    termination system with
                                                                                    throughput up to 470,000
                                                                                    parts/hour.

CS 325A                                Electrical contact attachment                Automated termination of
                                       on MLCCs                                     smallest size capacitors with
                                                                                    throughput up to 100,000.


CS 750                                 Electrical contact attachment                Automated termination of
                                       on MLCC arrays                               smallest size capacitor arrays
                                                                                    with throughput up to 50,000.
HANDLING TOOLING
Carrier Plates                         Plates to batch handle MLCCs for             Patented composite carriers to
                                       test and termination                         handle the full range of MLCC
                                                                                    sizes and up to 8,000 pieces per
                                                                                    batch.


Test Tooling  Test fixtures for use with    Permits precise location and
              ESI systems                   positioning of MLCCs during the
                                            test operation.
-----------------------------------------------------------------------------

    MEMORY YIELD IMPROVEMENT SYSTEMS. Memory yield improvement systems are used by nearly all manufacturers of dynamic random access memories (DRAMs) to increase production yields. Personal computers and high performance workstations are the largest market for semiconductor memory, although photocopiers, facsimile machines and telecommunications equipment represent products requiring increasing amounts of memory. Customers of ESI's memory systems include Fujitsu, LG, Hitachi, Hyundai, IBM, Motorola, NEC, Samsung, Siemens, and Texas Instruments.

         Memory device manufacturers use a laser process that removes defective circuit elements while programming spare elements to be replacements and thereby salvaging a memory device. Cost reductions and demand for higher capacity memory devices have led manufacturers to reduce the size of circuit elements while increasing the number of circuit elements per device. This increased density in memory devices has required leading edge semiconductor processes, resulting in lower manufacturing yields.

         The yield enhancement process begins with circuit designers adding extra or spare elements to the memory array. During the manufacturing process each device is tested to determine yield. When a defective element is identified, its location or address is recorded and given to ESI's laser system to effect a replacement or repair. The laser system positions a laser beam over connecting links to the defective element and cuts or breaks the electrical path. Replacements are added by programming the failed address into a new or spare element. Redundancy is used by every significant manufacturer of DRAMs and is increasingly being used by manufacturers of other semiconductor memory applications, such as SRAMs, DSPs, and other logic devices.

         ESI began shipments of the Model 9300 Laser Repair system in August 1996. This system features a patented laser system technology operating at a 1.3 micron wavelength that enables manufacturers to use metal links which are required for advanced memory devices. This system is recognized as the new industry standard for laser repair systems.

         ESI also offers the Model 1225ci and Model 9250 series systems. The Model 1225ci uses patented stage plus galvanometer beam positioning to provide throughput benefits, a small footprint, and a high cost performance ratio. It is used by manufacturers requiring increased capacity of four and sixteen megabit devices. The ESI Model 9250 series provides high throughput and high reliability for those manufacturers using poly-link materials, even for advanced memory devices.

    VISION SYSTEMS. ESI's vision systems combine advanced computer technology, proprietary software and optical equipment to reduce application development time and provide machine vision inspection that facilitates quality products and fast throughput. The Turbo HR+ vision system is integrated in ESI's laser memory repair systems and is also marketed independently to electronic and semiconductor industry customers for general purpose inspection, part position verification for manufacturing processes, wafer identification using OCR, measurement, alignment, machine guidance and assembly verification. Customers for ESI's vision products include Hewlett Packard and IBM.

    ELECTRONIC PACKAGING SYSTEMS. ESI provides a cost effective method for forming electrical connections between layers, called vias, in a multiple layer printed circuit board. Applications in this market include new generations of integrated circuits packages, multi chip modules, and high density circuit boards. The primary advantage of the technology is the ability to process very small vias in a wide variety of materials. Electronic industry materials include ceramic, traditional glass reinforced circuit boards, copper, and new organic compounds. Customers include Automata, Erricson, IBM, Johnson-Matthey/ACI, Sheldahl, Siemens and W.L. Gore.

    DRILLING PRODUCTS. The Model 5100, introduced in June 1996, is the current product being marketed, and features the capability to drill up to 10,000 micro-vias per minute. The Model 5100 includes a proprietary laser, operating in the ultraviolet region of the spectrum, which can cleanly cut copper and glass-reinforcement without damaging or burning organic materials. The system can form blind or through holes in all of the common circuit board materials and uses a unique real-time inner layer alignment to deliver high placement accuracy. In this way, the user can achieve the smallest pad dimensions enabling the routing of today's emerging high density packages.

    Dynamotion, a subsidiary purchased on June 9, 1997, produces computer-controlled drilling equipment which is sold to manufacturers of printed circuit boards (PCBs) and semiconductor packages. The drilling machines are used to produce thousands of very small holes, sometimes as small as .004" in diameter.

    Four product lines of computer-controlled drilling equipment are produced by Dynamotion: (1) DM 9400/9500 with a patented vacuum pre-load air bearing guiding design for the high-dynamic stability necessary for micro-drilling;
(2) Six-PAK-TM- with its new innovative design (economical, accurate, compact and extremely productive) for the commercial, high-volume PCB market; (3) Modular Systems offer the same characteristics as the DM 9400/9500 to the prototype and quick-turn market; and (4) Smart Drill-TM- with its patented vision optimization capability offers a fast, highly accurate method of optimizing and drilling for the most sophisticated multilayer board manufacturers.

ROUTING PRODUCTS. Dynamotion produces computer-controlled routers which are sold to computer manufacturers and manufacturers of PCBs. Routers are used to cut and shape individual PCBs out of panels. Currently, the two primary machining processes required to produce a PCB are routing and drilling. In contrast to a drill, which makes thousands of tiny holes on a PCB, the router cuts the shape of the PCB, the larger holes and special cavities for mounting of semiconductor die. The computer-controlled cuts made by the router can be very complex since the position of the cuts are pre-programmed in three axes.

    Newly emerging PCB chip carrier technology creates unusual demands on the routing process. Perfect registration of routed edges with respect to the circuitry features and the internal layers are required to successfully produce chip carriers. Very accurate depth control is necessary for cavity routing. Dynamotion produces two product lines of computer controlled routers: the SMART-TM- Driller/Router and the Six-PAK-TM- Router Drill.

SALES, MARKETING AND SERVICE

    ESI sells its products worldwide through direct sales and service offices located in or near:

Boston, Massachusetts
Dallas, Texas
Portland, Oregon
San Diego California
Santa Ana, California
Leiderdorp, Netherlands
London, United Kingdom
Munich, Germany
Nagoya, Japan
Paris, France
Seoul, Republic of Korea
Taipei, Taiwan
Tokyo, Japan

ESI serves customers in approximately 30 additional countries through manufacturers representatives.

    ESI has a substantial base of installed products in use by leading worldwide electronics manufacturers. ESI emphasizes strong working relationships with these leading manufacturers in order to meet their needs for additional systems and to facilitate the successful development and sale of new products to these customers.

    ESI maintains service personnel wherever it has a significant installed base and provides service anywhere its equipment is installed. New systems are tested to ensure they meet requirements and acceptance criteria incorporated into customer orders. ESI also offers a variety of maintenance contracts and parts replacement programs.

    ESI has an OEM contract with Advantest Ltd. to supply memory yield improvement systems in Japan through December 31, 1997. Sales to Advantest amounted to 9.8%, 6.5% and 6.9% of net sales for the fiscal years 1997, 1996, and 1995. ESI has appointed Canon as its distributor for such products in Japan, effective January 1998. ESI maintains a presence in Korea through a wholly-owned subsidiary.

    Sales outside the United States accounted for 71.0%, 66.9% and 70.8% of ESI's net sales for fiscal years 1997, 1996 and 1995.

    In fiscal years 1997 and 1996, no one customer exceeded 10% of sales. One customer accounted for 11.9% of ESI's sales in fiscal 1995.

BACKLOG

    Backlog consists of written purchase orders for products for which ESI has assigned shipment dates within the following twelve months. Backlog also includes written purchase orders for spare parts and service to be delivered or performed within the next twelve months. Backlog was $25 million at May 31, 1997 versus $35 million at May 31, 1996 and $26 million at May 31, 1995. Backlog was $30 million at August 31, 1997. ESI expects all of its existing backlog to ship within the next twelve months.

RESEARCH, DEVELOPMENT AND TECHNOLOGY

    ESI believes that its ability to compete effectively depends, in part, on whether it can maintain and expand its expertise in core technologies and product applications. The primary emphasis of ESI's research and development is to advance ESI's capabilities in:

    -    Lasers and laser/material interaction
    -    High speed, sub-micron motion control systems
    -    Precision optics
    -    High speed, small parts handling
    -    Image processing and optical character recognition
    -    Real-time production line electronic measurement
    -    Real-time software
    -    Systems integration

    ESI's research and development expenditures for fiscal years 1997, 1996, and 1995 were $17.0 million (10.6% of net sales), $16.7 million (10.0% of net sales), and $13.5 million (12.0% of net sales), respectively. The foregoing figures do not include the effect of research and development expenditures funded by the Advanced Research Projects Agency (ARPA) of the U.S. Government.

    In addition, research and development expenditures for the year ended May 31, 1996 do not include the acquired in-process research and development expense of $6.0 million incurred in connection with the purchase price allocation of XRL, Inc.

COMPETITION

    ESI's markets are competitive. The principal competitive factors in the industry are product performance, reliability, service and technical support, product improvements, price, established relationships with customers and product familiarity. ESI believes that its products compete favorably with respect to these factors. Some of ESI's competitors have greater financial, engineering and manufacturing resources than ESI and larger service organizations. In addition, certain of ESI's customers develop, or have the ability to develop, similar manufacturing equipment. There can be no assurance that competition in ESI's markets will not intensify or that ESI's technological advantages may not be reduced or lost as a result of technological advances by competitors or customers or changes in electronic device processing technology.

    For laser trimming systems, major competitors are NEC and General Scanning. In miniature capacitor test and production equipment, ESI's competition comes mainly from manufacturers that develop systems for internal use, and in Japan, from test equipment manufactured by Tokyo Weld and Humo, among others. ESI's major competitors for memory repair systems are Nikon and General Scanning. ESI also competes with stand alone vision suppliers such as Cognex and Robotic Vision Systems, and with robotics and factory automation companies, such as Allen Bradley. There are also numerous other vision companies and captive vendors in Japan, North America and Europe. ESI's electronic packaging systems compete with mechanical drilling manufacturers such as Hitachi-Seiko, Excellon and laser system provider Lumonics.

MANUFACTURING AND SUPPLY

    ESI's laser system manufacturing operations consist of electronic subassembly, laser production and final system assembly. Principal production facilities are headquartered in Portland, Oregon. Miniature capacitor test and production systems are manufactured by ESI's Palomar and Chip Star subsidiaries near San Diego, California. Dynamotion drilling and routing products are produced in Santa Ana, California. ESI also uses qualified manufacturers to supply many components of its products.

    ESI's laser systems use high performance computers, peripherals, lasers and other components from various vendors. Some components used by ESI are obtained from a single source or a limited group of suppliers. An interruption in the supply of a particular component could require substitutions which would have a temporary adverse impact on ESI. ESI believes it has good relationships with its suppliers.

EMPLOYEES

    As of May 31, 1997, ESI employed 680 persons, including 203 in engineering, research and development, 270 in manufacturing and 207 in marketing, sales, customer service and support. Many of ESI's employees are highly skilled, and ESI's success will depend in part upon its ability to attract and retain such employees, who are in great demand. ESI has never had a work stoppage or strike and no employees are represented by a labor union or covered by a collective bargaining agreement. ESI considers its employee relations to be good.

PATENTS AND OTHER INTELLECTUAL PROPERTY

    ESI has a policy of seeking patents when appropriate on inventions relating to new products and improvements which are discovered or developed as part of ESI's ongoing research, development and manufacturing activities. ESI owns 42 United States patents and has applied for 19 patents in the United States. In addition, ESI has 35 foreign patents and has applied for 40 additional foreign patents. Although ESI's patents are important, ESI believes that the success of its business depends to a greater degree on the technical competence and innovation of its employees.

    ESI relies on copyright protection for its proprietary software. ESI also relies upon trade secret protection for its confidential and proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques, or that ESI can meaningfully protect its trade secrets.

    Some customers using certain products of ESI have received a notice of infringement from Jerome H. Lemelson, alleging that equipment used in the manufacture of semiconductor products infringes patents issued to Mr. Lemelson relating to "machine vision" or "barcode reader" technologies. Certain of these customers have notified ESI that they may be seeking indemnification from ESI for any damages and expenses resulting from this matter. One of ESI's customers has settled litigation with Mr. Lemelson, and several other customers are currently engaged in litigation involving Mr. Lemelson's patents. While ESI cannot predict the outcome of this or similar litigation or its effect upon ESI, ESI believes that it will not have a material adverse effect on its financial condition or results of operations.


PROPERTIES

    The Company's executive and administrative offices, and principal laser system manufacturing facilities are located in a two-building complex located on 16 acres in Sunset Science Park, in Portland, Oregon. The buildings are owned by ESI, and contain approximately 134,000 square feet of floor space. Palomar is located in an owned 64,000 square foot plant on ten acres of land in Escondido, California.

    In addition, approximately 15,000 square feet of industrial space is leased in Canton, Massachusetts. The Company also leases 7,000 square feet of office space in Portland, Oregon for its Vision Products Division, 8,000 square feet of office and industrial space in San Marcos, California for its Chip Star subsidiary, 30,000 square feet of office and industrial space in Santa Ana, California for its Dynamotion subsidiary, and office and service space in several additional locations in the United States, and in seven foreign countries.

LEGAL PROCEEDINGS

    On December 26, 1996, ESI filed a lawsuit against General Scanning, Inc. in the United States District Court for the Northern District of California for patent infringement. The complaint alleges that General Scanning is infringing two of ESI's patents used in the Model 9300 laser repair systems (patent numbers 5,265,114 "System and Method for Selectively Laser Processing a Target Structure of One of More Materials of a Multimaterial, Multilayer Device" and 5,473,624 "Laser System and Method for Selectively Severing Links"). ESI is seeking damages and an injunction against further infringement. General Scanning has filed counterclaims alleging that certain ESI patents are invalid and unenforceable and that ESI has interfered with General Scanning's business reputation. General Scanning is seeking damages and declaratory judgments that the ESI patents are not infringed, are invalid and are unenforceable. While ESI cannot predict the outcome of this or similar litigation or its effect upon ESI, ESI believes that it will not have a material adverse effect on its financial condition or results of operations.

                             INFORMATION CONCERNING AISI

BUSINESS

    AISI was incorporated on November 12, 1975 and adopted the name Applied Intelligent Systems, Inc. on May 28, 1982. AISI provides machine vision solutions for automated process control and visual inspection. AISI uses innovative technology and aggressive customer support to provide solutions which replace the human eye on the factory floor. Today, AISI products are primarily used in the semiconductor and electronics industries to assemble computer chips and electronic printed circuit boards. Machine vision has become the technique of choice in today's advanced industries, to meet the demands for increased standards of reliability and accuracy.

    AISI technology provides a low cost computer architecture, easy-to-use software development tools, and powerful application software which emulate the human thought process. AISI produces computer vision systems capable of making intelligent decisions in response to changing situations machine vision that goes beyond simple "seeing" to actual understanding. AISI's vision computers are configurable with a chain of multiple computer processors working simultaneously. Neural network software uses this increased capability to perform billions of simple calculations per second, analyzing an image as if the vision system were a human brain.

PRODUCTS

    A machine vision system is a computer-based digital image processing and analysis machine that replaces human vision in industrial applications where human vision is inadequate due to speed, resolution or fatigue factors or the inability to resolve and communicate the position or condition of an object to a robot or other computer system in real time.

    A machine vision system consists of image analysis software and high-speed computer hardware to run the software in real time. When connected to a video camera, the vision system interprets the video image and provides information about objects in that image.

    Machine vision systems are widely used in the manufacturing of semiconductor components and electronic printed circuit boards. Growth in the machine vision market is driven by the trends in the semiconductor and electronics market and improvements in machine vision technologies which has resulted in increased penetration in these markets.

MARKETS

    The worldwide semiconductor industry is large and growing. The increase in demand is driven by growth in traditional markets for semiconductors such as computers, networking, telecommunications and other advanced electronics applications, the proliferation of semiconductor devices into new products and markets such as cellular telephones, pagers, automobiles, medical products, household appliances and other consumer products, and the rise in semiconductor content in electronic products due, primarily, to the transition from analog to digital equipment.

    Strong semiconductor demand requires semiconductor manufacturers to increase substantially their investment in plant and equipment. Today, a typical fabrication plant costs in excess of $1 billion to construct, with more than two-thirds of the cost allocated to equipment. In a typical fabrication plant of the 1980's, the cost of equipment represented approximately 50% of the total facility cost, but this percentage has risen as the complexity of the average device has increased. This complexity has been driven by the customers of semiconductor manufacturers who demand integrated circuits that perform more complex tasks, run faster, generate less heat and consume less power, while also being both smaller and less expensive.

TECHNOLOGY

    In order to incorporate more complex functionality into a smaller package, to improve performance (which is affected by the distance signals travel through the circuitry) and to control power consumption and heat production, manufacturers are forced to use smaller and smaller device features. A decade ago, integrated circuits generally had feature sizes of three microns or more. Today's more complex integrated circuits may have line geometries and feature sizes of less than 0.5 microns, and devices which will require geometries of less than 0.25 microns are under development. To package these newer devices, assembly equipment must be able to handle smaller, more complex packages with higher pin counts or leads. As feature sizes shrink and device densities increase, huge demands are placed on the semiconductor equipment manufacturers.

    This move toward devices that are denser and more complex has allowed machine vision to emerge as a critical technology in the manufacture of semiconductors. Machine vision enables semiconductor manufacturers to achieve the precision necessary to produce these devices while increasing equipment speed and lowering error rates. Machine vision pervades the manufacturing process from wafer production through integrated circuit packaging, and is used to control steppers, probers, dicers, die bonders, wire bonders and packaging equipment.

    The electronics assembly equipment market is growing. This growth is driven primarily by the increased demand for consumer electronics, automotive and telecommunication products which require increasingly sophisticated electronic assembly techniques. Improvements in integrated circuit design and fabrication have increased the complexity of individual components and have facilitated significant changes in the methods of making interconnections between components and circuit boards. For example, for surface mounted devices with leads, as the number of leads increases and the spacing between leads is reduced, the device becomes more fragile and placement becomes more difficult. Machine vision allows electronics manufacturers to deal with these obstacles while increasing production speeds and quality. Electronics assembly equipment manufacturers are currently using machine vision in the following process steps: bare board inspection, solder paste screening, solder inspection, glue dispensing, device placement and post solder inspection.

    Today, semiconductor and electronics manufacturers are seeking to increase productivity by improving speed, accuracy and quality, while reducing plant, equipment and labor costs. In response to these pressures and the increasing complexity of manufactured products, manufacturers are beginning to merge discrete assembly steps, incorporate in-line inspection and embedded process control, generate statistical information for process control, overlap electrical and mechanical assembly, add flexibility required for shorter life-cycles, and provide more precision than can be afforded by mechanical components.

    In response to these manufacturing requirements, machine vision suppliers are required to deliver systems that provide faster application speeds, process larger images, deliver more accuracy and robustness and provide capabilities for defect detection and analysis. Higher vision application speeds require faster vision algorithms or computers. Compounding the problem, however, is the ongoing trend toward larger image sizes. Over the last decade, image sizes have grown from 128 x 128 pixels, through 256 x 256, to the current standard of 512 x 512 pixels per image. Each doubling of the image size requires four times the computer speed to do the same job, because the number of pixels quadruples. Higher quality requires more accuracy and robustness. More accuracy and robustness can only come from improved software algorithms or processing more pixels within a given field of view. Recognizing errors, or defect detection and analysis, is a very difficult problem in machine vision. Size differences, shape differences, feature relationship differences, texture differences and missing or additional material in the image, may all be considered defects. Vision systems must employ sophisticated hardware and software approaches to meet these challenges.

    AISI's solutions to the demands of the semiconductor and electronics industries are based on a proprietary hardware architecture and an intelligent software approach. AISI's proprietary hardware architecture utilizes massively parallel processing with many processing elements, greatly increasing processing speeds. AISI manufactures linear, Single Instruction, Multiple Data (SIMD) massively parallel computers, which may provide a dedicated computer processing element for every column of pixels in an image. This architecture was designed to be the best trade-off between cost and performance for processing images. AISI's software approach is based upon high level cognitive functions, such as neural networks, mathematical morphology and fuzzy logic, which are designed to emulate human-like, feature-based processing. AISI's proprietary hardware architecture and intelligent software approach provide the AISI system with the flexibility to address the varying challenges confronted by machine vision suppliers.

    Higher vision application speeds are often realized if accuracy of alignment is increased or computers become faster. High alignment accuracy is achieved with AISI's proprietary pattern recognition software ("Vector Correlation") and its improved automated pattern teaching algorithm, insuring that the selected pattern is unique within the image. AISI believes that its Vector Correlation algorithm can be up to twice as accurate in production as typical template matching algorithms, with accuracies being largely maintained even as the quality of the subject images degrades. AISI utilizes a unique, massively parallel processor (MPP) architecture, because faster CPUs alone do not solve problems presented by large amounts of data generated by machine vision applications. The MPP's ability to simultaneously process a large number of data provides an inherent speed benefit over comparable serial processing systems.

    Larger image sizes can be processed by AISI's MPP architecture which is scalable and can be expanded as image sizes increase. Each time an image doubles in size, AISI's array of processing elements can be doubled resulting in higher throughput than serial processing.

    AISI's products provide accuracy and robustness through Vector Correlation and supporting algorithms. Vector Correlation is independent of both lighting levels and shading, and it is more robust than other known algorithms as the object becomes occluded and the background becomes more complex. Algorithms may include fuzzy logic to extend robustness by allowing a defined amount of ambiguity to enter into the algorithm.

    AISI's software and hardware are optimized for the detection of defects. Defect detection is best done by mathematical morphology. Although mathematical morphology is too memory access intensive to be effective on a serial vision computer, AISI's unique MPP morphology is well suited to this task and is the result of a search for hardware that optimizes morphology. Defect analysis goes beyond defect detection and is the determination of the cause and impact of errors introduced in production. AISI provides defect analysis by using intelligent neural networks to analyze image features instead of pixels. This is the way a human would examine an image. Features might be damaged but yet fully recognizable by a neural network or a human. Neural networks are powerful tools for analyzing defects, but they require powerful computer hardware, such as AISI's MPP.

STRATEGY

    AISI has worked closely with its customers in developing new capabilities for machine image recognition. AISI's strategy has been to develop standard hardware and software products which are integrated by customers into their industrial environment. AISI's approach is to make available the entire software development environment, enabling customers to design and refine applications of their own. AISI's commitment to quality support and training has resulted in long-term relationships with several of the world's leading semiconductor and electronic devices manufacturers and equipment suppliers.

    AISI markets its products through direct sales, sales representatives, and value added resellers in North America, Europe, and Asia. Significant customers include: Motorola, Intel, Universal Instruments, and Kulicke & Soffa in the United States; Siemens in Germany; Philips N.V. in Holland; Canon, Sanyo Silicon, Toshiba, Japan-EM and Ishikawajima-Harima Heavy Industries in Japan; Samsung and Haitai Electronics in Korea; and Motorola plants in Malaysia, Taiwan, Hong Kong and the Philippines.


        AISI MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL RESULTS

    RESULTS OF OPERATIONS. The following table sets forth certain financial data as a percentage of revenues for the periods indicated:

                                                               Six Months Ended
                                      Year Ended December 31,      June 30,
                                     ----------------------       ----------
                                                                  (Unaudited)
                                                                ------------
                                   1994      1995      1996     1996      1997
                                   ----      ----      ----     ----      ----
Sales . . . . . . . . . . . . .  100.0%    100.0%    100.0%   100.0%    100.0%
Cost of vision system sales . .    36.1      44.1      59.9     49.6      44.1
                                 ------    ------    ------   ------    ------
Gross profit  . . . . . . . . .    63.9      55.9      40.1     50.4      55.9
                                 ------    ------    ------   ------    ------
Operating expenses:
Selling, general and
administrative expenses . . . .    27.2      20.9      24.9     21.2      17.9
Research, development and
engineering expenses. . . . . .    27.0      20.0      30.5     24.9      23.0
                                 ------    ------    ------   ------    ------
Total operating expenses  . . .    54.2      40.9      55.4     46.1      40.9
                                 ------    ------    ------   ------    ------
Operating income (loss) . . . .     9.7      15.0     (15.3)     4.3      15.0
Interest Income . . . . . . . .     0.1       0.1       0.7      0.6       0.3
Interest Expense  . . . . . . .    (0.5)     (0.3)     (0.1)    (0.1)     (0.1)
Other income (expense)  . . . .     1.5      (0.2)     (4.1)     0.0       0.0
                                 ------    ------    ------   ------    ------
Income (loss) before provision
 income taxes for . . . . . . .    10.8      14.6     (18.8)     4.8      15.2
Provision for income taxes  . .     0.6       1.9       0.3      0.5       1.7
                                 ------    ------    ------   ------    ------
Net income (loss) . . . . . . .    10.2%     12.7%    (19.1%)    4.3%     13.5%
                                 ------    ------    ------   ------    ------
                                 ------    ------    ------   ------    ------

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    SALES

    Sales increased 32.3% to $13.4 million in the six months ended June 30, 1997 from $10.1 million in the six months ended June 30, 1996. This increase was primarily attributable to a 33.4% increase in system sales volumes. The increase in sales volumes was partially offset by lower average sales prices. International sales decreased to 10.3% of sales in the six months ended June 30, 1997 from 15.5% of sales in the six months ended June 30, 1996.

The following table sets forth the components of AISI's sales:

                                                        Six Months Ended
                                                            June 30,
                                                             ---------
                                                         1996       1997
                                                         ----       ----
                                                            (Unaudited)
                                                         (In Thousands)
Sales:
  Vision system sales . . . . . . . . . . . . . .       $10,005   $13,349
  Development funding and software sales  . . . .           140        73
                                                        -------   -------
    Total sales . . . . . . . . . . . . . . . . .       $10,145   $13,422
                                                        -------   -------
                                                        -------   -------

    VISION SYSTEM SALES. The increase in vision system sales was due primarily to an increase in unit shipments to existing customers offset by a decrease in the average selling price of each unit. Vision system sales to AISI's two largest customers during the first six months of 1997 increased $4.0 million or 53.1% over the same period of the prior year.

    DEVELOPMENT FUNDING AND SOFTWARE SALES. Revenues recorded from development funding and software sales during the six months ended June 30, 1997 and the six months ended June 30, 1996 represent the revenues from several sales to existing customers.

    GROSS PROFIT. The following table sets forth AISI's vision system sales and gross profit from vision system sales:

                                                        Six Months Ended
                                                            June 30,
                                                             ---------
                                                         1996       1997
                                                         ----       ----
                                                            (Unaudited)
                                                         (In Thousands)

Vision system sales . . . . . . . . . . . . . . .       $10,005   $13,349
Cost of vision system sales . . . . . . . . . . .         5,031     5,918
                                                         -------   -------
Vision system gross profit  . . . . . . . . . . .        $4,974    $7,431
Vision system gross profit as a percentage
of vision system sales  . . . . . . . . . . . . .         49.7%     55.7%

    Vision system gross profit as a percentage of vision system sales increased to 55.7% in the six months ended June 30, 1997 from 49.7% in the six months ended June 30, 1996. This improvement in gross profit margin is primarily attributable to product mix issues resulting from increased shipments of LANTERN products and decreased costs of components used in two main product lines.

    RESEARCH, DEVELOPMENT AND ENGINEERING EXPENSE

    Research, development and engineering expenses increased 22.6% to $3.09 million or 23.0% of sales in the six months ended June 30, 1997 from $2.52 million or 24.8% of sales in the six months ended June 30, 1996. This expense increase is attributable to an increase in engineering personnel and increased development cost related to new products.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

    Selling, general and administrative expenses increased 11.4% to $2.4 million or 17.9% of revenues in the six months ended June 30, 1997 from $2.2 million or 21.2% of sales in the six months ended June 30, 1996. This expense increase is attributable to the accrual of a management bonus in 1997, versus no bonus accrual in 1996.

    INCOME TAXES

    The effective tax rates are lower than statutory rates primarily due to the utilization of prior years net operating losses.

YEARS ENDED DECEMBER 31, 1994, 1995  AND 1996

    SALES

    AISI derives revenues principally from sales of vision systems. In addition, AISI has received non-recurring development funding revenues from strategic partners and customers in connection with product development projects. Sales increased $7.8 million or 52.5% from 1994 to 1995, and decreased $6.0 million or 26.4% from 1995 to 1996. The decline from 1995 to 1996 was reflective of an industry-wide slowdown in capital equipment purchases for semiconductor and electronics manufacturing which began in early 1996. This slowdown began to turn around in early 1997, as evidenced by the 32.3% increase in sales for the six months ended June 30, 1997 compared to the six months ended June 30, 1996, as noted above. International sales as a percentage of total sales declined from 27.0% in 1994 to 12.9% in 1995, and rose to 15.0% in 1996. The amount of sales recorded from international sources has historically been related to the level of development funding and software sales recorded.

    The following table sets forth the components of AISI's sales:

                                                 Year Ended December 31,
                                                 -----------------------
                                                1994      1995         1996
                                                ----      ----         ----
                                                      (In thousands)

Sales:
  Vision system sales . . . . . . . . . . .    $12,715    $22,046     $16,364
  Development funding and software sales  .      2,089        533         246
                                               -------    -------     -------
    Total sales . . . . . . . . . . . . . .    $14,804    $22,579     $16,610
                                               -------    -------     -------
                                               -------    -------     -------

    VISION SYSTEM SALES. AISI's significant increase in revenues from 1994 to 1995 was due primarily to an increase in unit shipments partially offset by a decrease in the average selling price of each unit. The decrease from 1995 to 1996 resulted from the industry-wide slowdown as discussed above. Product sales to AISI's two largest customers rose $8.3 million from 1994 to 1995, and declined $4.6 million from 1995 to 1996.

    DEVELOPMENT FUNDING AND SOFTWARE SALES. Revenues from development services and software sales in 1994 principally represents revenues recorded from projects with two customers. In 1995 and 1996, revenues were derived from several projects.

    GROSS PROFIT

    The following table sets forth AISI's system sales and gross profit from system sales:

                                                 Year Ended December 31,
                                                 -----------------------
                                                1994      1995         1996
                                                ----      ----         ----
                                                      (In thousands)

Vision system sales . . . . . . . . . . . .    $12,715    $22,046     $16,364
Cost of vision system sales . . . . . . . .      5,337      9,959       9,943
                                               -------    -------     -------
Vision system gross profit  . . . . . . . .     $7,378    $12,087      $6,421
Vision system gross profit as a percentage
of vision system revenues   . . . . . . . .       58.0%      54.8%       39.2%

    AISI's vision system gross profit margin is affected by several factors, including production volumes, mix between products, manufacturing yields, repair activity, warranty costs and inventory valuation adjustments.

    The decline in vision system gross profit margins from 1994 to 1995 was attributable to increased costs on two proprietary components used on two major product lines, and increases to inventory and warranty reserves in anticipation of the crossover to LANTERN products.

    The decline in vision system gross profit margins from 1995 to 1996 was attributable to a $1.2 million inventory valuation allowance recorded for two product lines near the end of their product life cycles, an increase to warranty reserves due to the failure of a purchased component part, and product mix issues.

    RESEARCH, DEVELOPMENT AND ENGINEERING EXPENSE

    Research, development and engineering expenses increased $0.5 million or 12.9% from 1994 to 1995 and $0.5 million or 12.3% from 1995 to 1996. However, such costs decreased as a percentage of total revenues from 27.0% in 1994 to 20% in 1995, and increased to 30.5% in 1996. The increase in research, development and engineering expense from 1994 to 1995, and from 1995 to 1996, was attributable to increased staffing and component parts purchases to support hardware engineering efforts directed at the LANTERN products and increased application engineering efforts to support existing customers. Additionally, increased usage of computer and test equipment resulted in an increase in depreciation expense and equipment rental expense.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

    Selling, general and administrative expenses were $4.1 million, $4.7 million and $4.1 million representing 27.5%, 20.9% and 24.9% of total sales in
1994, 1995 and 1996, respectively.   The increase in selling, general and
administrative expense from 1994 to 1995 was due to increased staffing and
accelerated amortization of capitalized patent and trademark costs.   The
decrease from 1995 to 1996 was due to the absence of patent amortization in 1996 as the balance was fully amortized in 1995, and lower third party commissions and lower increases to the allowance for doubtful accounts both as a result of the lower level of revenue in 1996.

    INCOME TAXES

    The federal income tax provision recorded by AISI reflects the impact of the Alternative Minimum Tax rules. The effective tax rates are lower than statutory rates primarily due to the utilization of prior years net operating losses.

LIQUIDITY AND CAPITAL RESOURCES

    AISI has funded its operations to date through the private sale of equity securities, lease financing, bank borrowings and cash generated from operations. Working capital was $3.5 million as of June 30, 1997. Principal sources of liquidity at June 30, 1997 consisted of $2.5 million in cash, a lease line availability of $1.6 million, and a $3 million revolving, unsecured line of credit under a loan agreement with a commercial bank, which is up for renewal September 30, 1997. The agreement contains financial covenants and restrictions relating to various matters. As of June 30, 1997, AISI was in compliance with such covenants and restrictions.

    Net cash provided by operating activities was $0.4 million, $3.2 million, and $1.4 million for 1994, 1995, and 1996, respectively, and $2.1 million for the six months ended June 30, 1997. The increase in cash generated from operations from 1994 to 1995 was primarily due to higher net income, and the decrease in cash generated from operations from 1995 to 1996 was due to the loss experienced in 1996.

    Net cash used for investing activities was $1.4 million, $1.2 million, and $1.4 million in 1994, 1995 and 1996, respectively, and $0.6 million for the six months ended June 30, 1997. In 1994 and 1995, cash used for investing activities consisted primarily of capital equipment purchases, primarily for computers and manufacturing equipment. In 1996, the cash used for investing activities consisted primarily of leasehold improvements and furniture and fixture purchases, due to the move to a new location.

    Cash provided by financing activities in 1994 was due to net borrowings of $0.8 million under AISI's bank line of credit and $0.1 million received upon the exercise of stock options. Net cash used for financing activities was $1.3 million in 1995. In 1996 the $0.2 million used for financing activities was largely offset by the exercise of stock options, resulting in net cash used for financing activities of $2,700. Net cash provided by financing for the first six months of 1997 is $0.3 million.

BUSINESS ENVIRONMENT

    AISI's business success depends on the accurate identification of viable markets, timely development of technologically superior products, cost effective production processes and providing excellent products to a small number of customers.

    The cost of product development requires AISI to make large investments in relationship to its ability to recover from unforseen market shifts. A significant portion of AISI's future revenues will come from new products. However, a number of uncertainties exist, including AISI's product performance and uncertain market conditions. AISI will also continue to be challenged to balance product cost with continued downward pricing pressure. Accordingly, AISI cannot determine the ultimate effect new products will have on sales or income from existing operations.

    AISI is introducing a new, single board VME vision system which is expected to improve gross margins after successful integration by major customers. The extent of the impact on gross margins from volume shipments of products will depend heavily upon the product mix and timing of the completion of the engineering process.

    AISI has recently adopted an outsourcing strategy for the assembly of its existing vision products. Currently, one contract manufacturer is meeting all of AISI's manufacturing needs for its high volume products. The use of contract manufacturers is expected to improve quality, decrease manufacturing costs, and provide manufacturing flexibility. AISI expects that contract manufacturers will provide most if not all of AISI's future manufacturing services. Additionally, as part of its strategy to improve inventory management AISI has entered into a distributor kitting relationship with its contract manufacturer. As a result of these transitions, AISI may experience product shipment delays and short term increases in manufacturing costs, both of which would negatively impact operating results.

    Revenues have increased and AISI has been profitable in 1997; however, there can be no assurance that AISI's revenues will grow in future periods, that they will grow at historical rates or that AISI will remain profitable in future periods. As a result, AISI believes historical results of its operations should not be relied upon as indications of future performance.

    AISI's revenues are currently dependent on sales to a few OEM customers:
86% of AISI's sales for the six months ended June 30, 1997 were derived from two OEM customers. In 1994, 1995 and 1996 AISI's two largest customers in each year accounted for approximately 61.4%, 76.9% and 76.5% of AISI's total sales, respectively. AISI has no long-term purchase commitments from any of its customers and expects a significant portion of its future sales to remain concentrated within a small number of customers. The loss of any of these customers or any reductions in purchases from these customers would be significant.

    AISI's operating results fluctuate, therefore cash flows can be uneven.
The key to assuring adequate liquidity is positive earnings. A bank line of credit is used to balance short-term disparities between cash receipts and disbursements, and remains an integral part of AISI's capital resources. The cost to develop new products has a long-term benefit for AISI; nevertheless, it is a current operating expense. Balancing generation of income with the investment in research and development is critical to AISI's future success.


                          DESCRIPTION OF AISI CAPITAL STOCK

    As of September 1, 1997, there were 3,690,943 shares of AISI Common Stock outstanding held by 273 holders of record. The issued and outstanding shares of AISI Common Stock are validly issued, fully paid and nonassessable. There is no established public trading market for AISI's Common Stock.

    The holders of outstanding shares of AISI Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The shares of AISI Common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of AISI. Upon liquidation, dissolution or winding up of AISI, the holders of AISI Common Stock are entitled to receive pro rata the assets of AISI which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of AISI Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

                  AISI VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    AISI Common Stock is the only outstanding authorized voting security of AISI. On September 1, 1997 there were 3,690,943 shares of AISI Common Stock outstanding, entitled to one vote per share. AISI Common Stock does not have cumulative voting rights.

    The following table sets forth certain information with respect to the beneficial ownership of AISI's Common Stock as of September 1, 1997 by (i) each person who is known by AISI to own beneficially more than 5% of the outstanding shares of AISI Common Stock, (ii) each director of AISI who owns AISI's Common Stock, (iii) each of the executive officers who own AISI's Common Stock, and
(iv) all executive officers and directors of AISI as a group.


                                                           Beneficial
                                                          Ownership(1)(2)

Name and Address of Beneficial Owner                   Shares    Percent
------------------------------------                   ------    -------
Morgenthaler Venture Partners I (3)                     445,967     12.1%
Morgenthaler Venture Partners II (3)                    563,009     15.3%
   700 National City Bank Building
   Cleveland, Ohio  44114
State of Michigan                                       626,435     17.0%
   Department of the Treasury
   P.O. Box 15128
   Lansing, Michigan  48901
Michigan Strategic Fund                                 400,000     10.8%
   525 West Ottawa Street
   Third Floor, Law Building
   Lansing, Michigan  48933
Robert D. Pavey (3)                                           0        0%
   700 National City Bank Building
   Cleveland, Ohio  44114
Herbert D. Doan                                         509,630     13.8%
   P.O. Box 169
   Midland, Michigan  48640
James E. Anderson (4)                                   184,397      4.8%
Jon G. Ehrmann (5)                                      113,364      3.0%
Hwei-Kai Hsi (6)                                         96,500      2.6%
Yvette M. Puskarich (7)                                  26,750      0.7%
Donald D. Redding (8)                                    32,833      0.9%
Philip H. White (9)                                      41,250      1.1%
Stephen S. Wilson (10)                                  138,888      3.6%
W. Dale Compton                                          15,000      0.4%
All executive officers and directors as a
group (10 individuals)(11)                            1,158,612     31.4%


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by each person and the percentage ownership of that person, shares of AISI Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 1, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person's name.

(2) Applicable percentage of ownership is based on 3,690,943 shares of AISI Common Stock outstanding on September 1, 1997.

(3) Mr. Pavey, the Chairman of the Board of Directors of AISI, is a general partner of Morgenthaler Venture Partners I and Morgenthaler Venture Partners II. Voting and investment power with respect to the shares of AISI Common Stock owned by Morgenthaler Venture Partners and Morgenthaler Venture Partners II is shared by the general partners of the respective management partnerships of Morgenthaler Venture Partners I and Morgenthaler Venture Partners II.

(4) Includes 183,733 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1997.

(5) Includes 76,833 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1997.

(6) Includes 64,500 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1997.

(7) Includes 26,750 issuable upon exercise of options that are exercisable within 60 days of September 1, 1997.

(8) Includes 32,833 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1997.

(9) Includes 41,250 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1997.

(10) Includes 120,733 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1997.

(11) Includes an aggregate of 546,632 shares issuable upon exercise of options held by officers and directors that are exercisable within 60 days of September 1, 1997.


                      COMPARISON OF SHAREHOLDER RIGHTS

    ESI and AISI are incorporated in Oregon and Michigan, respectively. Shareholders of AISI receiving ESI Common Stock in connection with the Merger, whose rights as shareholders are currently governed by the Michigan Business Corporation Act and other laws of the State of Michigan ("Michigan Law"), AISI's Articles of Incorporation, as amended (the "AISI Articles") and AISI's Bylaws (the "AISI Bylaws") (the AISI Articles and the AISI Bylaws are referred to as the "AISI Charter Documents") will, upon the Effective Time of the Merger, automatically become shareholders of ESI, and their rights will be governed by the Oregon Business Corporation Act and other laws of the State of Oregon ("Oregon Law"), ESI's Articles of Incorporation, as amended (the "ESI

Articles"), and ESI's Bylaws (the "ESI Bylaws") (the ESI Articles and the ESI Bylaws are referred to as the "ESI Charter Documents").

    The following is a summary of material similarities and differences between the rights of ESI shareholders under the ESI Articles, the ESI Bylaws and Oregon Law on the one hand, and AISI shareholders under the AISI Articles, AISI Bylaws and Michigan Law on the other hand. The following discussion is not meant to be relied upon as an exhaustive list or detailed description of such differences and is not intended to constitute a detailed comparison or description of the provisions of the ESI Charter Documents, the AISI Charter Documents, Michigan Law or Oregon Law. The following discussion is qualified in its entirety by reference to the ESI Charter Documents, the AISI Charter Documents, Michigan Law and Oregon Law, and holders of AISI Stock are referred to the complete texts of such documents and laws. Additional information concerning the ESI Common Stock also is provided in the documents incorporated by reference. See "Additional Information" and "Incorporation by Reference."

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION; AMENDMENT OF BYLAWS

ARTICLES OF INCORPORATION

    Both Oregon Law and Michigan Law generally provide that in order for an amendment to a corporation's articles of incorporation to be adopted, the proposed amendment must be submitted to a vote at a meeting of shareholders. Oregon Law requires that, prior to submission to the shareholders, the board of directors must adopt a resolution setting forth the proposed amendment and direct that it be submitted to the shareholders.

    Under Oregon Law, an amendment to the articles of incorporation is approved if a quorum exists and the votes cast favoring the amendment exceed the votes cast opposing the action, unless the amendment would create dissenters' rights, in which case a majority of the votes entitled to be cast is required for approval. Supermajority voting requirements may be imposed and maintained by the articles of incorporation, and may be imposed by the board of directors with respect to any proposed amendment. The ESI Articles contain no supermajority provisions with respect to amending the ESI Articles, except with respect to amending provisions dealing with the following issues: (1) amendments to the ESI Bylaws, (2) the removal of a director without cause, and (3) approval of certain "Business Transactions" with "Related Persons." In each of these cases, an amendment to the ESI Articles would require a vote of two-thirds (2/3) of the shareholders entitled to vote with respect to that issue.

    Under Michigan Law, in order for an amendment to a corporation's articles of incorporation to be adopted, the amendment must be approved by a majority of the outstanding stock entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, a majority of the outstanding stock of each class or series entitled to vote thereon. Supermajority voting requirements may be imposed and maintained by the articles of incorporation. The AISI Articles contain no supermajority voting provisions.

BYLAWS

    Under Oregon Law, either the board of directors or the shareholders may amend or repeal the corporation's bylaws unless the articles of incorporation reserve the power to amend the bylaws exclusively to the Shareholders in whole or in part, or the Shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. Under the ESI Articles, the ESI Board has the power to alter, amend or repeal the ESI Bylaws or to adopt new bylaws subject to repeal or change by the ESI shareholders, but the ESI Bylaws may not be adopted, altered, amended or repealed in any respect by the ESI shareholders unless such action is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of ESI Common Stock.

    Under Michigan Law, either the board of directors or the shareholders may amend or repeal the corporation's bylaws, unless the articles of incorporation or the bylaws provide that the power to adopt new bylaws is reserved exclusively to the shareholders or that the bylaws or any particular bylaw may not be altered or repealed by the board of directors. The AISI Articles do not address amendments to the AISI Bylaws. The AISI Bylaws, however, provide that they may be further added to, altered, amended or repealed by either (1) the vote of not less than a majority of the members of the Board then in office at any regular or special meeting, or (2) by the shareholders at any annual or special meeting if notice of the proposed addition, alteration, amendment or repeal is included in the notice of the meeting or waived in writing.

SPECIAL MEETINGS OF SHAREHOLDERS

    Oregon Law provides that a special meeting of shareholders may be called by the board of directors or the holders of 10% or more of the votes entitled to be cast on any issue proposed to be considered at the special meeting, or by such persons as are specified in the articles of incorporation or bylaws. The ESI Bylaws grant authority to the president to call a special meeting of the ESI shareholders.

    Michigan Law provides that a special meeting of shareholders may be called by the board of directors, or by officers, directors or shareholders as provided in the corporation's bylaws. In addition, the holders of 10% or more of the votes entitled to be cast on any issue may, for good cause shown, apply to a court for an order calling a special meeting of the shareholders. The AISI Bylaws grant authority to the president and the chairman of the board to call a special meeting of the AISI Shareholders, and also allow the holders of shares representing at least 20% of any class of stock to call a special meeting of the AISI Shareholders without applying for a court order as described above.

DIVIDENDS

    Under both Oregon Law and Michigan Law, the board of directors of a corporation may authorize and the corporation may make distributions (including dividends) to shareholders only if after giving effect to the distribution
(i) the corporation would be able to pay its debts as they become due in the usual course of business and (ii) the corporation's total assets would at least equal the sum of the total liabilities plus, unless the corporation's articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

CAPITAL STOCK

    Unlike ESI, which has two authorized classes of stock (common and preferred), there is only one class of AISI stock, that being common stock, no par value. The voting rights of holders of AISI Common Stock are comparable to those of holders of ESI Common Stock discussed above. The voting rights of ESI Preferred Stock are designated by the ESI Board. As provided in the ESI Articles, for the one series of ESI Preferred Stock for which the ESI Board has designated rights, there are no voting rights except as required by law.

    In certain limited circumstances, if AISI were to issue additional shares, the AISI Articles provide that current AISI shareholders are entitled to receive additional shares as protection against their ownership in AISI being diluted. There is no similar provision in the ESI Articles.

DISSENTERS' RIGHTS

    Under Michigan Law, shareholders that otherwise would be entitled to exercise dissenters' rights with respect to an articles amendment, a merger, disposition of assets, or other extraordinary transaction do not have any dissenters' rights if (a) the stock affected is either listed on a national securities exchange or held of record by at least 2,000 shareholders or (b) the holders of such stock are to receive cash or shares (or any combination thereof) and such shares, if any, are either listed on a national securities exchange or held of record by more than 2,000 shareholders.

    Under Oregon Law, shareholders that otherwise would be entitled to exercise dissenters' rights do not have such rights if the stock affected is listed on a national securities exchange or is a national market system security, but the type of consideration to be received for such stock does not affect the availability of dissenters' rights as it does under Michigan Law.

    AISI's Common Stock is neither listed on a national securities exchange nor as a national market system security. ESI's Common Stock is listed as a national market system security. Except as follows, the matters with respect to which shareholders of a Michigan corporation such as AISI and shareholders of an Oregon corporation such as ESI may have dissenters' rights are generally comparable:

         (i) Michigan Law contains a specific provision that affords dissenters' rights to shareholders of an acquiring corporation concerning a merger with or an acquisition of shares or assets of another entity where the consideration for the merger or acquisition is to be shares of the acquiring corporation's common stock (or convertibles) and the merger or acquisition would have a specified substantial dilutive effect.

         (ii) Dissenters' rights are available under Michigan Law, but not under Oregon Law, for an amendment to the articles of incorporation which either (A) materially abolishes or alters a preferential right of a shareholder's shares having preferences, or (B) creates, alters or abolishes a material provision or right in respect of the redemption of a shareholder's shares or a sinking fund for the redemption or purchase of those shares.

         (iii) Dissenters' rights are available under Oregon Law, but not under Michigan Law, for amendments to the articles of incorporation which materially and adversely affect the rights of a shareholder's shares because the amendment either (A) alters or abolishes a preemptive right of the shareholder to acquire shares or other securities, or (B) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash by the corporation.

    The procedural provisions of Michigan Law and Oregon Law relating to dissenters' rights do not differ significantly.

PROVISIONS RELATING TO DIRECTORS

    NUMBER OF DIRECTORS

    Under both Oregon Law and Michigan Law, a corporation must have a board of directors consisting of at least one director. The ESI Bylaws provide that the ESI Board must consist of at least six and no more than ten directors. Within that range, the ESI Board has the authority to set the actual number, the current number being set at seven. The AISI Bylaws provide that the AISI Board must consist of at least three and no more than seven directors. Within that range, the AISI Board has the authority to set the actual number, the current number being set at five.

    CUMULATIVE VOTING FOR DIRECTORS

    Both Oregon Law and Michigan Law allow for cumulative voting in the election of directors, but only if the articles of incorporation of the corporation so provide. Under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate the votes among as many candidates as the Shareholder may desire. Without cumulative voting, the holders of a majority of the shares voting in the election of directors would have the power to elect all the directors to be elected, and no person could be elected without the support of holders of a majority of the shares. Neither the ESI Articles nor the AISI Articles provides for cumulative voting.

    VOTING FOR DIRECTORS BY PROXY

    Under both Oregon Law and Michigan Law, every shareholder entitled to vote at an election of directors has the right to vote either in person or by proxy.

    VACANCIES

    Both Oregon Law and Michigan Law provide that, unless the articles of incorporation provide otherwise, a vacancy in the board of directors (including a vacancy created by an increase in the authorized number of directors) may be filled by the shareholders or by the directors then in office (even though fewer than necessary to form a quorum of the board of directors). The AISI Bylaws provide that the directors remaining in office may temporarily fill any vacancy on the AISI Board, but the shareholders have the authority to elect a director to fill any vacancy temporarily filled by the AISI Board, failing which the director appointed by the AISI Board serves until his successor is elected at an annual or special shareholders' meeting and is qualified. The ESI Articles do not contain a similar provision.

    REMOVAL

    Under both Oregon Law and Michigan Law, a director may be removed with or without cause unless the articles of incorporation provide that directors may be removed only for cause. Under Oregon Law, a director may be removed only at a meeting of the shareholders called for the purpose of removing the director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of a director. Under the ESI Articles, a director may be removed without cause only upon the vote of the holders of two-thirds (2/3) of the shares entitled to vote at an election of directors. The AISI Articles contain no provision respecting the removal of directors.

    LIMITATION ON LIABILITY

    As permitted by Michigan Law, the AISI Articles provide that, to the full extent permitted by law, AISI's directors will not be liable to AISI or its shareholders for monetary damages for breach of fiduciary duty. Under Michigan Law, such provision cannot eliminate or limit director liability for a breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, distributions made in contravention of Michigan Law, transactions from which directors receive an improper personal benefit or any act or omission which occurred prior to the date on which the provision became effective (April 28, 1992). This provision would ordinarily eliminate the liability of directors for monetary damages to AISI and its shareholders even in instances in which the directors had been negligent or grossly negligent. The provision does not affect the ability of AISI or its shareholders to seek equitable remedies such as injunction and does not limit the liability of directors under federal securities laws. The ESI Articles contain a provision which is in all material respects identical to the provision in AISI's articles of incorporation, and Oregon Law is likewise similar to Michigan Law in this respect.

ANTI-TAKEOVER STATUTES

    BUSINESS COMBINATIONS

         MICHIGAN. Michigan Law contains provisions ("Chapter 7A") which provide that business combinations between a Michigan corporation and an "interested shareholder" generally require the approval of 90% of the votes of each class of stock entitled to be cast, and not less than two-thirds of the votes of each class of stock entitled to be cast other than voting shares owned by such interested shareholder. An "interested shareholder" is a person directly or indirectly owning 10% or more of a corporation's outstanding voting power, or an affiliate of a corporation who at any time within two years prior to the date in question directly or indirectly owned 10% of more of such voting power. However, the requirements cited above will not apply if (i) the corporation's board of directors approves the transaction prior to the time the interested shareholder becomes such or (ii) the transaction satisfies certain fairness standards (generally relating to the amount and type of consideration to be paid), certain other conditions are met and the interested shareholder has been such for at least five years. Additionally, Chapter 7A does not apply to a corporation which, on the date Chapter 7A became effective (May 29, 1984), had an existing interested shareholder, unless the articles or by-laws of such corporation specifically make Chapter 7A applicable or the corporation's board of directors elects by resolution to make the corporation subject thereto (either generally or as to specific interested shareholders or business combinations). On May 28, 1984, AISI had one or more "interested shareholders," and therefore AISI is not subject to Chapter 7A, although AISI's Board may, by resolution and without a shareholder vote, cause AISI to become subject to Chapter 7A. AISI has no present intention to elect to become subject to Chapter 7A.

         OREGON. Oregon has enacted a business combination statute that is contained in Sections 60.825 - 60.845 of the Oregon Business Corporation Act (the "Oregon Combination Law"), which provides that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in certain "business combinations" with the target corporation for a period of three years following the date the person became an interested shareholder, unless (1) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (2) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (3) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

    Under the Oregon Combination Law, for purposes of determining whether a person is the "owner" of 15% or more of a corporation's voting stock, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A "business combination" is also defined broadly to include (1) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (2) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (3) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (4) receipt by the interested shareholder of the benefit (except proportionately as a Shareholder) of any loans, advances, guarantees, pledges, or other financial benefits.

    These restrictions placed on interested shareholders by the Oregon Combination Law do not apply under certain circumstances, including, but not limited to, the following: (1) if the corporation's original articles of incorporation contain a provision expressly electing not to be governed by the Oregon Combination Law, (2) within 90 days after April 4, 1991, the corporation, by action of its board of directors, adopts an amendment to its bylaws expressly electing not to be governed by the Oregon Combination Law, or (3) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or articles of incorporation expressly electing not to be governed by the Oregon Combination Law, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such an amendment will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption. None of these circumstances exist with respect to ESI; accordingly, the requirements of the Oregon Combination Law apply to ESI.

    CONTROL SHARES

         MICHIGAN. Michigan Law contains provisions ("Chapter 7B"), which provide that "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the shareholders of the corporation. "Control shares" are shares which, when added to shares then owned or controlled by a shareholder, increase such shareholder's control of voting power above one of three thresholds: more than 20%, more than 33-1/3% or more than 50% of the outstanding voting power of the corporation. Voting rights for shares acquired in a control share acquisition must be approved by a majority of the votes cast by holders of shares entitled to vote, excluding shares voted or controlled by the acquiror and certain officers and directors. However, no such approval is required for gifts or other transactions not involving consideration, for a merger to which the corporation is a party, or certain other transactions described in Chapter 7B. Submission for shareholder consideration of a resolution to grant voting rights to control shares must be preceded by the filing with the corporation of an acquiring person statement providing certain specified information.

    If a corporation's articles of incorporation or by-laws so provide prior to a control share acquisition, control shares acquired in a control share acquisition may be redeemed at "fair value" by the corporation (i) if no acquiring person statement has been filed, at any time during the period ending 60 days after the last control share acquisition, or (ii) if an acquiring person statement has been filed, after the meeting at which the voting rights of the control shares are submitted for shareholder consideration, if the control shares are not accorded full voting rights. Unless otherwise provided in a corporation's articles of incorporation or by-laws, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired a majority of all voting power of the corporation, the shareholders of the corporation, other than the acquiring person, have dissenters' rights. "Fair value" means a value not less than the highest price paid per share by the acquiring person in the control share acquisition.

    The AISI charter documents currently contain no provisions with respect to control shares.

         OREGON. Oregon has enacted a control share statute that is in all material respects identical to the Chapter 7B of Michigan Law.

    The ESI charter documents currently contain no provisions with respect to control shares.

                                    LEGAL MATTERS

    The legality of the shares of ESI Common Stock to be issued to the AISI shareholders in connection with the Merger, and certain other legal matters in connection with the Merger, will be passed upon by Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, OR 97204-1268. Certain tax matters in connection with the Merger will be passed upon by Brouse & McDowell, a Legal Professional Association, 500 First National Tower, Akron, Ohio 44308-1471.

                                       EXPERTS

    The consolidated financial statements incorporated in this Prospectus/Information Statement by reference to ESI's Annual Report on Form 10-K for the year ended May 31, 1997, and ESI's Current Report on Form 8-K, as amended through Amendment No. 1 on Form 8-K/A dated June 26, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

    The audited financial statements of AISI included in this Prospectus/Information Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                SHAREHOLDER PROPOSALS

    If the Merger is consummated, shareholders of AISI will become shareholders of ESI. ESI's 1998 annual meeting of shareholders will take place in September 1998. Any shareholder proposals to be considered for inclusion in proxy material for ESI's annual meeting in September 1998 must have been received at the principal executive office of ESI no later than April 13, 1998.

                          APPLIED INTELLIGENT SYSTEMS, INC.

                            INDEX TO FINANCIAL STATEMENTS


                                                                     Page
                                                                     ----

Report of Independent Public Accountants . . . . . . . . . . . . . . . . .F-2

Balance Sheets as of December 31, 1995 and 1996 and
June 30, 1997 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . .F-3

Statements of Operations for the years ended December 31, 1994,
1995 and 1996 and for the six months ended June 30, 1996 (unaudited)
and 1997 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . .F-4

Statements of Stockholders= Equity for the years ended December 31,
1994, 1995 and 1996 and for the six months ended June 30, 1997
(unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-5

Statements of Cash Flows for the years ended December 31, 1994,
1995 and 1996 and for the six months ended June 30, 1996 (unaudited)
and 1997 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . .F-6

Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . .F-7

                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Applied Intelligent Systems, Inc.:

We have audited the accompanying balance sheets of Applied Intelligent Systems, Inc. (a Michigan Corporation) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Applied Intelligent Systems, Inc. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



Ann Arbor, Michigan,
September 26, 1997
                        /s/  Arthur Andersen LLP

                          APPLIED INTELLIGENT SYSTEMS, INC.

                                    BALANCE SHEETS
                                    (in thousands)

                                                          December 31,           June 30,
                                                      1995           1996          1997
                                                       ----           ----          ----
                                                                                (Unaudited)
                   ASSETS

Current Assets
  Cash and equivalents                              $   805        $   771       $  2,514

  Trade receivables, less allowance for doubtful
  accounts of $155 and $147 at December 31, 1995
  and 1996 and $147 at June 30, 1997                  4,378          1,569          3,026
  Inventories                                         4,020          1,879          2,172
  Other current assets                                   85            138            522
                                                   --------        -------       --------
     Total current assets                             9,288          4,357          8,234
                                                   --------        -------       --------

Property and equipment, at cost                       4,637          4,791          5,273
Less - Accumulated depreciation and amortization     (2,365)        (2,173)        (2,644)
                                                   --------        -------       --------

Property And Equipment - Net                          2,272          2,618          2,629
                                                   --------        -------       --------

Other Assets                                            115              5             75
                                                   --------        -------       --------

                                                   $ 11,675        $ 6,980       $ 10,938
                                                   --------        -------       --------
                                                   --------        -------       --------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current portion of obligations under capital
  leases and notes payable                         $    171        $    73       $    166
  Accounts payable                                    2,594            846          1,609
  Accrued compensation                                  310            308            623
  Deferred revenue                                      668             97            588
  Income taxes payable                                  279            223            405
  Accrued warranty                                      330            610            631
  Other accrued expenses                                411            628            742
                                                   --------        -------       --------

     Total current liabilities                        4,763          2,785          4,764
                                                   --------        -------       --------

Long Term Capital Lease Obligations and Notes
  Payable                                               118             39            193
                                                   --------        -------       --------

Stockholders' Equity

Common stock, no par value, stated value
  of $.01 per share, 10,000,000 shares
  authorized, 3,578,578 and 3,454,044 shares
  issued and outstanding in 1996 and
  1995, respectively                                     35             36             36
  Additional paid-in capital                         23,469         23,643         23,651
  Accumulated deficit                               (16,351)       (19,523)       (17,706)
  Note receivable and related accrued interest         (359)            --             --
                                                   --------        -------       --------

     Total stockholders' equity                       6,794          4,156          5,981
                                                   --------        -------       --------

                                                   $ 11,675        $ 6,980       $ 10,938
                                                   --------        -------       --------
                                                   --------        -------       --------

   The accompanying notes are an integral part of these financial statements.

                          APPLIED INTELLIGENT SYSTEMS, INC.

                               STATEMENTS OF OPERATIONS
                        (In thousands, except per share data)


                                                              For The Years Ended                      Six Months
                                                                  December 31,                        Ended June 30,
                                                     1994            1995           1996           1996           1997
                                                     ----            ----           ----           ----           ----
                                                                                                       (Unaudited)
Sales
     System sales                                   $12,715        $22,046        $16,364        $10,005        $13,349
     Software and other sales                         2,089            533            246            140             73
                                                    -------        -------        -------        -------        -------
     Total sales                                     14,804         22,579         16,610         10,145         13,422
Cost of system sales                                  5,337          9,959          9,943          5,031          5,918
                                                    -------        -------        -------        -------        -------
Gross margin                                          9,467         12,620          6,667          5,114          7,504
Operating expenses:
     Selling, general and administrative              4,027          4,711          4,138          2,153          2,400
     Research, development and engineering            3,996          4,513          5,067          2,520          3,090
                                                    -------        -------        -------        -------        -------
     Total operating expenses                         8,023          9,224          9,205          4,673          5,490
                                                    -------        -------        -------        -------        -------
Operating Income (loss)                               1,444          3,396        (2,538)            441          2,014
Interest income                                          --             21            110             64             41
Interest expense                                       (68)           (66)           (12)            (7)           (10)
Gain from insurance proceeds on equipment theft         229             --             --             --             --
Other, net                                              (2)           (50)          (167)           (10)              2
Provision for reserve against note receivable            --             --          (410)             --            --
Provision for impairment of cost investment              --             --          (103)             --            --
                                                    -------        -------        -------        -------        -------
Income (loss) before provision for income taxes       1,603          3,301        (3,120)            488         2,047
Provision for income taxes                               93            437             52             52           230
                                                    -------        -------        -------        -------        -------
Net income (loss)                                   $ 1,510        $ 2,864       ($3,172)        $   436        $ 1,817
                                                    -------        -------        -------        -------        -------
                                                    -------        -------        -------        -------        -------
Net income (loss) per share                         $   .40        $   .70        $ (.77)        $   .11        $   .46
                                                    -------        -------        -------        -------        -------
                                                    -------        -------        -------        -------        -------
Weighted average number of shares used in
     computing per share amounts                      3,820          4,121          4,139          4,154          3,965
                                                    -------        -------        -------        -------        -------
                                                    -------        -------        -------        -------        -------



   The accompanying notes are an integral part of these financial statements.

                          APPLIED INTELLIGENT SYSTEMS, INC.

                          STATEMENTS OF STOCKHOLDERS' EQUITY
          For the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997
                                    (in thousands)

                                   Common Stock                                                   Note           Total
                                   ------------       Additional                 Accumulated   Receivable,   Stockholders'
                                 Shares     Amount  Paid-In Captial               Deficit          Net           Equity
                                 ------     ------  ---------------               -------          ---           ------
BALANCE AT
  DECEMBER 31, 1993               3,335       $33        $23,275                 ($20,725)        $   --         $2,583
Exercise of stock options            70         1            116                       --             --            117
Net Income                           --        --             --                    1,510             --          1,510
                                 ------    ------        -------                 --------         ------         ------
BALANCE AT
  DECEMBER 31, 1994               3,405        34         23,391                  (19,215)            --          4,210
Exercise of stock options            64         1             72                       --             --             73
Grant of common stock                 1        --              6                       --             --              6
Abandonment of common stock         (16)       --             --                       --             --             --
Note receivable and related
  accrued interest                   --        --             --                       --           (359)          (359)
Net income                           --        --             --                    2,864             --          2,864
                                 ------    ------        -------                 --------         ------         ------
BALANCE AT
  DECEMBER 31, 1995               3,454        35         23,469                  (16,351)          (359)         6,794
Exercise of stock options           124         1            173                       --             --            174
Grant of common stock                --        --              1                       --             --              1
Interest earned                      --        --             --                       --            (21)           (21)
Additional amount loaned             --        --             --                       --            (30)           (30)
Reserve against note receivable      --        --             --                       --            410            410
Net loss                             --        --             --                   (3,172)            --         (3,172)
                                 ------    ------        -------                 --------         ------         ------
BALANCE AT
  DECEMBER 31, 1996               3,578        36         23,643                  (19,523)            --          4,156
Exercise of stock options             3        --              8                       --             --              8
Interest earned on note
  receivable                         --        --             --                       --             10             10
Reserve against interest
  earned on note receivable          --        --             --                       --            (10)           (10)
Net Income                           --        --             --                    1,817             --          1,817
                                 ------    ------        -------                 --------         ------         ------
BALANCE AT
  JUNE 30, 1997
  (unaudited)                     3,581    $   36        $23.651                 ($17,706)        $    0         $5,981
                                 ------    ------        -------                 --------         ------         ------
                                 ------    ------        -------                 --------         ------         ------


      The accompanying notes are an integral part of these financial statements.

                          APPLIED INTELLIGENT SYSTEMS, INC.

                               STATEMENTS OF CASH FLOWS
                                    (in thousands)


                                                              For The Years Ended                      Six Months
                                                                  December 31,                        Ended June 30,
                                                     1994            1995           1996           1996           1997
                                                     ----            ----           ----           ----           ----
                                                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                  $1,510       $  2,864     $   (3,172)        $  436       $  1,817
  Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
    Depreciation and amortization                       434            984            861            396            471
    Loss on disposal of property and equipment           23             42            167             10              2
    Provision for impairment of cost investment          --             --            103             --             --
    Provision for reserve against note receivable        --             --            410             --             10
    Gain from insurance proceeds on equipment theft   (229)             --             --              8             --
    Compensation expense on stock grants                 --              6              1             --             --
    Changes in operating assets and liabilities:
      Accounts receivable                            (1,117)          (804)         2,809          2,037         (1,457)
      Inventories                                      (929)        (2,071)         2,141            753           (293)
      Prepaid expenses and other assets                 (56)            (9)           (46)        (1,945)          (384)
      Accounts and taxes payable, accrued expenses
      and deferred revenue                              777          2,217         (1,880)          (993)         1,886
                                                    -------        -------        -------         ------        -------
        Net cash provided by operating activities       413          3,229          1,394            702          2,052
                                                    -------        -------        -------         ------        -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Expenditures for property and equipment            (1,164)        (1,385)        (1,380)          (724)          (484)
  Proceeds from sale of property and equipment           11             11              6             --             --
  Insurance proceeds from equipment theft               301             --             --             --
  Proceeds from loan repayment                           --            484             --             --             --
  Other investment                                       --             --             --             --            (70)
  Increase in note receivable and accrued
  interest                                             (500)          (309)           (51)            (8)           (10)
                                                    -------        -------        -------         ------        -------
        Net cash used in investing activities        (1,352)        (1,199)        (1,425)          (732)          (564)
                                                    -------        -------        -------         ------        -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (repayments) under line of credit      825         (1,600)          (100)          (100)            --
  Proceeds from financing of equipment                   --            221             --             --            308
  Repayments of capital lease obligations                --            (33)           (77)           (35)           (61)
  Proceeds from exercise of stock options and notes
  payable                                               117             74            174            132              8
                                                    -------        -------        -------         ------        -------
  Net cash provided by (used in) financing
  activities                                            942         (1,338)            (3)            (3)           255
                                                    -------        -------        -------         ------        -------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS           3            692            (34)           (33)         1,743
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD             110            113            805            805            771
                                                    -------        -------        -------         ------        -------
CASH AND EQUIVALENTS AT END OF PERIOD               $   113        $   805        $   771         $  772        $ 2,514
                                                    -------        -------        -------         ------        -------
                                                    -------        -------        -------         ------        -------
    Cash paid for interest                          $    58        $    76        $    12         $    7        $    10
    Cash paid for income taxes                      $    59        $   170        $   166         $  160        $    82



      The accompanying notes are an integral part of these financial statements.

                          APPLIED INTELLIGENT SYSTEMS, INC.

                            NOTES TO FINANCIAL STATEMENTS

1.  THE COMPANY

Applied Intelligent Systems, Inc. (the Company) provides industrial machine vision solutions for automated process control and visual inspection throughout a wide range of manufacturing processes. The Company provides solutions for the enhancement, analysis and understanding of digital imagery, replacing human vision on the factory floor.

2.  SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements reflect the application of certain accounting policies described in this and other notes to financial statements.

CASH EQUIVALENTS

The Company considers all highly liquid financial instruments purchased with maturities of less than three months to be cash equivalents.

INVENTORIES

Inventories are stated at the lower of cost (determined using the first-in, first-out method) or market.

OTHER CURRENT ASSETS

Other current assets at June 30, 1997 included a receivable of $205,856 (unaudited) resulting from a cost reimbursement from a customer and a $180,809 (unaudited) receivable resulting from the sale of a portion of the Company's inventory to the Company's contract manufacturer.

PROPERTY AND EQUIPMENT

Additions to property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the respective estimated useful lives of the related assets, which range from three to seven years. Amortization of leasehold improvements is provided over the term of the related lease or the estimated useful life of the improvement, whichever is shorter. Maintenance and repairs are expensed as incurred.

INVESTMENT

In 1992, the Company acquired an ownership interest in a Korean company for $102,633. This investment has been accounted for using the cost method. During 1996, the Company established a valuation allowance against the entire investment balance.

REVENUE RECOGNITION

Revenue from system sales is recognized at the point of shipment. Revenue from software and engineering development is recognized as the Company performs the services in accordance with the contract terms.

During 1993, the Company entered into a product development and sales agreement with a Korean customer. Under the terms of the agreement, the Company provided certain product development services and sold certain systems to the customer. During 1994 the Company recognized revenue of $2,100,000 pursuant to this agreement.

                          APPLIED INTELLIGENT SYSTEMS, INC.

NET INCOME (LOSS) PER SHARE

Net income (loss) per share is based on the weighted average number of shares outstanding during the period after considering the dilutive effect of outstanding stock options.

SOFTWARE DEVELOPMENT COSTS

Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized, if material. To date, no significant software development costs have been incurred subsequent to the establishment of technological feasibility.

INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or tax rates.

CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of trade receivables. A majority of the Company's trade receivables are derived from sales in various geographic areas to companies within the semiconductor and electronics manufacturing industries. The Company performs ongoing credit evaluations of its customers' financial condition but generally does not require collateral. Management believes the carrying value of trade receivables approximates fair value.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of all financial instruments in the accompanying financial statements approximate fair value.

MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform with the 1996 presentation.

                          APPLIED INTELLIGENT SYSTEMS, INC.

NEWLY RELEASED ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has recently issued the following pronouncements: Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share, SFAS No. 129, Disclosure of Information about Capital Structure, SFAS No. 130, Reporting Comprehensive Income and SFAS No. 131, Reporting Disaggrated Information about a Business Enterprise. SFAS No. 128 and 129 are effective for periods ending after December 15, 1997. SFAS No. 130 and 131 are effective for periods beginning after December 15, 1997. SFAS No. 128 will have an impact on future earnings per share calculations as it modifies the underlying variables in the calculation. The impact will depend on the status of potentially dilutive securities in the future. SFAS No. 129, 130 and 131 are not expected to have a significant impact on the Company's future financial statements.

3.  INVENTORIES

Inventories consist of the following:

                         December 31,              June 30,
                      1995           1996           1997
                      ----           ----           ----
                                                 (UNAUDITED)
 Raw materials     $1,162,338     $1,018,110     $1,922,674
 Work-in-process    2,800,781        669,162        194,855
 Finished goods        56,942        191,616         54,207
                   ----------     ----------     ----------
                   $4,020,061     $1,878,888     $2,171,736
                   ----------     ----------     ----------
                   ----------     ----------     ----------

Work-in-process and finished goods inventories include materials and the direct costs of assembly.

During 1996 the Company recorded a charge against inventory of approximately $1.2 million related to the discontinuation of two product lines which has been included in costs of system sales in the accompanying statement of operations for the year ended December 31, 1996.

4.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                          December 31,           June 30,
                                        1995       1996           1997
                                        ----       ----           ----
                                                               (UNAUDITED)
 Computers and test equipment     $  3,437,575  $ 3,152,078    $3,503,939
 Furniture and fixtures                460,757      690,172       672,276
 Leasehold Improvements                339,548      528,314       660,193
 Equipment under capital leases        221,257      211,829       211,829
 Office equipment                      177,887      209,016       224,890
                                  ------------  -----------    ----------
                                     4,637,024    4,791,409     5,273,127
Accumulated depreciation and
amortization                         2,364,621    2,172,830     2,643,718
                                  ------------  -----------    ----------
 Property and equipment - net     $  2,272,403  $ 2,618,579    $2,629,409
                                  ------------  -----------    ----------
                                  ------------  -----------    ----------

                          APPLIED INTELLIGENT SYSTEMS, INC.

5.  STOCK-BASED COMPENSATION PLANS

INCENTIVE STOCK OPTION PLANS

The 1995 Incentive Stock Option Plan (the 1995 Plan), the 1992 Incentive Stock Option Plan (the 1992 Plan) and the 1991 Incentive Stock Option Plan (the 1991
Plan) were approved by the Company's stockholders, as successor plans to the Company's 1989 Incentive Stock Option Plan (the 1989 Plan). All options available under the 1992 Plan, 1991 Plan and 1989 Plan have been granted. These plans cover substantially all employees. Options to purchase the Company's common stock are exercisable at a price equal to the fair market value of the stock at the date of grant, as determined by the Company's board of directors, and become exercisable over a period of one to five years following the date of grant. All options expire ten years after the date of grant. There are 650,000 shares reserved for issuance under the 1995 Plan, of which options on 547,750 shares have been granted.

The Company accounts for these plans under APB Opinion No. 25, under which no compensation expense has been recognized. Had compensation expense for these plans been determined consistent with FASB Statement No. 123 (SFAS 123), Accounting for Stock-Based Compensation, the Company's net income (loss) and earnings (loss) per share would have been as follows:

                                                                   June 30,
                                       1995           1996           1997
                                       ----           ----           ----
                                                                  (Unaudited)
Net income (loss): As Reported      $2,864,018     $(3,172,366)   $1,816,868
                   Pro Forma         2,473,822      (3,411,994)    1,739,300
Net income (loss)
  per share:       As Reported            $.70           $(.77)         $.46
                   Pro Forma               .60            (.82)          .44

SFAS 123 requirements are not applicable to options granted prior to January 1, 1995. The above pro forma results may not be representative of that to be expected in future years.

Information concerning incentive stock options for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997 is as follows:

                                     Number Of      Price Per
                                      Shares          Share
                                      ------          -----
 Outstanding at December 31, 1993    985,480        $ 1 - 4
 Exercisable at December 31, 1993    684,960        $ 1 - 4
 1994 Activity:
   Options granted                    96,500        $ 4 - 6
   Options terminated                (26,410)       $ 1 - 4
   Options exercised                 (62,610)       $ 1 - 4
                                     -------
 Outstanding at December 31, 1994    992,960        $ 1 - 6
                                     -------
                                     -------
 Exercisable at December 31, 1994    728,067        $ 1 - 4

                          APPLIED INTELLIGENT SYSTEMS, INC.

                                                                     Weighted
                                                          Price       Average
                                         Number Of         Per       Exercise
                                          Shares          Share        Price
                                          ------          -----        -----
1995 ACTIVITY:
    Options granted                       271,200        $ 6 - 8      $ 7.54
    Options terminated                    (24,201)       $ 1 - 6        1.75
    Options exercised                     (61,424)       $ 1 - 4        1.69
                                       ----------
Outstanding at December 31, 1995        1,178,535        $ 1 - 8
                                       ----------
                                       ----------
Exercisable at December 31, 1995          908,213        $ 1 - 8
Weighted average fair value of
  options granted                         $     3.69
1996 ACTIVITY:
    Options granted                       338,550        $ 4 - 8      $ 4.22
    Options terminated                   (402,625)       $ 1 - 8        6.39
    Options exercised                    (114,234)       $ 1 - 8        2.46
                                       ----------
Outstanding at December 31, 1996        1,000,226        $ 1 - 4
                                       ----------
                                       ----------
Exercisable at December 31, 1996          806,462        $ 1 - 4
Weighted average fair value of
  options granted                         $     2.66
1997 ACTIVITY (UNAUDITED):
    Options granted                        18,050            $ 4      $ 4.00
    Options terminated                    (20,254)           $ 4      $ 4.00
    Options exercised                      (2,812)       $ 2 - 4        2.88
                                       ----------
Outstanding at June 30, 1997              995,210
                                       ----------
                                       ----------
Exercisable at June 30, 1997              822,385
Weighted average fair value of
  options granted                         $     1.55


During 1994, 1995 and 1996 and for the six months ended June 30, 1997, 69,860 shares, 64,424 shares, 114,234 shares and 2,812 shares (unaudited), respectively, were issued due to the exercise of stock options, the net proceeds of which were $116,515, $73,566, $173,933 and $8,102
(unaudited), respectively.

NON-QUALIFIED STOCK OPTION PLANS

The Company has granted options to certain directors of the Company to purchase shares of common stock at prices ranging from $1 to $4 per share, pursuant to previously established Non-Qualified Stock Option Plans. Options to purchase the Company's common stock are exercisable at a price equal to the fair market value of the stock at the date of grant, as determined by the Company's board of directors, and become exercisable over a period of one to five years following the date of grant. All options expire ten years after the date of grant. Options to purchase 15,000 shares of common stock were outstanding as of December 31, 1996. During 1996, 1995 and 1994, 10,000 options were exercised at $2 per share, 3,000 options were exercised at $1 per share, and 7,250 options were exercised at a range of $1 to $4 per share, respectively. No non-qualified stock options were exercised during the six months ended June 30, 1997.

                          APPLIED INTELLIGENT SYSTEMS, INC.

6.  INCOME TAXES

The components of the provision for income taxes in the accompanying statements of operations consist of the following:

                                                                 Six Months Ended
                          For The Years Ended December 31,            June 30,
                          --------------------------------       -----------------
                            1994        1995         1996         1996       1997
                          -------     -------      -------       ------     ------
                                                                    (Unaudited)
Current tax expense:
    Federal                 93,200     97,800           --           --      64,000
    State                       --     38,700        2,500        2,500      66,000
Deferred tax expense        88,300     61,900     ,079,000       40,000      21,200
Change in valuation
  allowance               (488,300)  (961,900)  (1,079,000)    (540,000)   (321,200)
                           -------    -------    ---------      -------     -------
Total provision           $ 93,200  $ 436,500     $ 52,500     $ 52,500   $ 230,000
                           -------    -------    ---------      -------     -------
                           -------    -------    ---------      -------     -------

In 1994, 1995 and 1996, the Company's effective tax rates differ from the Federal statutory tax rate of 34% primarily due to the change in the deferred tax valuation allowance net of state tax expense.

Deferred income taxes and benefits are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. Temporary differences which give rise to deferred taxes are as follows:


                                              December 31,           June 30,
                                          1995            1996         1997
                                          ----            ----         ----
                                                                    (Unaudited)

Deferred Tax Assets

   Net operating loss carryforward       4,482,000      4,829,300    4,810,000

   Inventory and accounts
   receivable reserves                     338,000        726,300      680,300

   Business credit carryforward            463,200        470,000      470,000

   Accrued expenses                        533,600        519,000      770,400

   Property and equipment                   44,600        197,100      323,400

   Alternative minimum tax credit
   carryforward                            135,400        157,000      162,200

   Note receivable reserve                      --        139,400      143,000

   Other deferred tax assets                    --         37,700       37,700
                                         ---------      ---------    ---------
                                         5,996,800      7,075,800    7,397,000

Valuation allowance                     (5,996,800)    (7,075,800)  (7,397,000)
                                         ---------      ---------    ---------

Net deferred taxes                     $        --    $        --  $        --
                                         ---------      ---------    ---------
                                         ---------      ---------    ---------

Valuation allowances of $5,996,800, $7,075,800 and $7,397,000 (unaudited) have been recorded to reserve the deferred tax assets at December 31, 1995 and 1996 and June 30, 1997, respectively, since realization of these amounts is questionable.

The Company has available net operating loss carryforwards to reduce future taxable income and general business credit carryforwards to offset future taxes payable. As of June 30, 1997 net operating loss carryforwards of $14,146,800 exist which expire over the period from 1999 through 2011.
The general business and alternative minimum tax credit

                          APPLIED INTELLIGENT SYSTEMS, INC.

carryforwards approximate $632,200. The general business credits expire over the period from 1997 through 2002.

7.  SIGNIFICANT CUSTOMERS AND EXPORT SALES

SIGNIFICANT CUSTOMERS

The following summarizes significant customers from which the Company earned 10% or more of its annual revenues:

                                        Number of                                    Percentage
                                       Significant    Significant     Revenues       Of Total
                                        Customers      Customer        (000'S)        Revenues
                                       -----------    ----------       -------       ----------
Six months ended June 30, 1997             2              A             $8,677          65%
(unaudited)                                               B              2,922          22
Year ended December 31, 1996               2              A             $8,584          52%
                                                          B              4,127          25
Year ended December 31, 1995               2              A            $12,439          55%
                                                          B              4,917          22
Year ended December 31, 1994               3              A            $ 6,061          41%
                                                          B              3,029          21
                                                          C              2,100          14

EXPORT SALES

Export sales, primarily to Asia and Europe, in 1994, 1995, 1996 and the six months ended June 30, 1997, were approximately $4,002,000, $2,908,000, $2,485,000 and $1,426,000 (unaudited), respectively.

8.  LINE OF CREDIT

The Company has an unsecured bank line of credit agreement expiring September 30, 1997, which provides for borrowings up to $3,000,000. Interest is charged at the bank's prime rate.

The maximum amounts outstanding during 1994, 1995 and 1996 under the Company's line of credit agreement were $1,700,000, $2,075,000 and $100,000, respectively. The average amounts outstanding and the weighted average interest rates for 1994, 1995 and 1996 were approximately $917,000, $744,000 and $8,000, and 7.6%,
9.1% and 8.5%, respectively.  No amounts were borrowed during 1997.

The line of credit agreement contains a minimum tangible net worth requirement and provides for certain other non-financial conditions. In addition, the Company is required to maintain working capital of not less than $750,000, and a ratio of total liabilities to tangible net worth not to exceed 1.5 to 1.0

9.  LEASES AND NOTES PAYABLE

The Company has entered into noncancelable operating and capital lease agreements for its office, engineering and manufacturing facilities and certain equipment. The facility leases require that the Company pay for insurance, taxes, maintenance and repairs. Rent expense under the operating leases was approximately $512,000, $619,000, $690,000 and $367,000 (unaudited) in 1994,
1995, 1996, and the six months ended June 30, 1997, respectively. Minimum future rental commitments under noncancelable operating and capital leases at December 31, 1996 are as follows:

                          APPLIED INTELLIGENT SYSTEMS, INC.

                                  Captial Lease          Operating
                                   Obligations            Leases
                                  -------------          --------

  1997                                $78,914            $590,720
  1998                                 39,874             473,288
  1999                                     --             465,900
  2000                                     --             429,547
  2001                                     --             435,696
  Thereafter                               --           2,372,748
                                    ---------          ----------

Total minimum payments                118,788          $4,767,899
                                                       ----------
                                                       ----------
Less amounts representing interest      6,725
                                    ---------

Total present value of minimum lease
   payments at December 31, 1996      112,063
Less current portion                   73,196
                                    ---------

Long-term portion                   $  38,867
                                    ---------
                                    ---------


Subsequent to December 31, 1996, the Company entered into an installment note payable to a bank to finance the purchase of certain equipment. Interest on the note is at the bank's prime rate plus 1/2%. The outstanding balance of the note is approximately $283,000 (unaudited) as of June 30, 1997.

10. RELATED PARTY TRANSACTIONS

During 1994 the Company loaned $500,000 to an officer of the Company under the terms of a demand note. During January 1995, the officer repaid to the Company all of the accrued interest and $460,920 of the principal on this note. During August 1995, the Company loaned $308,792 to an officer of the Company under the terms of a demand note which bears interest at the Company's effective borrowing rate. During August 1996, the Company loaned $30,000 to an officer of the Company under the terms of a demand note which bears interest at the Company's effective borrowing rate. The outstanding notes are secured by the officer's options to purchase the Company's common stock. During 1996, the Company established valuation allowances against the entire note and interest receivable balances.

11. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan covering all eligible employees. Participants may elect to defer a certain percentage of qualified compensation through voluntary contributions to the plan and the Company may make discretionary contributions to the plan based on the gross compensation of qualified participants. The Company made no contributions to the plan in 1994, 1995 or 1996.

12. CONTINGENCIES

The Company is party to litigation and legal proceedings arising in the ordinary course of business. In the opinion of the Company's management, these matters will not have a material adverse effect on the financial condition and the results of operations of the Company.

                                                                       ANNEX A

                                      AGREEMENT
                                          OF
                              REORGANIZATION AND MERGER


                                        AMONG


                         ELECTRO SCIENTIFIC INDUSTRIES, INC.
                                AN OREGON CORPORATION,

                          APPLIED INTELLIGENT SYSTEMS, INC.
                               A MICHIGAN CORPORATION,


                                         AND


                                ASTEROID MERGER CORP.,
                                AN OREGON CORPORATION.


                                  September 29, 1997

                                  TABLE OF CONTENTS


                                      ARTICLE I
                                      THE MERGER

1.1 The Merger................................................................2
1.2 Effect of Merger..........................................................2
    1.2.1     The Surviving Corporation.......................................2
    1.2.2     Directors and Officers..........................................3
1.3 Merger Consideration......................................................3
    1.3.1     AISI Stock......................................................3
    1.3.2     Stock Splits, Etc...............................................4
    1.3.3     Merger Corp. Stock..............................................4
    1.3.4     Options.........................................................5
1.4 Surrender and Cancellation of Certificates................................6
    1.4.1     Surrender of Certificates.......................................6
    1.4.2     Option Agreements...............................................7
    1.4.3     No Fractional Shares............................................7
    1.4.4     Cancellation....................................................8
    1.4.5     Treasury Shares.................................................8
    1.4.6     Escheat.........................................................8
    1.4.7     Withholding Rights..............................................8
1.5 Dissenters' Rights........................................................9
    1.5.1     Notice..........................................................9
    1.5.2     Rights of Dissenting Shares.....................................9
1.6 Stock Transfer Books.....................................................10
1.7 Closing..................................................................10
1.8 Subsequent Actions.......................................................10

                                      ARTICLE II
                                  FURTHER AGREEMENTS

2.1 Noncompetition and Confidentiality Agreements............................11
2.2 Escrow Agreement.........................................................11

                                     ARTICLE III
                            REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of AISI...................................12
    3.1.1     Organization and Status........................................12
    3.1.2     Capitalization.................................................12
    3.1.3     Corporate Authority............................................13

    3.1.4     Governmental Filings...........................................14
    3.1.5     Investments; Subsidiaries......................................14
    3.1.6     No Adverse Consequences........................................14
    3.1.7     Financial Statements...........................................15
    3.1.8     Undisclosed Liabilities; Returns...............................15
    3.1.9     Absence of Certain Changes or Events...........................16
    3.1.10       Prohibited Payments.........................................18
    3.1.11       Litigation..................................................18
    3.1.12       Compliance with Laws; Judgments.............................18
    3.1.13       Employment Matters..........................................19
         3.1.13.1     Labor Matters..........................................19
         3.1.13.2     Employee Benefits......................................19
         3.1.13.3     Employment Agreements..................................21
         3.1.13.4     Compensation...........................................21
         3.1.13.5     Confidentiality and Inventions Agreements..............22
    3.1.14       Title to and Condition of Real Property.....................22
    3.1.15       Title to and Condition of Fixed Assets......................23
    3.1.16       Intellectual Property.......................................23
    3.1.17       Certain Contracts and Arrangements..........................24
    3.1.18       Status of Contracts.........................................25
    3.1.19       Insurance...................................................26
    3.1.20       Permits and Licenses........................................26
    3.1.21       Taxes.......................................................27
         3.1.21.1     Returns................................................27
         3.1.21.2     Taxes Paid or Reserved.................................28
         3.1.21.3     Definition.............................................28
    3.1.22       Related Party Interests.....................................29
    3.1.23       No Powers of Attorney or Restrictions.......................29
    3.1.24       Environmental Conditions....................................30
         3.1.24.1     Compliance.............................................30
         3.1.24.2     Hazardous Substances...................................30
         3.1.24.3     Filings and Notices....................................31
         3.1.24.4     Definitions............................................31
    3.1.25       Consents and Approvals......................................32
    3.1.26       Records.....................................................32
    3.1.27       Receivables.................................................32
    3.1.28       Bank Accounts...............................................32
    3.1.29       Product Warranties..........................................33
    3.1.30       Inventories.................................................33
    3.1.31       Product Liability...........................................34
    3.1.32       Backlog and Customer Information............................34
    3.1.33       Accounting Controls.........................................34
    3.1.34       Brokers and Finders.........................................34
    3.1.35       Reliance....................................................35

    3.1.36       Accuracy of Representations and Warranties..................35
    3.1.37       Prospectus/Information Statement............................35
    3.1.38       Continuity of Business Enterprise...........................36
    3.1.39       1998 Forecast...............................................36
3.2 Representations and Warranties of ESI....................................36
    3.2.1     Organization and Status........................................36
    3.2.2     Capitalization.................................................36
    3.2.3     Corporate Authority............................................37
    3.2.4     Governmental Filings...........................................37
    3.2.5     SEC Reports and Financial Statements...........................37
    3.2.6     Litigation.....................................................38
    3.2.7     No Adverse Consequences........................................38
    3.2.8     Brokers and Finders............................................38
    3.2.9     Prospectus/Information Statement...............................39
3.3 Representations and Warranties Relating to Merger Corp...................39
    3.3.1     Organization and Status........................................39
    3.3.2     Capitalization.................................................39
    3.3.3     Corporate Authority............................................40
    3.3.4     Governmental Filings...........................................40
    3.3.5     Litigation.....................................................40
    3.3.6     No Operations..................................................40

                                      ARTICLE IV
                                      COVENANTS
4.1 Mutual Covenants.........................................................41
    4.1.1     Consents and Approvals.........................................41
    4.1.2     Best Efforts...................................................41
    4.1.3     Publicity......................................................41
    4.1.4     Confidentiality................................................41
4.2 Covenants of AISI........................................................41
    4.2.1     Conduct of Business............................................42
    4.2.2     Acquisition Proposals..........................................44
    4.2.3     Investigations.................................................45
    4.2.4     Antitrust Improvements Act.....................................45
    4.2.5     AISI Shareholders Approval.....................................46
    4.2.6     Information for Prospectus/Information Statement and Registration
    Statement................................................................46
4.3 Covenants of ESI.........................................................46
    4.3.1     Conduct of Business............................................47
    4.3.2     Registration Statement.........................................47
    4.3.3     Listing of ESI Common Stock....................................47
    4.3.4     Antitrust Improvements Act.....................................47
    4.3.5     Issuance of Certificates.......................................47

    4.3.6     Registration of Option Shares..................................48
    4.3.7     Directors & Officers Insurance.................................48
4.4 Covenants of Merger Corp.................................................48

                                      ARTICLE V
                                      CONDITIONS

5.1 Conditions to the Obligations of All Parties.............................49
    5.1.1     Regulatory Approvals...........................................49
    5.1.2     Litigation.....................................................49
              5.1.3     Section 368(a)(2)(E) of the Code Requirement.........49
5.2 Conditions to the Obligations of AISI....................................50
    5.2.1     Representations, Warranties and Covenants......................50
    5.2.2     No Material Adverse Change.....................................51
    5.2.3     Opinion of Counsel.............................................51
    5.2.4     Registration of Securities; Listing............................51
    5.2.5     Shareholders' Approval; Dissenters.............................51
    5.2.6     Accountants Opinion............................................51
5.3 Conditions to the Obligations of ESI and Merger Corp.....................52
    5.3.1     Representations, Warranties and Covenants......................52
    5.3.2     Opinion of Counsel.............................................52
    5.3.3     Consents and Approvals.........................................52
    5.3.4     No Material Adverse Change; Completion of Inspection...........52
              5.3.4.1   No Material Adverse Change...........................53
              5.3.4.2   Completion of Investigation..........................53
    5.3.5     Accountants Opinion............................................53
    5.3.6     Registration of Securities; Listing............................53
    5.3.7     Affiliate Representation Letters...............................54
    5.3.8     Continuity of Interests Letter.................................54
    5.3.9     Other Agreements...............................................54
    5.3.10    Physical Count of Assets.......................................54
    5.3.11    Tax Clearance Certificate......................................54
    5.3.12    Related Party Agreements.......................................55
    5.3.13    Confidentiality Agreements.....................................55
    5.3.14    Updated Financial and Other Information........................55
    5.3.15    Environmental Report...........................................55
    5.3.16    Fairness Opinion...............................................55

                                      ARTICLE VI
                             SURVIVAL AND INDEMNIFICATION

6.1 Survival.................................................................56
6.2 Scope of Indemnification.................................................56
6.3 Escrow...................................................................57

6.4   Limitations............................................................57
      6.4.1     Minor Claims.................................................57
      6.4.2     Escrowed Property............................................57
6.5   Claim Procedure for Indemnification....................................58
      6.5.1     Notice.......................................................58
      6.5.2     Response to Third Party Claim................................58
      6.5.3     Diligent Conduct.............................................58

                                     ARTICLE VII
                                     TERMINATION

7.1   Termination by Mutual Consent..........................................59
7.2   Termination by Either AISI or ESI......................................59
7.3   Effect of Termination and Abandonment..................................60
7.4   Termination Fees.......................................................60

                                     ARTICLE VIII
                              MISCELLANEOUS AND GENERAL

8.1   Payment of Expenses....................................................62
8.2   Entire Agreement.......................................................62
8.3   Assignment.............................................................62
8.4   Binding Effect; No Third Party Benefit.................................62
8.5   Amendment and Modification.............................................63
8.6   Waiver of Conditions...................................................63
8.7   Counterparts...........................................................63
8.8   Captions...............................................................63
8.9   Subsidiary.............................................................63
8.10  Notices................................................................64
8.11  Choice of Law..........................................................65
8.12  Attorneys' Fees........................................................65
8.13  Separability...........................................................65

                                       EXHIBITS

    A  -  Plan of Merger
    B  -  Form of ESI Confidentiality Agreement
    C  -  Form of Escrow Agreement
    D  -  Form(s) of Confidentiality and Inventions Agreements
    E  -  Form of Counsel Opinion for ESI
    F  -  Form of Counsel Opinion for AISI
    G  -  Form of Affiliate Representation Letter
    H  -  Form of Continuity of Interests Letter

                                      SCHEDULES


              Schedule                                          Page
              --------                                          ----

3.1           AISI Disclosure Schedule                          12
3.1.2         AISI Shareholders and Option Holders              13
3.1.5         AISI Investments                                  14
3.1.13.2      Employee Benefits                                 19
3.1.13.3      Employment Manuals                                21
3.1.13.4      Compensation                                      21
3.1.14        Leased Real Property                              22
3.1.15        Tangible Personal Property                        23
3.1.16        Intellectual Property                             23
3.1.17        Other Agreements                                  24
3.1.19        Insurance Policies                                26
3.1.20        Permits                                           26
3.1.21        Audits                                            27
3.1.22        Related Parties                                   29
3.1.28        Bank Accounts                                     32
3.1.29        Product Warranty                                  33
3.1.30        Inventory                                         33
3.1.32        Backlog                                           34
3.2           ESI Disclosure Schedule                           36
5.3.7         Signatories to Affiliate Representation Letter    54
5.3.8         Signatories to Continuity of Interest Letter      54

                                    INDEX OF TERMS


Term                                      Section                  Page
----                                      -------                  ----

1998 Forecast                             Section 3.1.39           36
Acquisition Transaction                   Section 4.2.2            44
Agreement                                 Preamble                  1
AISI                                      Preamble                  1
AISI Common Stock                         Section 1.1               2
AISI Disclosure Schedule                  Section 3.1              12
AISI Stock Plans                          Section 3.1.2            13
Cash Election Shares                      Section 1.3.3(b)          4
Claim Notice                              Section 6.5.1            58
Closing                                   Section 1.7              10
Closing Date                              Section 1.7              10
Code                                      Recital B                 1
Confidentiality Agreements                Section 4.1.4            41
Contracts                                 Section 3.1.18           25
Conversion Ratio                          Section 1.3               3
Current Balance Sheet                     Section 3.1.7            15
Damages                                   Section 6.2              56
Disclosed Litigation                      Section 6.2              56
Dissenters' Rights                        Section 1.5.1             9
Dissenting Shareholder                    Section 1.5.2             9
Dissenting Shares                         Section 1.5.2             9
Effective Time                            Section 1.1               2
Environmental Law                         Section 3.1.24.4         31
ERISA                                     Section 3.1.13.2         20
ERISA Plans                               Section 3.1.13.2         20
Escrow Agreement                          Section 2.2              10
Escrowed Property                         Section 6.3              57
ESI                                       Preamble                  1
ESI Common Stock                          Section 1.1               2
ESI Disclosure Schedule                   Section 3.2              36
ESI SEC Reports                           Section 3.2.5            38
Financial Statements                      Section 3.1.7            15
Governmental Entity                       Section 3.1.4            14
Hazardous Substance                       Section 3.1.24.4         31
HSR Filing                                Section 4.2.4            45
Indemnified Parties                       Section 6.2              56
Intellectual Property                     Section 3.1.16           23
Leased Real Property                      Section 3.1.14           22
MBCA                                      Section 1.2.1             2

Term                                      Section                  Page
----                                      -------                  ----

Merger                                    Section 1.1               2
Merger Consideration                      Section 1.3               3
Merger Corp.                              Preamble                  1
OBCA                                      Section 1.2               2
Permits                                   Section 3.1.20           26
Policies                                  Section 3.1.19           26
Previously Leased Real Property           Section 3.1.14           22
Prospectus/Information Statement          Section 4.2.5            46
Reserves or Reserved                      Section 3.1.8            15
Returns                                   Section 3.1.21.1         27
SEC                                       Section 3.2.5            38
Shareholder Representatives               Section 2.2              11
Subsidiary                                Section 8.9              63
Surviving Corporation                     Section 1.2.1             2
Tangible Personal Property                Section 3.1.15           23
Taxes                                     Section 3.1.21.3         28
Third Party Claims                        Section 6.5.2            58

                                      AGREEMENT

                                          OF

                              REORGANIZATION AND MERGER


     THIS AGREEMENT OF REORGANIZATION AND MERGER (this "Agreement") is entered into as of September 29, 1997 among Electro Scientific Industries, Inc., an Oregon corporation ("ESI"), Applied Intelligent Systems, Inc., a Michigan corporation ("AISI"), and Asteroid Merger Corp., an Oregon corporation ("Merger Corp.").
                                       RECITALS

     A. The Boards of Directors of ESI and AISI have determined that it is in the best interests of their respective shareholders for ESI to acquire AISI upon the terms and subject to the conditions set forth herein.

     B. It is intended that the Merger (as defined below) qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

                                      AGREEMENT

          In consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties agree as follows:

                                      ARTICLE I

                                      THE MERGER

          1.1 THE MERGER. Pursuant to the laws of the States of Michigan and Oregon, and subject to and in accordance with the terms and conditions of this Agreement and the Plan of Merger attached hereto as EXHIBIT A, Merger Corp. shall be merged with and into AISI, and the outstanding shares of AISI Common Stock, no par value (the "AISI Common Stock") shall be converted into the right to receive shares of ESI Common Stock, without par value (the "ESI Common Stock"), in a transaction intended to qualify as a tax-free reorganization under
Section 368(a)(1)(A) and (a)(2)(E) of the Code. AISI and Merger Corp. shall execute Articles of Merger, to be filed with the Secretaries of State of the States of Michigan and Oregon on the Closing Date, as defined in Section 1.7, or as soon thereafter as practicable. The merger of Merger Corp. with and into AISI (the "Merger") shall take effect (the "Effective Time") upon the later of the time when the Articles of Merger are duly filed with the Secretary of State of the State of Michigan, and the time when the Articles of Merger are duly filed with the Corporation Division of the Secretary of State of the State of Oregon, or at such other time as the parties may agree upon in writing pursuant to applicable law.

          1.2  EFFECT OF MERGER.

               1.2.1 THE SURVIVING CORPORATION. At the Effective Time, Merger Corp. shall be merged with and into AISI in the manner and with the effect provided by the Michigan Business Corporation Act (the "MBCA") and the Oregon Business Corporation Act (the "OBCA"), the separate corporate existence of Merger Corp. shall cease and AISI shall be the surviving corporation (the "Surviving Corporation"). The outstanding shares of AISI Common

Stock shall be converted into shares of ESI Common Stock, and the outstanding shares of capital stock of Merger Corp. shall be converted into shares of capital stock of the Surviving Corporation, all on the basis, terms and conditions described in Section 1.3.

               1.2.2 DIRECTORS AND OFFICERS. At and as of the Effective Time, the directors and officers of the Surviving Corporation shall be as follows:

          DIRECTORS

          Donald R. VanLuvanee
          Barry L. Harmon
          Larry T. Rapp

          OFFICERS

          Donald R. VanLuvanee     President and Chief Executive Officer
          Barry L. Harmon          Vice President and Chief Financial Officer
          Larry T. Rapp            Secretary

          1.3 MERGER CONSIDERATION. Each share of AISI Common Stock outstanding immediately before the Effective Time (excluding each Dissenting Share as defined in Section 1.5.2) shall be converted into the right to receive the number of shares of ESI Common Stock (the "Merger Consideration") that corresponds to a ratio (the "Conversion Ratio") determined by dividing 1,400,000 by the sum of the total shares of AISI Common Stock outstanding on the Closing Date PLUS the total number of AISI shares subject to the Options (as defined in Section 1.3.4) on the Closing Date. The manner and basis of converting the shares of AISI Common Stock shall be as follows:

               1.3.1 AISI STOCK. Each share of AISI Common Stock which is outstanding immediately before the Effective Time and which is not a Dissenting Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into the right to receive the number of shares of ESI Common Stock that corresponds to one MULTIPLIED BY the Conversion Ratio (I.E., 1 x Conversion Ratio).

               1.3.2 STOCK SPLITS, ETC. If, between the date of this Agreement and the Effective Time, the outstanding shares of either AISI Common Stock or ESI Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, combination, recapitalization, stock split, stock dividend, subdivision, exchange of shares, or other extraordinary transaction, the Conversion Ratio shall be adjusted proportionately.

               1.3.3 MERGER CORP. STOCK. Each share of Common Stock of Merger Corp. issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into and become one share of common stock of the Surviving Corporation. After the Effective Time, ESI, the sole holder of shares of Merger Corp. common stock outstanding immediately prior to the Effective Time, shall, upon surrender for cancellation of a certificate representing such shares to the Surviving Corporation, be entitled to receive in exchange therefore a certificate representing the number of shares of common stock of the Surviving Corporation into which such shares of Merger Corp. common stock have been converted pursuant to this Section 1.3.3. Until so surrendered, the certificates which prior to the Merger represented shares of Merger Corp. common stock shall be deemed, for all corporate purposes, including voting entitlement, to evidence ownership of the shares of the Surviving Corporation common stock into which such shares of Merger Corp. common stock shall have been converted.

               1.3.4 OPTIONS. Except as otherwise provided in this Section 1.3.4, the terms and provisions of the stock options (the "Options") held by those AISI option holders identified in SCHEDULE 3.1.2 shall continue in full force and effect following the Merger. By virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, each Option shall be assumed by ESI and shall be converted into an option to purchase the whole number of shares of ESI Common Stock corresponding to the number of shares of AISI Common Stock which the holder of the Option would have been entitled to receive had such holder exercised the Option in full immediately prior to the Effective Time (whether or not such Option shall then have been exercisable), which number of shares shall be equal to the product (rounded to the nearest whole number) of (x) the number of shares of AISI Common Stock for which such Option is exercisable MULTIPLIED BY (y) the Conversion Ratio. The exercise price per share shall be redetermined by dividing the per share exercise price immediately prior to the Effective Time by the Conversion Ratio. The term, exercisability, vesting schedule, status as an "Incentive Stock Option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Options will to the extent permitted by law and otherwise reasonably practicable be unchanged; each Option which is an Incentive Stock Option shall be adjusted in accordance with the requirements of Section 424(a) of the Code so as not to constitute a modification, renewal or extension of the Option within the
meaning of Section 424(h) of the Code.   Continuous employment with AISI
shall be credited to the optionee for purposes of determining the vesting of the number of shares of ESI Common Stock subject to exercise under the optionee's converted Option after the Effective Time.

          1.4  SURRENDER AND CANCELLATION OF CERTIFICATES.

               1.4.1 SURRENDER OF CERTIFICATES. After the Effective Time, each holder of shares of AISI Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares), upon surrender to ESI or its agent designated for such purpose of a certificate or certificates representing such shares, along with a transmittal letter in the form described below and stock powers duly endorsed in blank, shall be entitled to receive (x) a certificate representing the number of shares of ESI Common Stock into which such shares of AISI Common Stock shall have been converted pursuant to the provisions of Section 1.3 LESS the number of such shares determined to be Escrowed Property (as defined in Section 6.3) and (y) subject to Section 6.3 and the provisions of the Escrow Agreement, a certificate representing the shares of ESI Common Stock determined to be Escrowed Property. If any certificate for shares of ESI Common Stock is to be issued in a name other than that in which the certificate for AISI Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange pay to ESI or its agent designated for such purpose any transfer or other taxes required, or establish to the satisfaction of ESI or its agent that such tax has been paid or is not payable. If any holder of AISI Common Stock canceled and retired in accordance with this Agreement is unable to deliver a certificate or certificates representing such shares of the holder, ESI, in the absence of actual notice that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the number of shares of Common Stock to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of the following: (i) evidence satisfactory to ESI (a) that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and (b) that he is the person who would be entitled to present each such certificate for conversion pursuant to this Agreement; and (ii) such security or indemnity as may be reasonably requested by ESI to indemnify and hold ESI and the transfer agent harmless. Promptly following the Closing, ESI's transfer agent shall deliver to AISI shareholders (i) a form of transmittal letter to be signed by each AISI shareholder providing for, among other things, transmittal of such shareholder's shares of AISI Common Stock to ESI's transfer agent, agreement to indemnification provisions contained in this Agreement, agreement to the escrow of shares of ESI Common Stock on behalf of such shareholder, to the extent provided for in Section 6.3, and the appointment of the Shareholder Representatives (as defined in Section 2.2); and (ii) a form of stock power to be endorsed in blank by each AISI Shareholder with respect to the shares of ESI Common Stock escrowed on behalf of such shareholder.

               1.4.2 OPTION AGREEMENTS. After the Effective Time, each holder of an Option outstanding immediately prior to the Effective Time shall be deemed to hold an option exercisable for ESI Common Stock in accordance with the provisions of Section 1.3.4.

               1.4.3 NO FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of ESI Common Stock shall be issued in the Merger, and such fractional share interests will not entitle the owner thereof to any rights as a shareholder of ESI. In lieu of fractional shares, ESI shall pay each holder of shares of AISI Common Stock who would otherwise have been entitled to a fraction of a share of ESI Common Stock upon surrender of stock certificates an amount of cash (without interest) determined by multiplying (a) the Average Sale Price by (b) the fractional share interest in ESI Common Stock to which such holder would otherwise be entitled. The "Average Sale Price" shall mean the average of the high and low prices of ESI Common Stock, as reported in THE WALL STREET JOURNAL, for the trading day immediately preceding the Closing Date.

               1.4.4 CANCELLATION. At the Effective Time, all shares of AISI Common Stock outstanding immediately before the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration. The holders of such certificates previously evidencing such shares of AISI Common Stock outstanding immediately before the Effective Time shall cease to have any rights with respect to such shares of AISI Common Stock, except for Dissenters Rights as provided in Section 1.5.

               1.4.5 TREASURY SHARES. Each share of AISI Common Stock held in the treasury of AISI immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

               1.4.6 ESCHEAT. Neither ESI nor Merger Corp. shall be liable to any holder of shares of AISI Common Stock for any such shares of ESI Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               1.4.7 WITHHOLDING RIGHTS. ESI shall be entitled to deduct and withhold from the Merger Consideration such amounts as ESI is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.

To the extent that amounts are so withheld by ESI, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the holder of the shares of AISI Common Stock in respect of which such deduction and withholding was made by ESI.

          1.5  DISSENTERS' RIGHTS.

               1.5.1 NOTICE. AISI shareholders desiring to dissent from the Merger and obtain payment of the fair value of their shares of AISI Common Stock immediately before the consummation of the Merger in lieu of the Merger Consideration may exercise their dissenters' rights under the provisions set forth at Sections 761 through 774 of the MBCA ("Dissenters' Rights"). Consistent with Sections 764(2) and 766 of the MBCA, AISI shall notify in writing each shareholder entitled to assert Dissenters' Rights that action by written consent has been taken to approve the Merger and shall provide each such shareholder the dissenters' notice described in Section 766 of the MBCA. The date specified in such notice for receipt by AISI of payment demand from any shareholder exercising rights of dissent shall be the earliest date permitted by Section 766(d) of the MBCA.

               1.5.2 RIGHTS OF DISSENTING SHARES. Shares of AISI Common Stock which are issued and outstanding as of the Effective Time and held by any shareholder who has, in accordance with Section 767 of the MBCA, delivered a payment demand accompanied by the required certification and deposit of shares ("Dissenting Shares") shall not be converted as described in Section 1.3 but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due under the MBCA. AISI shall give ESI prompt notice upon receipt by AISI of any payment demand from any such shareholder of AISI (a "Dissenting Shareholder"). AISI agrees that prior to the Effective Time, it will not, except with prior written consent of ESI, voluntarily make any payment with respect to, or settle or offer to settle, any request pursuant to the exercise of Dissenters' Rights. Each Dissenting Shareholder who becomes entitled, pursuant to the MBCA, to payment for his Dissenting Shares shall receive payment therefor in accordance with the MBCA. Notwithstanding the foregoing, if any Dissenting Shareholder shall rescind, fail to perfect or otherwise lose such rights either before or after the Effective Time, such shareholder's shares of AISI Common Stock shall be converted into ESI Common Stock or cash, as of the Effective Time, in accordance with the provisions of
Section 1.3.

          1.6 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of AISI shall be closed and there shall be no further registration of transfers of shares of AISI Common Stock thereafter on the records of the AISI. On or after the Effective Time, any certificates for AISI Common Stock presented to ESI or its agent for any reason shall be converted into the Merger Consideration.

          1.7 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon 97204 on the Condition Completion Date (as hereinafter defined), or on such other date and/or at such other place and time as AISI, ESI and Merger Corp. may agree (the "Closing Date"). The "Condition Completion Date" shall be the day on which the last of the conditions set forth in Article V hereof shall have been fulfilled or waived (other than those conditions which, by their terms, are to occur at Closing).

          1.8 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to, or under any of the rights, properties or assets of AISI or Merger Corp. acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of AISI or Merger Corp. or otherwise, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of AISI or Merger Corp, or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving
Corporation or otherwise to carry out the purposes of this Agreement.

                                      ARTICLE II

                                  FURTHER AGREEMENTS

          2.1 NONCOMPETITION AND CONFIDENTIALITY AGREEMENTS. AISI shall cause each of its employees who will become employees of the Surviving Corporation to sign a noncompetition and confidentiality agreement (the "ESI Confidentiality Agreement") substantially in the form of EXHIBIT B.

          2.2 ESCROW AGREEMENT. Prior to or at the Closing, ESI, the three representatives appointed to act for and on behalf of the AISI shareholders (the "Shareholder Representatives"), and the AISI shareholders otherwise listed as signatories thereto shall execute and deliver an Escrow Agreement ("Escrow Agreement") substantially in the form attached as EXHIBIT C, and shall cause the Escrow Agent, as such term is defined in the Escrow Agreement, to execute the Escrow Agreement.

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

          3.1 REPRESENTATIONS AND WARRANTIES OF AISI. AISI hereby represents and warrants to ESI and Merger Corp. that, except as specifically set forth in SCHEDULE 3.1 (the "AISI Disclosure Schedule") in a numbered paragraph that corresponds to the section for which disclosure is made:

               3.1.1 ORGANIZATION AND STATUS. AISI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where its properties (whether owned, leased or operated) or its business conducted require such qualification, except where the failure to so qualify or be in good standing, when taken together with all such failures, would not have a material adverse effect on AISI. AISI has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as they are now being conducted. AISI has delivered to ESI complete and accurate copies of the Amended and Restated Articles of Incorporation ("Articles of Incorporation") and the Amended Bylaws of AISI ("Bylaws"), each as amended to the date hereof.

               3.1.2 CAPITALIZATION. AISI has authorized capital stock consisting of 10,000,000 shares of AISI Common Stock, of which 3,581,391 shares were outstanding on June 30, 1997 and options to purchase 1,010,210 shares were outstanding on June 30, 1997 under grants made pursuant to AISI's 1989 Incentive Stock Option Plan, its 1991 Incentive Stock Option Plan, its 1992 Incentive Stock Option Plan, and its 1995 Incentive Stock Option Plan, and the three non-qualified stock option agreements identified in SCHEDULE
3.1.2 (collectively, the "AISI

Stock Plans"). All of the outstanding shares of capital stock of AISI have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued in violation of preemptive or similar rights of any shareholder or in violation of any applicable securities laws. Except as set forth above, there are no shares of capital stock of AISI authorized, issued or outstanding, and, except for options granted pursuant to the AISI Stock Plans, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of AISI of any character relating to the issued or unissued capital stock or other securities of AISI. There are no outstanding obligations of AISI to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock. The list of shareholders and option holders attached hereto as SCHEDULE 3.1.2 sets forth a complete and accurate list of the shareholders and option holders of AISI as of the date hereof, indicating the number of shares of AISI Common Stock held by each shareholder, or subject to options in the case of option holders, and the percentage of the shares of all the AISI Common Stock outstanding represented by the shares so held in the case of shareholders.

               3.1.3 CORPORATE AUTHORITY. AISI has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of AISI, validly executed and delivered by AISI and, as of the Closing Date, will have been duly and validly approved by the shareholders of AISI. This Agreement constitutes the valid and binding obligation of AISI, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

               3.1.4 GOVERNMENTAL FILINGS. Other than (a) the filing of Articles of Merger contemplated by Article I and (b) the HSR Filing described in
Section 4.2.4, no notices, reports or other filings are required to be made by AISI with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by AISI from, any domestic or foreign governmental or regulatory authority, agency, court, commission or other entity ("Governmental Entity") in connection with the execution and delivery of this Agreement by AISI and the consummation by AISI of the transactions contemplated hereby.

               3.1.5 INVESTMENTS; SUBSIDIARIES. All direct or indirect investments of AISI in any corporation, partnership, association, joint venture or other entity are listed in SCHEDULE 3.1.5. AISI has no subsidiaries.

               3.1.6 NO ADVERSE CONSEQUENCES. Neither the execution and delivery of this Agreement by AISI nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of AISI, (b) violate any provision of the Articles of Incorporation or Bylaws of AISI, (c) violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to AISI, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which AISI is a party or by which it is bound.

               3.1.7 FINANCIAL STATEMENTS. AISI has furnished to ESI an audited balance sheet of AISI as of December 31, 1996, and the related statements of income, stockholders' equity and cash flows for the period then ended, and the unaudited balance sheet of AISI as of June 30, 1997 (the "Current Balance Sheet") and the related statements of income and stockholders' equity for the six months then ended, and the financial statements delivered at or before the Closing pursuant to Section 5.3.16 (all such balance sheets and statements collectively, the "Financial Statements"). The Financial Statements are complete and accurate in all material respects and present fairly the financial position and operating results of AISI as of the dates and for the periods indicated therein, and have been prepared in accordance with generally accepted accounting principles.

               3.1.8 UNDISCLOSED LIABILITIES; RETURNS. Except for current liabilities which were incurred after June 30, 1997 in the ordinary course of business and of a type and in an amount both consistent with past practices and not material (either individually or in the aggregate), AISI has no liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) which is not accrued, Reserved against, or identified in the Current Balance Sheet. "Reserves" or "Reserved" in this Agreement shall mean the aggregate amount of AISI reserves for the specific item or matter referred to, as the context requires, PLUS the amount of the undifferentiated AISI reserve recorded in AISI's general ledger Account No. 2390 as of June 30, 1997, but only to the extent such reserves are not otherwise used in complying with any other representation or warranty. There are no rights of return or other agreements between AISI and any customer which would cause any sales reflected in the Financial Statements to fail to qualify as sales in accordance with generally accepted accounting principles and AISI's revenue recognition policy as reflected in the Financial Statements.

               3.1.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996 there has not been:

               (a) Any material adverse change in the business, results of operations, financial condition, properties, assets or prospects of AISI;

               (b) Any material damage, destruction, requisition, taking or casualty loss, whether or not covered by insurance, of or to any of the assets or properties of AISI;

               (c) Any direct or indirect declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the AISI Common Stock, or any direct or indirect repurchase, redemption or other acquisition by AISI of any shares of its stock;

               (d) Other than as disclosed pursuant to Section 3.1.13.4, any increase in the rate or terms of compensation payable or to become payable by AISI to its directors, officers or employees; any change in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any employees of AISI; any special bonus or remuneration paid; any written employment contract executed or amended; or any change in personnel policies;

               (e) Any entry into any agreement, commitment or transaction (including, without limitation, any license of intellectual property, any borrowing, capital expenditure or capital financing, any purchase, acquisition, sale or other disposition of assets (other than inventory in the ordinary course of business), any lease or sublease, any guaranty, assumption or endorsement of payment or performance of any loan or obligation of another, or any amendment, modification or termination of any existing agreement, commitment or transaction) by AISI as contemplated in this Agreement;

               (f) Any change by AISI in accounting methods, principles or practices;

               (g) Any issuance or sale of any stock of AISI (other than issuances pursuant to the exercise of options outstanding on June 30, 1997) or any issuance or granting of any option, warrant or right to purchase any stock of AISI (other than options granted under the AISI Stock Plans on or before June 30,1997) or any commitment to do any of the foregoing;

               (h) Any amendment to the Articles of Incorporation or Bylaws of AISI;

               (i) Any conduct of business which is outside the ordinary course of business or not substantially in the manner that AISI previously conducted its business;

               (j) Any encumbrance or consent to encumbrance of any property or assets;

               (k) Any pending or threatened labor disputes, organizational activities or disturbances;

               (l) Any indication from any customer of AISI which purchased $500,000 or more of products or services from AISI in the year ended December 31, 1996 that such customer intends to, is desirous of, or is actively considering terminating or reducing its purchases from AISI for any reason; or

               (m) Any change not described above in the assets, liabilities, licenses, permits or franchises of AISI, or in any agreement to which AISI is a party or is bound, which, either individually or in the aggregate, has had or reasonably could be expected to have a material adverse effect on the business, results of operations, financial condition, properties, assets or prospects of AISI.

               3.1.10 PROHIBITED PAYMENTS. Neither AISI nor any shareholder, officer, director or other person or entity has, directly or indirectly, on behalf of or with respect to the business or operations of AISI, (a) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which AISI sells or from which AISI buys products, for the purpose of influencing such agent or person to buy products from or sell products to AISI; or (b) otherwise made or received any payment that was not legal to make or receive under any applicable law or regulation of the United States or any other country or territory; or (c) engaged in any transaction, maintained any bank account, or used any corporate funds or assets except for transactions, bank accounts, funds, and assets which have been and are reflected in the normally maintained books and records of AISI.

               3.1.11 LITIGATION. No litigation, proceeding or governmental investigation is pending or, to the knowledge of AISI, threatened against or relating to AISI, its officers or directors in their capacities as such, or any of AISI's properties or businesses.

               3.1.12 COMPLIANCE WITH LAWS; JUDGMENTS. AISI has at all relevant times conducted its business in compliance with the provisions of its Articles of Incorporation, Bylaws, and all applicable laws, regulations and standards, including without limitation the United States Export Control Act and all applicable regulations promulgated by the U.S. Department of Health and Human Services and the Federal Communications Commission and foreign counterparts to such laws and regulations. AISI is not in violation of any applicable laws or regulations, other than violations which individually or in the aggregate do not, and, with the passage of time will not, have a material adverse effect on its business, financial condition, results of operations, properties, assets or prospects. AISI is not subject to any outstanding judgment, order, writ, injunction or decree and has not been charged with, or threatened with a charge of, a violation of any provision of any applicable law or regulation.

               3.1.13    EMPLOYMENT MATTERS.

                    3.1.13.1 LABOR MATTERS. AISI is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of its employees. AISI is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice. There is no (a) unfair labor practice complaint against AISI pending before the National Labor Relations Board or any other Governmental Entity, (b) labor strike, slowdown or work stoppage actually occurring or, to the knowledge of AISI, threatened against AISI, (c) representation petition respecting the employees of AISI pending before the National Labor Relations Board or similar agency, or (d) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to AISI. AISI has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years. AISI is not aware of any labor strike, slowdown, or work stoppage occurring or, to the knowledge of AISI, threatened against any of its principal suppliers that might be expected to have a material adverse effect on the business, financial condition, results of operations, properties, or assets of AISI.

                    3.1.13.2 EMPLOYEE BENEFITS. SCHEDULE 3.1.13.2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive compensation

(including cash, stock and option plans or arrangements), life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by AISI, and complete and accurate copies of all those plans or arrangements have been provided to ESI. The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) established and maintained by AISI that are subject to ERISA (the "ERISA Plans") are listed separately as ERISA Plans on
SCHEDULE 3.1.13.2. The ERISA Plans comply in all material respects with the applicable requirements of ERISA. AISI has received from the Internal Revenue Service a favorable determination for each of the ERISA Plans and their related trusts that each of the ERISA Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. None of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in
Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan. Each ERISA Plan is and has been operated and administered in conformity with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. AISI has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to, any plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multiemployer pension plan, a "defined benefit" plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

                    3.1.13.3 EMPLOYMENT AGREEMENTS. Each employee of AISI is an "at-will" employee and there are no written employment, commission or compensation agreements of any kind between AISI and any of its employees.
SCHEDULE 3.1.13.3 lists all AISI's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and complete and accurate copies of those manuals, policies and written information have been provided to ESI. AISI does not have any agreements or understandings with its employees, including without limitation any agreements or understandings regarding compensation of any nature, severance payments or retirement benefits, except as reflected in the items listed in SCHEDULES 3.1.13.2 and 3.1.13.4.

                    3.1.13.4 COMPENSATION. SCHEDULE 3.1.13.4 contains a complete and accurate list of all current directors, officers, employees or consultants of AISI, specifying their names and job designations, the total amount paid or payable as cash and noncash compensation to each such person, and the basis of such compensation, whether fixed or commission or a combination thereof, and the total amount of accrued benefits (including without limitation vacation, sick or wellness pay) for such persons as of
December 31, 1996 and as of August 31, 1997.   Except as set forth in
SCHEDULES 3.1.13.2, 3.1.13.3 or the agreements described in Section

3.1.13.5, AISI is not a party to any employment contract or agreement and has not made any other commitment entitling any employee to any payment in the event of termination or resignation that would constitute a "parachute payment" within the meaning of Section 280G of the Code or would in the aggregate exceed 100 percent of such person's annual base cash compensation. The provisions for wages and salaries accrued on the Current Balance Sheet are adequate for salaries and wages, including accrued vacation pay and sick or wellness pay, and AISI has accrued on its books and records all obligations for wages and salaries and other compensation to its employees, including but not limited to, vacation pay and sick or wellness pay, and all commissions and other fees payable to agents, salesmen, and representatives.

                    3.1.13.5 CONFIDENTIALITY AND INVENTIONS AGREEMENTS. Each employee or consultant of AISI has previously signed a confidentiality and invention agreement in the form or forms attached hereto as EXHIBIT D.

               3.1.14 TITLE TO AND CONDITION OF REAL PROPERTY. AISI does not own any real property. SCHEDULE 3.1.14 contains a list of all real property currently leased or occupied by AISI (the "Leased Real Property"), including the dates of and parties to all leases and any amendments thereof and a list of all real property previously leased or occupied by AISI (the "Previously Leased Real Property"). To the knowledge of AISI, all Leased Real Property (including improvements thereon) is in satisfactory condition and repair consistent with its present use, and is available for immediate use in the conduct of AISI's business. To the knowledge of AISI, neither the operations of AISI on any Leased Real Property, nor any improvements on the Leased Real Property, violates any applicable building or zoning code or regulation of any governmental authority having jurisdiction. The Leased Real Property includes all such property necessary to conduct the business of AISI.

               3.1.15    TITLE TO AND CONDITION OF FIXED ASSETS.  SCHEDULE
3.1.15 contains a complete and accurate list of all tangible personal property (excluding inventory) owned or leased by AISI (the "Tangible Personal Property"), including the dates of and parties to all leases and any amendments thereof. AISI has good and marketable title to all of the Tangible Personal Property listed in SCHEDULE 3.1.15, free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature whatsoever. The Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted), is performing satisfactorily, and is adequate for the conduct of the business of AISI. All Tangible Personal Property and the state of maintenance thereof are in compliance with all applicable laws and regulations.

               3.1.16 INTELLECTUAL PROPERTY. AISI owns, or has a valid license to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, technology, know-how and other intellectual property (the "Intellectual Property") necessary to or used in the conduct of the business of AISI as now conducted and as proposed to be conducted.
SCHEDULE 3.1.16 contains a complete and accurate list of all patents, patent applications, trademarks and service marks and related applications, trade names and copyrights owned by or licensed to AISI. SCHEDULE 3.1.16 also contains a description of all agreements or licenses relating to the acquisition by or license to AISI of such Intellectual Property or under which AISI has sold or granted a right to use any Intellectual Property. All Intellectual Property owned by AISI is owned by it free and clear of all liens, claims, encumbrances or adverse claims of any third party (other than infringement claims). The conduct of AISI's business does not, to the knowledge of AISI, conflict with or infringe upon any Intellectual Property rights of any other person and no claims of conflict or infringement are pending or threatened against AISI.

               3.1.17 CERTAIN CONTRACTS AND ARRANGEMENTS. SCHEDULE 3.1.17, which is organized by type of agreement, contains a complete and accurate list of each of the following types of agreements or arrangements, including any amendments thereto, to which AISI is a party or by which it is bound:

               (a) any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness or the guaranty of any obligation for the borrowing of money;

               (b) any contract, agreement, purchase order or acknowledgment form for the purchase, sale, lease or other disposition of equipment, products, materials or capital assets, or for the performance of services (including without limitation consulting services), with respect to which the annual aggregate dollar amount either due to or payable by AISI exceeds $20,000;

               (c) contracts or agreements for the joint performance of work or services, and all other joint venture agreements;

               (d) contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of products or services;

               (e) confidentiality or inventions assignment agreements with parties other than employees of AISI; and

               (f) any other contract, instrument, agreement or obligation not described in any other Schedule which contains unfulfilled obligations, is not terminable without payment of premium or penalty upon 30 days' notice or less and the annual amount either due to or payable by AISI exceeds $20,000 for any single contract or $50,000 in the aggregate.

               3.1.18 STATUS OF CONTRACTS. Each of the contracts, agreements, commitments and instruments listed on SCHEDULES 3.1.14, 3.1.15, 3.1.16, and 3.1.17 and the agreements described in Section 3.1.13.5 (collectively, the "Contracts") is in full force and effect and is valid, binding and enforceable by AISI in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. There is no existing material default or violation by AISI under any Contract and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default of AISI under any Contract. There is no pending or threatened proceeding which would interfere with the quiet enjoyment of any leasehold of which AISI is lessee or sublessee. All other parties to the Contracts have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without modification of the rights or obligations of AISI under any Contract. Complete and accurate copies of all Contracts have been delivered to ESI. AISI is not aware of any default by any other party to any Contract or of any event which (whether with or without notice, lapse of time or both) would constitute a material default by any other party with respect to obligations of that party under any Contract, and, to the knowledge of AISI, there are no facts that exist indicating that any of the Contracts may be totally or partially terminated or suspended by the other parties. AISI has not granted any waiver or forbearance with respect to any of the Contracts. AISI is not a party to, or bound by, any Contract that AISI can reasonably foresee will result in any material loss to AISI upon the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential).

               3.1.19 INSURANCE. SCHEDULE 3.1.19 contains a complete and accurate list of all policies of fire, liability, worker's compensation and other forms of insurance insuring AISI, its officers or directors, its assets or its operations (the "Policies"), setting forth the applicable deductible amounts. All the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and agreements to which AISI is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. There have been no claims made for insurance payment under any of the Policies in the three years preceding the date of this Agreement. Complete and accurate copies of the
Policies and all endorsements thereto have been delivered to ESI.   AISI has not
been refused any insurance coverage and no insurance coverage has been canceled during the three years preceding the date of this Agreement.

               3.1.20 PERMITS AND LICENSES. SCHEDULE 3.1.20 contains a complete and accurate list of all governmental licenses, permits, franchises, easements and authorizations (collectively, "Permits") held by AISI, listed by governmental entity. AISI holds, and at all times has held, all material Permits necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations. AISI is in compliance with each of the terms of the Permits listed on SCHEDULE 3.1.20, and there are no claims of violation by AISI of any of such Permits except where any such failure so to comply or violation, individually or in the aggregate with any other failures to comply or violations, either with or without the giving of notice or the passage of time or both, would not have a material adverse effect on the business, results of operation, financial condition, properties, assets or prospects of AISI. Complete and accurate copies of all Permits held by AISI have been delivered to ESI. All governmental entities and agencies that have issued any Permits to or with respect to AISI or its business have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights or obligations of AISI under any of such Permits.

               3.1.21    TAXES.

                    3.1.21.1 RETURNS. AISI has filed on a timely basis all federal, state, foreign and other returns, reports, forms, declarations and information returns required to be filed by it with respect to Taxes (as defined below) which relate to the business, results of operations, financial condition, properties or assets of AISI (collectively, the "Returns") and has paid on a timely basis all Taxes shown to be due on the Returns. AISI is not part of an affiliated group of corporations that files or has the privilege of filing consolidated tax returns pursuant to Section 1501 of the Code or any similar provisions of state, local or foreign law, and AISI is not a party to any tax-sharing or tax-allocation agreement. No extensions of time have been requested for Returns which have not been filed except as set forth on SCHEDULE 3.1.21. No Returns have been examined by the applicable taxing authorities for all periods to and including the fiscal year ended December 31, 1996 and, except as set forth on
SCHEDULE 3.1.21, AISI has not received any notice of audit and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Returns filed are complete and accurate in all respects and no additional Taxes are owed by AISI with respect to the periods covered by the Returns. AISI has provided ESI with complete and accurate copies of Returns for each of AISI's fiscal years 1991 through 1996 and the Forms 1139 related to any loss or credit or carryback claim for those years.

                    3.1.21.2 TAXES PAID OR RESERVED. The Reserves reflected in the Current Balance Sheet are adequate for payment of Taxes in respect of periods ending on or before the date of the Current Balance Sheet. All reserves for Taxes have been determined in accordance with generally accepted accounting principles consistently applied throughout the periods involved and with prior periods. All Taxes which AISI has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority. AISI has not elected to be treated as a consenting corporation pursuant to Section 341(f) of the Code.

                    3.1.21.3  DEFINITION.    The term "Taxes" shall mean all
federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax.

               3.1.22 RELATED PARTY INTERESTS. Except as listed in SCHEDULE 3.1.22, no shareholder, officer or director of AISI (or any entity owned or controlled by one or more of such parties) (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to AISI's business, (b) is indebted to AISI, or (c) has any material financial interest, direct or indirect, in any supplier or customer of, or other outside business which has significant transactions with AISI. True and complete copies of all agreements listed on SCHEDULE 3.1.22 have been provided to ESI. AISI is not indebted to any of its shareholders, directors or officers (or any entity owned or controlled by one or more of such parties) except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from AISI to any of its shareholders, officers, directors or employees (or any entity owned or controlled by one or more of such parties).

               3.1.23 NO POWERS OF ATTORNEY OR RESTRICTIONS. No power of attorney or similar authorization given by AISI is presently in effect or outstanding. No contract or agreement to which AISI is a party or is bound or to which any of its properties or assets is subject limits the freedom of AISI to compete in any line of business or with any person. None of the employees of AISI is obligated under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of AISI or that would conflict with the business of AISI as now conducted or proposed to be conducted.

               3.1.24    ENVIRONMENTAL CONDITIONS.

                    3.1.24.1 COMPLIANCE. The business and assets of AISI, including without limitation the Leased Real Property and the Previously Leased Real Property (during the period of AISI's use only), are and have been in compliance with all Environmental Laws and all Permits required under any Environmental Law are listed separately in SCHEDULE 3.1.20. There are no pending or, to the knowledge of AISI, threatened claims, actions or proceedings against AISI under any Environmental Law or related Permit. All wastes generated in connection with AISI's business are and have been transported and disposed of off-site in compliance with all Environmental Laws, and true and correct logs of such transportation and disposal have been made available to ESI.

                    3.1.24.2 HAZARDOUS SUBSTANCES. No Hazardous Substance has been disposed of, spilled, leaked or otherwise released on, in, under or from the Leased Real Property or the Previously Leased Real Property (during the period of AISI's use only) or has otherwise come to be located in the soil or water (including surface and ground water) on or under the Leased Real Property or the Previously Leased Real Property (during the period of AISI's use only). None of the assets of AISI or the improvements on the Leased Real Property or the Previously Leased Real Property (attributable to
AISI) have incorporated into them any asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (including in any electrical transformer or capacitor located on such property), or any other Hazardous Substance which is prohibited, restricted or regulated when present in buildings, structures, fixtures or equipment.

No Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Leased Real Property or the Previously Leased Real Property (during the period of AISI's use only) or in connection with the business of AISI. There are no underground storage tanks on the Real Property (whether or not regulated and whether or not out of service, closed or decommissioned), other than a septic tank previously used only for sanitary waste, the use of which has been discontinued in compliance with Michigan law.

                    3.1.24.3 FILINGS AND NOTICES. AISI has timely filed all required reports, obtained all required approvals and permits, and generated and maintained all required data, documentation and records under all applicable Environmental Laws. All notifications required by any Environmental Law in respect of any discharge, release or emission, including any notices required to be provided under applicable Michigan law, if any, have been made within the time prescribed by such Environmental Law, and copies of all such notifications have been provided to ESI. No part of the Leased Real Property or, to the knowledge of AISI, the Previously Leased Real Property is listed as a site contaminated by Hazardous Substances pursuant to any Environmental Law.

                    3.1.24.4 DEFINITIONS. As used in this Agreement, (a) "Environmental Law" means any federal, state, foreign or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation radioactive material.

               3.1.25    CONSENTS AND APPROVALS.   Except as set forth in
Sections 3.1.4 and 5.2.5, no consent, approval, or authorization of, or filing or registration with, any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required to be obtained by AISI for the consummation of the transactions described in this Agreement.

               3.1.26 RECORDS. The books of account, minute books, stock certificate books and stock transfer ledgers of AISI are complete and accurate in all material respects, and there has been no transaction involving the business or stock ownership of AISI, or action of AISI's board of directors or shareholders, which properly should have been set forth therein and which has not been accurately so set forth. Complete and accurate copies of such books, records and ledgers have been made available to ESI.

               3.1.27 RECEIVABLES. Each of the receivables of AISI (including accounts receivable, loans receivable and advances) that is reflected in the Current Balance Sheet, and each of the receivables that has arisen since that date, has arisen only from bona fide transactions in the ordinary course of AISI's business and shall be fully collected when due, or in the case of each account receivable, within 90 days after it arose, without resort to litigation and without offset or counterclaim, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable, consistent with AISI's prior practices, as reflected in the Current Balance Sheet.

               3.1.28 BANK ACCOUNTS. SCHEDULE 3.1.28 contains a complete and accurate list of all the banks or other financial institutions at which AISI maintains accounts or safe deposit boxes, together with numbers of such accounts and boxes and the names of the persons authorized to draw thereon or permitted access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

               3.1.29 PRODUCT WARRANTIES. SCHEDULE 3.1.29 contains AISI's standard form of product warranty, infringement indemnity and limitation of liability provisions and a copy of each negotiated warranty, indemnity and limitations provision that differs materially from the standard form. AISI has not undertaken any performance obligations or made any warranties or guarantees with respect to its products other than those disclosed in SCHEDULE 3.1.29, or sold any products or services without the limitation of liability provisions disclosed in SCHEDULE 3.1.29. The aggregate cost to AISI to comply with its product warranties has not and is not anticipated to exceed 2.0 percent of total revenue, as reported in AISI's audited financial statements, for any fiscal year. All products under warranty as of the date of this Agreement, serviced, distributed or sold by AISI, and the delivery thereof, have been in conformity with AISI's warranty commitments.

               3.1.30 INVENTORIES. SCHEDULE 3.1.30 contains a true and complete list and summary of all inventory of AISI as of June 30, 1997. All inventories, whether finished goods, work in process or raw materials, reflected on the Current Balance Sheet or thereafter acquired, are all items of a quality usable or saleable in the ordinary and usual course of AISI's business, except for inventory items that have been written down to an amount not in excess of realizable market value or for which adequate Reserves or allowances have been provided on the Current Balance Sheet. The values at which inventories are carried reflect an inventory valuation policy consistent with AISI's past practice and in accordance with generally accepted accounting principles. AISI has good and marketable title to all its inventories, free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature whatsoever.

               3.1.31 PRODUCT LIABILITY. AISI has not recalled any products manufactured, serviced, distributed, leased, or sold by AISI, and there is no reasonable basis known to AISI for any such recall on or after the Closing Date.

               3.1.32 BACKLOG AND CUSTOMER INFORMATION. SCHEDULE 3.1.32 shows (a) the aggregate backlog, including sales price, product cost and gross margin, and the backlog by customer and product, for AISI as of August 31, 1997 and (b) a list of the top ten AISI customers for each of the last two fiscal years, with aggregate annual revenue for each customer for each year.

               3.1.33 ACCOUNTING CONTROLS. AISI maintains a system of internal accounting controls sufficient to provide reasonable assurances that
(i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets,
(iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               3.1.34 BROKERS AND FINDERS. AISI has not incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger.

               3.1.35 RELIANCE. AISI recognizes and agrees that, notwithstanding any investigation by ESI, ESI is relying upon the representations and warranties made by AISI in this Agreement.

               3.1.36 ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties of AISI contained in this Agreement contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. AISI knows of no fact that has resulted or that, in the reasonable judgment of AISI may result, in any material adverse change in AISI's business, results of operation, financial condition, properties, assets or prospects that has not been set forth in this Agreement.

               3.1.37 PROSPECTUS/INFORMATION STATEMENT. The information provided in writing by AISI (or its representatives) regarding AISI specifically to be contained in the Prospectus/Information Statement (as defined in Section 4.2.5) to be mailed to shareholders of AISI pursuant to Section 4.2.5 hereof and such AISI information supplemented or reviewed by AISI (or its representatives) without objection prior to the mailing of such Prospectus/Information Statement, will be correct in all material respects and will not omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that no representation is made by AISI with respect to information supplied by ESI specifically for inclusion therein or relating to and reviewed by ESI (or its representatives) without objection.
AISI will promptly inform ESI of the happening of any event prior to the Effective Time which would render such information regarding AISI, incorrect in any material respect or require the amendment of the Prospectus/Information Statement.

               3.1.38 CONTINUITY OF BUSINESS ENTERPRISE. AISI operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

               3.1.39 1998 FORECAST. The AISI 1998 forecast dated September 19, 1997 (the "1998 Forecast") provided to ESI was prepared by AISI in good faith, is based on reasonable assumptions and represents AISI's best estimate of its future results. To the best of AISI's knowledge, no assumption underlying the 1998 Forecast has changed.

          3.2 REPRESENTATIONS AND WARRANTIES OF ESI. ESI hereby represents and warrants to AISI that, except as specifically set forth in SCHEDULE 3.2 (the "ESI Disclosure Schedule") in a numbered paragraph that corresponds to the section for which disclosure is made:

               3.2.1 ORGANIZATION AND STATUS. Each of ESI and its subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing, when taken together with all such failures, would not have a material adverse effect on ESI. Each of ESI and its subsidiaries has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as they are now being conducted.

               3.2.2 CAPITALIZATION. ESI has authorized capital stock consisting of 40,000,000 shares of Common Stock, without par value, of which 9,853,000 shares were outstanding on July 15, 1997 and 1,000,000 shares of Preferred Stock, of which no shares were outstanding on July 15, 1997. All of the outstanding shares of capital stock of ESI have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued in violation of preemptive or similar rights of any shareholder. Except under the terms of the various ESI employee or director benefit plans, or as disclosed in the ESI SEC Reports (defined in Section 3.2.5) there are no subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating ESI to issue any shares of capital stock.

               3.2.3 CORPORATE AUTHORITY. ESI has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of ESI and duly and validly executed and delivered by ESI. This Agreement constitutes the valid and binding obligation of ESI, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

               3.2.4 GOVERNMENTAL FILINGS. Other than the filing of (a) Articles of Merger contemplated by Article I, (b) the HSR Filing described in
Section 4.2.4, and (c) the Registration Statement described in Section 4.3.2, no notices, reports or other filings are required to be made by ESI with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by ESI from, any Governmental Entity in connection with the execution and delivery of this Agreement by ESI and the consummation by ESI of the transactions contemplated hereby.

               3.2.5 SEC REPORTS AND FINANCIAL STATEMENTS. ESI has heretofore furnished AISI with complete copies of all registration statements, reports and proxy statements, including amendments thereto, filed with the Securities and Exchange Commission (the "SEC") since May 31, 1997 and prior to the date of this Agreement (collectively, the "ESI SEC Reports").

               3.2.6 LITIGATION. Except as set forth in the ESI SEC Reports, no litigation, proceeding or governmental investigation is pending or, to the knowledge of ESI, threatened against or relating to ESI, its officers or directors in their capacities as such or any of its subsidiaries, or their respective properties or businesses.

               3.2.7 NO ADVERSE CONSEQUENCES. Neither the execution and delivery of this Agreement by ESI nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of ESI or any subsidiary, (b) violate any provision of the Articles of Incorporation or Bylaws of ESI or any subsidiary, (c) to the knowledge of ESI, violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to ESI or any subsidiary, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which either ESI or any subsidiary is a party or by which any of them is bound.

               3.2.8 BROKERS AND FINDERS. Neither ESI nor any of its subsidiaries has incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger.

               3.2.9 PROSPECTUS/INFORMATION STATEMENT. The information regarding ESI contained in the Prospectus/Information Statement (as defined in Section 4.2.5) to be mailed to AISI shareholders pursuant to Section 4.2.5 will be correct in all material respects and will not omit any material fact required to be stated therein or necessary in order to make the statement therein not misleading; provided, however, that no representation or warranty is made hereby with respect to information contained in such Prospectus/Information Statement which is furnished in writing by AISI (or its representatives) expressly for use in such Prospectus/Information Statement or information relating to AISI which is reviewed by AISI with the knowledge that it will be so used and without objecting to such use. ESI will promptly inform AISI of the happening of any event prior to the Effective Time which would render such information regarding ESI incorrect in any material respect or require the amendment of the Prospectus/Information Statement.

          3.3 REPRESENTATIONS AND WARRANTIES RELATING TO MERGER CORP. ESI and Merger Corp. hereby represent and warrant to AISI that:

               3.3.1 ORGANIZATION AND STATUS. Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Oregon. Merger Corp. does not own any properties (other than the initial cash subscription for shares) nor has it commenced any business or operations.

               3.3.2 CAPITALIZATION. Merger Corp. has an authorized capital stock consisting of 100 shares of Common Stock, of which 100 shares were issued and outstanding on the date of this Agreement. All of the issued and outstanding shares of capital stock of Merging Corp are owned by ESI.

               3.3.3 CORPORATE AUTHORITY. Merger Corp. has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Agreement has been duly and validly authorized by the Board of Directors and sole shareholder of Merger Corp., duly and validly executed and delivered by Merger Corp. and constitutes the valid and binding obligation of Merger Corp., enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

               3.3.4 GOVERNMENTAL FILINGS. Other than (a) the filing of Articles of Merger contemplated by Article I and (b) the HSR Filing described in
Section 4.2.4, no notices, reports
or other filings are required to be made by Merger Corp. with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Merger Corp. from, any Governmental Entity in connection with the execution and delivery of this Agreement by Merger Corp. and the consummation by Merger Corp. of the transactions contemplated hereby.

               3.3.5 LITIGATION. No litigation, proceeding or governmental investigation is pending or, to the knowledge of Merger Corp., threatened against or relating to Merger Corp., or its officers or directors in their capacities as such.

               3.3.6 NO OPERATIONS. Merger Corp. has not conducted active operations and has no assets or liabilities other than in accordance with this Agreement.

                                      ARTICLE IV

                                      COVENANTS

          4.1 MUTUAL COVENANTS. AISI and ESI mutually covenant and agree as follows:

               4.1.1 CONSENTS AND APPROVALS. AISI and ESI each will use its reasonable best efforts to secure, and ESI will cause Merger Corp. to use its reasonable best efforts to secure, all consents, approvals, licenses or permits which may be required in connection with the Merger, and each will cooperate with the other to secure all such consents, approvals, licenses or permits in a form mutually satisfactory to AISI and ESI.

               4.1.2 BEST EFFORTS. Subject to the terms of this Agreement, AISI and ESI each will use its reasonable best efforts, and ESI will cause Merger Corp. to use its reasonable best efforts, to effectuate the transactions contemplated hereby and to fulfill the conditions of their respective obligations under this Agreement.

               4.1.3 PUBLICITY. Except as required by law, no party will issue any press releases or otherwise make any public statements with respect to the transactions contemplated hereby without the prior written consent of ESI and AISI, in each case not to be unreasonably withheld.

               4.1.4 CONFIDENTIALITY. The provisions of the Confidentiality Agreements dated December 7, 1995 (in favor of AISI) and March 1, 1996 (in favor of ESI) (collectively, the "Confidentiality Agreements") shall apply to all "Confidential Information" (as defined in the Confidentiality Agreements) obtained by any party pursuant to this Agreement.

          4.2  COVENANTS OF AISI.  AISI covenants and agrees as follows:

               4.2.1 CONDUCT OF BUSINESS. Prior to the Effective Time, AISI will carry on its business in the ordinary and usual manner and maintain its existing relationships with suppliers, customers, employees and business associates, and will not, without the prior written consent of ESI:

                    (a)  amend its Articles of Incorporation or Bylaws;

                    (b) enter into any new agreements respecting an increase in compensation or benefits payable to its officers or employees, except that AISI may enter into indemnification agreements with its officers and directors on terms consistent with the provisions of AISI's Articles of Incorporation and Bylaws;

                    (c) split, combine, reclassify any of the outstanding shares of its capital stock or otherwise change its authorized capitalization;

                    (d) declare, set aside or pay any dividends payable in cash, stock or property with respect to shares of its capital stock;

                    (e) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class other than pursuant to exercise of outstanding stock options outstanding on June 30, 1997;

                    (f) redeem, purchase or otherwise acquire any shares of its capital stock, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it, liquidate or sell or dispose of any of its assets, or close any plant or business operation;

                    (g) except for short-term indebtedness and indebtedness incurred pursuant to AISI's revolving credit agreement and renewals, replacements and amendments thereof not in excess of the current maximum under such credit agreement incurred in the ordinary course of business, incur, assume or guarantee any indebtedness, or modify or repay any existing indebtedness;

                    (h) enter into any transaction, make any commitment (whether or not subject to the approval of the Board of Directors of AISI) or modify any Contracts, except as otherwise contemplated or permitted by this Agreement, or take or omit to take any action which could be reasonably anticipated to have a material adverse effect on the business, properties, financial condition or results of operations of AISI;

                    (i) transfer, lease, license, guarantee, sell, mortgage, pledge, or dispose of, any property or assets (including without limitation any intellectual property), encumber any property or assets or incur or modify any liability, other than the sale of inventory in the ordinary and usual course of business;

                    (j) authorize capital expenditures other than in the ordinary course of business, form any subsidiary, or make any acquisition of, or investment in, assets or stock of any other person or entity;

                    (k)  make any tax election;

                    (l) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or renewed without prior notice to ESI;

                    (m) change its method of accounting as in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred with by the AISI's independent auditors, or change its fiscal year;


                    (n) conduct any transactions which, in the opinion of ESI or Arthur Andersen LLP, could disqualify the Merger for pooling of interests accounting; or

                    (o) authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (n) above.

               4.2.2 ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated pursuant to Section 7.1 or Section 7.2, AISI shall not directly, or indirectly through any officer, director, agent, employee or representative (i) encourage, initiate or solicit, on or after the date hereof, any inquiries or the submission of any proposals or offers from any person relating to any merger, consolidation, sale of all or substantially all of its assets or similar business transaction involving AISI (each, an "Acquisition Transaction"); (ii) participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise assist or participate in, any attempt by any third party to propose or offer any Acquisition Transaction; (iii) enter into or execute any agreement relating to an Acquisition Transaction; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any proposal or offer relating to an Acquisition Transaction, in each case other than with respect to the Merger. Notwithstanding the foregoing, nothing contained herein shall prohibit AISI from taking the actions described above in connection with an unsolicited third-party proposal or offer of an Acquisition Transaction if and to the extent that (a) the Board of Directors of AISI determines in good faith, upon advice of legal counsel, that such action is required for the directors of AISI to fulfill their fiduciary duties and obligations under Michigan law and (b) prior to furnishing such information to or entering into discussions or negotiations with such third-party, AISI provides immediate written notice to ESI of such proposal or offer and, to the extent not inconsistent with the fiduciary duties of AISI's officers and directors, provides material information concerning such proposal or offer (including proposed terms and the identity of the person or entity making such proposal or offer) and thereafter continues to cooperate with ESI by informing ESI of additional material facts as they arise and furnishing to ESI any additional information furnished in connection with such proposal or offer.

               4.2.3 INVESTIGATIONS. AISI agrees to give ESI and its representatives and agents full access to all its premises, books and records and agreements and files and to cause its officers of AISI to furnish ESI with such financial and operating data and other information with respect to its business and properties as ESI shall from time to time request. Without limitation of the foregoing, AISI shall permit ESI to conduct an operations review at the plant level during which ESI shall have access to the plant managers, sales and marketing managers, finance officers, and technology, environmental and human resource managers of each AISI operating facility. Any such investigations (a) shall be conducted in such manner as not to interfere unreasonably with the operation of AISI's business; and (b) shall not diminish any of the representations and warranties hereunder.

               4.2.4 ANTITRUST IMPROVEMENTS ACT. AISI will timely and promptly make all filings which are required under the Antitrust Improvements Act of 1976, as amended (the "HSR Filing"). AISI will furnish to ESI such information and assistance as ESI may request in connection with its preparation of filings or submissions to any governmental agency, including, without limitation, the HSR Filing. AISI will supply ESI with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between AISI or its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transaction contemplated hereby.

               4.2.5 AISI SHAREHOLDERS APPROVAL. AISI shall obtain by written consent of at least a majority of the holders of AISI Common Stock, approval of this Agreement, approval of the Merger and the other transactions contemplated hereunder, and appointment of the Shareholder Representatives. Upon receipt from ESI of a master copy of the Prospectus/Information Statement relating to this Agreement ("Prospectus/Information Statement") in the form declared effective by the Securities and Exchange Commission, AISI will immediately cause a copy of the Prospectus/Information Statement to be distributed to each of its shareholders, together with (i) a copy of the written consent to the Merger by the holders of at least a majority of the outstanding shares of AISI's common stock, and (ii) the Dissenters' Rights notice required by Section 766 of the MBCA to be delivered to any shareholder who did not execute the written consent.

               4.2.6 INFORMATION FOR PROSPECTUS/INFORMATION STATEMENT AND REGISTRATION STATEMENT. AISI will promptly provide to ESI for inclusion within the Prospectus/Information Statement and in the Registration Statement described in Section 4.3.2, in form reasonably satisfactory to ESI, such information concerning AISI's operations, capitalization, technology and share ownership, and such other information as ESI may reasonably request.

          4.3  COVENANTS OF ESI.  ESI covenants and agrees as follows:

               4.3.1 CONDUCT OF BUSINESS. Prior to the Effective Time, ESI will not take or omit to take any action which could be reasonably anticipated to have a material adverse effect on the business, properties, financial condition or results of operations of ESI.

               4.3.2 REGISTRATION STATEMENT. ESI will promptly file with the Securities and Exchange Commission a Registration Statement complying in all respects with Form S-4 for the purpose of registering the ESI Common Stock into which the AISI Common Stock will be converted pursuant to Section 1.3, and ESI will use its best efforts to cause such Registration Statement to be declared effective.

               4.3.3 LISTING OF ESI COMMON STOCK. ESI will promptly list the shares of ESI Common Stock into which the AISI Common Stock will be converted pursuant to the provisions of this Agreement in the Nasdaq National Market System.

               4.3.4 ANTITRUST IMPROVEMENTS ACT. ESI will timely and promptly make its HSR Filing. ESI will furnish to AISI such information and assistance as AISI may request in connection with its preparation of filings or submissions to any governmental agency, including, without limitation, any HSR Filing under the provisions of the Antitrust Improvements Act. ESI will supply AISI with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between it or its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

               4.3.5 ISSUANCE OF CERTIFICATES. After the Effective Time, ESI shall issue and deliver, or shall cause to be issued and delivered, in accordance with the provisions of Article I hereto, stock certificates representing the number of shares of ESI Common Stock to be issued in the Merger.

               4.3.6 REGISTRATION OF OPTION SHARES. ESI shall use its best efforts to cause the shares of ESI Common Stock issuable upon exercise of the Options (assumed pursuant to Section 1.3.4 of this Agreement) to be issued pursuant to a then effective registration statement or otherwise to be registered after the Effective Time on SEC Form S-8, filed no later than 30 days after the Effective Time, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such assumed Options remain outstanding.

               4.3.7 DIRECTORS & OFFICERS INSURANCE. For a period of at least two years following the Effective Time, ESI shall, or shall cause the Surviving Corporation to, continue in effect the directors and officers insurance policies currently maintained by AISI (or substitute policies with substantially the same coverage and terms); provided that each AISI officer and director covered by such policies represents and warrants that such person has no knowledge of any claims covered by such policies. It is intended that such insurance shall be the primary source of funding AISI's obligation to indemnify its directors and officers against liability arising from acts in their official capacities prior to the Effective Time.

          4.4 COVENANTS OF MERGER CORP. Merger Corp. covenants and agrees that, except as is contemplated by this Agreement, prior to the Effective Time, Merger Corp. will not engage in any business activities or liquidate, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it; or increase its authorized capital stock; or issue options, rights or warrants to purchase any of its capital stock.

                                      ARTICLE V

                                      CONDITIONS

          5.1 CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES. The obligations of AISI, ESI and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

               5.1.1 REGULATORY APPROVALS. The parties shall have made all filings and received all approvals of any governmental or regulatory agency of competent jurisdiction necessary in order to consummate the Merger, including without limitation, expiration or termination of the waiting period for the HSR Filing, and each of such approvals shall be in full force and effect at the Closing and not subject to any condition which requires the taking or refraining from taking of any action which would have a material adverse effect on AISI or on ESI and its subsidiaries.

               5.1.2 LITIGATION. There shall not be in effect any order, decree or injunction of a Federal or State court of competent jurisdiction restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement (each party agreeing to use its best efforts, including appeals to higher courts, to have any such non-final, appealable order, decree or injunction set aside or lifted), and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger.

               5.1.3 SECTION 368(a)(2)(E) OF THE CODE REQUIREMENT. The parties will be satisfied that AISI will hold, after the Merger at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Merger Corp.

immediately prior to the Merger and will retain at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by AISI immediately prior to the Merger. For purposes of this condition, amounts paid by AISI to dissenters, amounts paid by AISI to its shareholders who receive cash or other property, assets of AISI used to pay its reorganization expenses, and all redemptions and distributions (except for normal dividends) made by AISI immediately preceding the Merger, will be included as assets of AISI held immediately prior to the Merger.

          5.2 CONDITIONS TO THE OBLIGATIONS OF AISI. The obligations of AISI to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

               5.2.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of ESI and Merger Corp. contained in this Agreement shall be correct (a) at the date of this Agreement and (b) as of the Closing, with the same effect as though made on and as of such date, except for representations and warranties made as of a specific date, which representations and warranties need only be true and correct as of such date and for changes specifically contemplated by this Agreement, and ESI and Merger Corp. shall have performed all of their respective covenants and obligations hereunder to be performed as of the Closing. AISI shall have received at the Closing certificates to the foregoing effect, dated the Closing Date, and executed on behalf of ESI by an executive officer of ESI and on behalf of Merger Corp. by an executive officer of Merger Corp. For purposes of affirming the accuracy of the representations and warranties of ESI made as of the Closing, the term "ESI SEC Reports" shall be deemed to include all registration statements, reports and proxy and information statements, including all amendments thereto, filed by ESI with the SEC after the date of this Agreement and prior to Closing.

               5.2.2 NO MATERIAL ADVERSE CHANGE. Since May 31, 1997 there shall have been no material adverse change, or discovery of a condition or occurrence of an event which has resulted or reasonably can be expected to result in a material adverse change, in the business, properties, financial condition or results of operations of ESI and its subsidiaries taken as a whole, other than changes permitted or contemplated by this Agreement.

               5.2.3 OPINION OF COUNSEL. AISI shall have received from Stoel Rives LLP, counsel to ESI, an opinion dated the Closing Date substantially in the form of EXHIBIT E attached hereto.

               5.2.4 REGISTRATION OF SECURITIES; LISTING. The shares of ESI Common Stock to be issued by ESI pursuant to this Agreement shall have been registered under the Securities Act of 1933, as amended, and listed in the Nasdaq National Market System.

               5.2.5 SHAREHOLDERS' APPROVAL; DISSENTERS. In accordance with applicable provisions of the MBCA and the Articles of Incorporation and Bylaws of AISI, the holders of at least a majority of the issued and outstanding shares of Common Stock of AISI shall have approved this Agreement and the Agreement of Merger and the condition set forth in Section 5.3.7 shall have been satisfied.

               5.2.6     ACCOUNTANTS OPINION.  The condition set forth in
Section 5.3.5 shall have been satisfied.

          5.3 CONDITIONS TO THE OBLIGATIONS OF ESI AND MERGER CORP. The obligations of ESI and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

               5.3.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of AISI contained in this Agreement shall be correct (a) at the date of this Agreement and (b) as of the Closing Date, with the same effect as though made on and as of such date, except for representations and warranties made as of a specific date which representations and warranties need only be true and correct as of such date and for changes specifically contemplated by this Agreement and AISI shall have performed in all material respects all of its covenants and obligations hereunder to be performed as of the Closing. ESI shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed on behalf of AISI by an executive officer of AISI.

               5.3.2 OPINION OF COUNSEL. ESI shall have received from Brouse & McDowell, A Legal Professional Association ("Brouse & McDowell"), counsel to AISI, an opinion dated the Closing Date substantially in the form of EXHIBIT F attached hereto. ESI also shall have received from Brouse & McDowell an opinion satisfactory to ESI and its counsel that the Merger will be tax free pursuant to Section 368 of the Code.

               5.3.3 CONSENTS AND APPROVALS. All nongovernmental consents and approvals required to be obtained by AISI for consummation of the Merger shall have been obtained, other than those which, if not obtained, would not, either singly or in the aggregate, have a material adverse effect on AISI.

               5.3.4     NO MATERIAL ADVERSE CHANGE; COMPLETION OF INSPECTION.

                    5.3.4.1 NO MATERIAL ADVERSE CHANGE. Since June 30, 1997 there shall have been no material adverse change, or discovery of a condition or occurrence of an event which has resulted or reasonably can be expected to result in such change, in the business, properties, financial condition or results of operations of AISI, other than changes permitted under or contemplated by this Agreement.

                    5.3.4.2 COMPLETION OF INVESTIGATION. ESI shall have completed to its satisfaction its investigation of AISI's business, including without limitation, the investigation referred to in Section 4.2.3, and such investigation shall have not revealed (1) any facts or circumstances (including those arising as a result of the acquisition contemplated hereby) that ESI believes are reasonably likely to have a material adverse effect on the business, properties, financial condition, or results of operations of AISI or the 1998 Forecast, or (2) any facts or circumstances (including those arising as a result of the acquisition contemplated hereby) indicating that the Merger is reasonably likely to dilute ESI's earnings per share for its fiscal quarter ending November 30, 1997 or its fiscal quarter ending February 28, 1998 or its fiscal year ending May 31, 1998.

               5.3.5 ACCOUNTANTS OPINION. ESI and AISI shall have received an opinion of Arthur Andersen LLP in form satisfactory to ESI and AISI that the Merger may be accounted for as a pooling of interests.

               5.3.6 REGISTRATION OF SECURITIES; LISTING. The shares of ESI Common Stock to be issued by ESI pursuant to this Agreement shall have been registered under the Securities Act of 1933, as amended, and under the securities laws of such states as counsel for ESI shall deem necessary or exemptions from such state registration or qualification shall have been determined by such counsel to be available, and shall have been listed in the Nasdaq National Market System.

               5.3.7 AFFILIATE REPRESENTATION LETTERS. ESI shall have received from each of the persons or entities listed on SCHEDULE 5.3.7 a duly executed representation letter, substantially in the form of EXHIBIT G, containing certain representations and warranties with respect to the ownership of capital stock of AISI by such person or entity and certain representations, warranties, covenants and acknowledgments with respect to the shares of ESI Common Stock to be acquired hereby and the transfer of such shares.

               5.3.8 CONTINUITY OF INTERESTS LETTER. ESI shall have received from each of the persons or entities listed on SCHEDULE 5.3.8 a duly executed representation letter, substantially in the form of EXHIBIT H, containing certain representations and warranties with respect to the ownership of capital stock of AISI by such person or entity and certain representations, warranties, covenants and acknowledgments with respect to the shares of ESI Common Stock to be acquired hereby and the transfer of such shares.

               5.3.9 OTHER AGREEMENTS. The ESI Confidentiality Agreement and the Escrow Agreement to be delivered under Article II shall have been signed and delivered by the parties to such agreements other than ESI or Merger Corp.

               5.3.10 PHYSICAL COUNT OF ASSETS. At a mutually agreeable time, a physical count of all AISI tangible assets shall have been conducted to the reasonable satisfaction of ESI and the aggregate value of the tangible assets shown by such count shall not be less than the value for such assets reflected on the AISI books and records as of the date of such count.

               5.3.11 TAX CLEARANCE CERTIFICATE. AISI shall deliver to ESI a tax clearance certificate from the applicable agencies of the State of Michigan.

               5.3.12 RELATED PARTY AGREEMENTS. All agreements or arrangements described on SCHEDULE 3.1.22 (Related Parties), if requested by ESI, shall have been terminated or amended to the reasonable satisfaction of ESI.

               5.3.13 CONFIDENTIALITY AGREEMENTS. All employees of AISI shall have signed a confidentiality and inventions assignment agreement in a form reasonably satisfactory to ESI, as provided in Section 2.1.

               5.3.14 UPDATED FINANCIAL AND OTHER INFORMATION. ESI shall have received (a) the unaudited balance sheet of AISI and the related statements of income and stockholder's equity for the most recent accounting period of AISI ended prior to the Closing Date, and (b) schedules of accounts receivable (including an aging analysis), inventories (organized by category), and backlog (by customer and product), in each case as of immediately prior to Closing and in each case with an officer's certificate as to accuracy and completeness of such schedule.

               5.3.15    ENVIRONMENTAL REPORT.   ESI shall have received a
Phase I environmental audit report with respect to the Leased Real Property, prepared by an environmental audit firm selected by ESI, the results of which audit shall be reasonably satisfactory to ESI.

               5.3.16 FAIRNESS OPINION. ESI shall have received from Alex. Brown & Sons an opinion that the Conversion Ratio is fair, from a financial point of view, to the holders of ESI Common Stock.

                                      ARTICLE VI

                             SURVIVAL AND INDEMNIFICATION

          6.1 SURVIVAL. All representations and warranties of any party contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, but shall be extinguished and be of no further force or effect nine months after the Closing Date, except with respect to any claim for which a Claim Notice (as defined in Section 6.4) is delivered pursuant to Section 6.4 prior to the
expiration of the nine-month period.   No Claim Notice shall be effective if
delivered after the time periods referred to above in this Section 6.1.

          6.2 SCOPE OF INDEMNIFICATION. From and after the Effective Time and subject to the limitations of this Article VI, each AISI shareholder will, pro rata and to the extent of his, her or its ESI Common Stock delivered to the Escrow Agent pursuant to Section 6.3, indemnify and hold harmless ESI, Merger Corp. and the Surviving Corporation and their respective officers, directors and shareholders (collectively, the "Indemnified Parties") from, for and against any (a) losses, costs, expenses, damages and liabilities, including reasonable attorneys' fees (collectively, "Damages"), incurred by an Indemnified Party by reason of or arising out of any inaccuracy in any representation or warranty or the breach of any covenant of AISI made in this Agreement, and (b) Damages (excluding, in this instance, attorneys fees) incurred by an Indemnified Party in connection with the prosecution, defense of counterclaim or settlement of the litigation described in Section 3.1.11 of the Disclosure Schedule (the "Disclosed Litigation").

          6.3 ESCROW. On the Closing Date, ESI shall, on behalf of each of the AISI shareholders, deliver to the Escrow Agent 10 percent of such AISI shareholder's shares of the ESI Common Stock to be received by such AISI shareholder pursuant to Section 1.3, provided, that, the shares to be delivered on behalf of each AISI shareholder shall be rounded downward to the nearest whole share of ESI Common Stock (such deposited shares shall be referred to as the "Escrowed Property"). The Escrowed Property will be deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement. The escrow and the Escrow Agreement shall terminate and the Escrowed Property shall be distributed to the former AISI shareholders at the earliest time provided for in the Escrow Agreement, but not later than the first anniversary of the Closing Date.

          6.4  LIMITATIONS.  The liability of the AISI shareholders pursuant to
Section 6.2 shall be subject to the following limitations:

               6.4.1 MINOR CLAIMS. The AISI shareholders shall not have any liability or indemnity obligation under Section 6.2 with respect to the first $100,000 of Damages of the Indemnified Parties. In addition, to the extent not applied to any specific item or matter, the Reserves will be generally available to satisfy any liability of AISI in connection with any representation, warranty or covenant of AISI set forth in this Agreement other than the representations regarding taxes in Section 3.1.21.

               6.4.2 ESCROWED PROPERTY. The indemnity obligation of the AISI shareholders under Section 6.2 shall be satisfied exclusively out of the Escrowed Property in accordance with the Escrow Agreement.

          6.5 CLAIM PROCEDURE FOR INDEMNIFICATION. The obligations and liabilities of the AISI shareholders in connection with claims for indemnification for Damages by an Indemnified Party shall be subject to the following terms and conditions:

               6.5.1 NOTICE. The Indemnified Party shall give written notice to the Shareholder Representatives and the Escrow Agent of its claim for indemnification as promptly as practicable whenever the Indemnified Party shall have determined that there are facts or circumstances which entitle ESI to indemnification under this Article VI; provided, however, that the failure to give a timely notice of a claim for indemnification shall not diminish the indemnification obligations hereunder except to the extent that the delay in giving such notice materially adversely affects the ability of the Shareholder Representatives to mitigate Damages with respect to any claim. The notice ("Claim Notice") shall set forth in reasonable detail the basis for the claim, the nature of the Damages and the amount thereof, to the extent known.

               6.5.2 RESPONSE TO THIRD PARTY CLAIM. If the Claim Notice states that a claim has been asserted by a third party against the Indemnified Party (a "Third Party Claim"), ESI shall undertake, conduct and control, through counsel of its choosing, the good faith settlement or defense of the Third Party Claim and the Disclosed Litigation.

               6.5.3 DILIGENT CONDUCT. If, within five days after receipt by ESI from the Shareholder Representatives of written notice that ESI is not diligently conducting the defense or attempted settlement in good faith, ESI does not provide reasonably sufficient evidence to the Shareholder Representatives that ESI is diligently conducting the defense or attempting settlement

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

in good faith, the Shareholder Representatives shall thereafter have the right to contest, settle or compromise the Third Party Claim.

                                     ARTICLE VII

                                     TERMINATION

          7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual consent of AISI and ESI.

          7.2 TERMINATION BY EITHER AISI OR ESI. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective
Time:
               (a) by ESI or AISI if the Merger shall not have become effective on or prior to November 1, 1997, provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

               (b) by ESI or AISI if the requisite approval of the Merger by the shareholders of AISI shall not have been obtained by November 1, 1997;

               (c) by ESI or AISI if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable;

               (d) by ESI if the AISI Board of Directors shall have withdrawn or modified in a manner adverse to ESI approval of the Merger, this Agreement or the transactions contemplated hereby;

               (e) by ESI if AISI or any of the persons or entities described in
Section 4.2.2 of this Agreement shall have taken any of the actions that would be proscribed by Section 4.2.2, other than actions taken in the exercise of the fiduciary duties of AISI's Board of Directors and satisfying all the conditions of Section 4.2.2; or

               (f) by AISI if the Board of Directors of AISI determines in good faith, upon advice of legal counsel, that such termination of this Agreement is required for the directors of AISI to fulfill their fiduciary duties and obligations under Michigan law.

          7.3 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article VII, (i) this Agreement immediately will become void and of no effect, except that Sections 4.1.4, 7.3, 7.4 and 8.1 will survive the event of termination; and (ii) no party hereto (or any of its directors of officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 7.4 of this Agreement.

          7.4  TERMINATION FEES AND EXPENSES.

               (a) AISI agrees to pay ESI (provided that ESI is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) promptly upon the termination of this Agreement (or such later date as may apply in the case of (iii) below) by wire transfer, the sum of $3 Million in immediately available funds in the event that any of the following shall have occurred:

               (i)  this Agreement shall have been terminated pursuant to
          Section 7.2(b) hereof on the basis of failure of approval of the Merger by the AISI shareholders;

               (ii) this Agreement shall have been terminated pursuant to
          Section 7.2(d) or Section 7.2(e) hereof; or

               (iii)     AISI shall have terminated the Agreement pursuant to
          Section 7.2(f) hereof and shall have agreed to an Acquisition Transaction which results in a change in the beneficial owners of more than fifty percent (50%) of the voting power of the capital stock of AISI within one year after termination of this Agreement with any person other than ESI or any of its affiliates.


               (b) ESI agrees to pay AISI (provided that AISI is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) promptly upon the termination of this Agreement by wire transfer, the sum of $3 Million in immediately available funds in the event this Agreement shall have been terminated by ESI (other than pursuant to Section 7.1 and 7.2) and all conditions to the obligations of ESI and Merger Corp. in Sections 5.1 and 5.3 have been fulfilled.

               (c)  The right to the payment of the fees set forth in this
Section 7.3 shall be the exclusive remedy at law or in equity to which ESI or AISI shall be entitled upon termination of this Agreement under the conditions described in Section 7.3; provided, however, nothing in

Sections 7.2 or 7.3 of this Agreement shall be deemed to limit a party's remedies in the event of breach of this Agreement by the other party.

                                     ARTICLE VIII

                              MISCELLANEOUS AND GENERAL

          8.1 PAYMENT OF EXPENSES. Other than in the event of breach of this Agreement by the other party, and except as provided in Section 7.3, each party shall be responsible for the costs and expenses incurred by it in connection with the transactions contemplated by this Agreement. The fees to be paid in the circumstances described in Section 7.3 are intended by the parties to compensate for expenses and other damages incurred by the party entitled to the fee. Other than in the circumstances described in Section 7.3, nothing in this Agreement is meant to limit the right of a non-breaching party to obtain reimbursement of expenses and other damages, including attorneys fees, incurred as a result breach of this Agreement by the other party.

          8.2 ENTIRE AGREEMENT. This Agreement, including the schedules and the exhibits hereto, and the Confidentiality Agreements constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

          8.3 ASSIGNMENT. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of each of ESI and AISI.

          8.4 BINDING EFFECT; NO THIRD PARTY BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, subject to the restrictions on assignment contained in Section 8.3. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give to a person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

          8.5 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented at any time prior to or at the Closing, whether before or after the votes of shareholders of AISI, by written agreement executed and delivered by the duly authorized officers of AISI and ESI.

          8.6 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; PROVIDED, HOWEVER, that any waiver by a party must be in writing.

          8.7 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          8.8 CAPTIONS. The article, section and paragraph captions herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          8.9 SUBSIDIARY. When a reference is made in this Agreement to a subsidiary of a party, the term "subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

          8.10 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or facsimile (in each case with evidence of confirmed transmission) as follows:
          If to AISI, to it at:

               3923 Ranchero Drive
               Ann Arbor, Michigan  48108
               Attention:  President
               Fax: (313) 995-2138

          with copies to:

               Brouse & McDowell
               500 First National Tower
               Akron, Ohio 44308-1471
               Attention: Stanley E. Everett
               Fax: (330) 253-8601


          If to ESI or Merger Corp., to it at:

               13900 NW Science Park Drive
               Portland, Oregon 97229
               Attention:  President and Chief
                           Executive Officer
               Fax:  (503) 671-5698
          with copies to:

               Stoel Rives LLP
               900 SW Fifth Avenue
               Portland, Oregon  97204
               Attention:  Annette M. Mulee
               Fax:  (503) 220-2480

or to such other person or address as any party shall specify by notice in writing. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

          8.11 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, exclusive of choice of law rules, except that the provisions of this Agreement relating to the Merger shall also be governed by the merger provisions of the MBCA.

          8.12 ATTORNEYS' FEES. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by final order of the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by final order of the appellate court.

          8.13 SEPARABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this

Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                              Electro Scientific Industries, Inc.

                              By
                                 -----------------------------------------------
                                  Name:
                                  Title:

                              Applied Intelligent Systems, Inc.

                              By
                                 -----------------------------------------------
                                  Name:
                                  Title:

                              Asteroid Merger Corp.

                              By
                                 -----------------------------------------------
                                  Name:
                                  Title:

                                                                      ANNEX B


                          MICHIGAN BUSINESS CORPORATION ACT

                               SECTIONS 761 THROUGH 744


                 CHAPTER 7.  CORPORATE COMBINATIONS AND DISPOSITIONS

    450.1761. Definitions

    Sec. 761. As used in sections 762 to 774:
    (a) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.
    (c) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.
    (d) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
    (e) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
    (f) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
    (g)  "Shareholder" means the record or beneficial shareholder.

    450.1762. Shareholder's right to dissent, fair value of shares; exceptions to right to dissent

    Sec. 762. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
    (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 703a or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.
    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.
    (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.
    (d) An amendment of the articles giving rise to a right to dissent pursuant to section 621.
    (e)  A transaction giving rise to a right to dissent pursuant to section 754.
    (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
    (g) The approval of a control share acquisition giving rise to a right to dissent pursuant to section 799.
    (2) Unless otherwise provided in the articles, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:
    (a) Any corporate action set forth in subsection (1)(a) to (e) as to shares which are listed on a national securities exchange or held of record by not less than 2,000 persons on the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders at which the corporate action is to be acted upon.
    (b) A transaction described in subsection (1)(a) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) or any combination thereof.
    (c) A transaction described in subsection (1)(b) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) or any combination thereof.
    (d) A transaction described in subsection (1)(c) which is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation's net assets to shareholders in accordance with their respective interests within 1 year after the date of the transaction, where the transaction is for cash or shares that satisfy the requirements of subdivision (a) or any combination thereof.
    (3) A shareholder entitled to dissent and obtain payment for his or her shares pursuant to subsection (1)(a) to (e) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
    (4) A shareholder who exercises his or her right to dissent and seek payment for his or her shares pursuant to subsection (1)(f) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

    450.1763. Dissenters' rights; partial dissenter, beneficial shareholder

    Sec. 763. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.
    (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if all of the following apply:

    (a) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.
    (b) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.


    450.1764. Corporate action creating dissenters' rights; vote at shareholders' meeting, notice; action taken without shareholder vote notice

    Sec. 764. (1) If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this act and shall be accompanied by a copy of sections 761 to 774.
    (2) If corporate action creating dissenters' rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 766. A shareholder who consents to the corporate action is not entitled to assert dissenters' rights.


    450.1765. Shareholder asserting dissenter rights; written notice of intent to demand payment for shares, submission prior to vote at shareholder meeting

    Sec. 765. (1) If proposed corporate action creating dissenters' rights under section 761 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action.
    (2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment for his or her shares under this act.


    450.1766. Delivery of written dissenters notice by corporation; notice contents

    Sec. 766. (1) If proposed corporate action creating dissenters' rights under section 762 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 765.
    (2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:
    (a) State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.
    (b) Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.

    (c) Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether he or she acquired beneficial ownership of the shares before the date.
    (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.


    450.1767. Shareholders sent dissenter's notice; demand for payment, certification of beneficial ownership date, deposit of certificates; rights retained; failure to demand payment

    Sec. 767. (1)  A shareholder sent a dissenter's notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.
    (2) The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
    (3) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this act.


    450.1768. Transfer of shares without certificates, restriction; rights retained

    Sec. 768. (1) The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.
    (2) The person for whom dissenters' rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.


    450.1769. Payment to dissenters of estimated fair value of shares plus accrued interest; accompanying information

    Sec. 769. (1) Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (2)  The payment must be accompanied by all of the following:
    (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and if available the latest interim financial statements.
    (b) A statement of the corporation's estimate of the fair value of the shares.
    (c)  An explanation of how the interest was calculated.
    (d)  A statement of the dissenter's right to demand payment under section 772.


    450.1770. Failure of corporation to take proposed action; return of certificates, release of transfer restrictions; taking action after return and release, new dissenter's notice

    Sec. 770. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.
    (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 766 and repeat the payment demand procedure.


    450.1771. Election by corporation to withhold payment from certain dissenters; estimate of fair value of shares, offer of payment, statement

    Sec. 771. (1)  A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters' notice pursuant to section 766(2)(c).
    (2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 772.


    450.1772. Estimate of fair value, written notice; demand for payment, conditions; waiver of right to demand payment

    Sec. 772. (1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation's offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies:

    (a) The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.
    (b) The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.
    (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.
    (2) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.


    450.1773. Unsettled demand for payment, appraisal proceedings; commencement, parties, jurisdiction, appraisers, discovery rights, judgment amount

    Sec. 773. (1) If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
    (2) The corporation shall commence the proceeding in the circuit court of the country in which the corporation's principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.
    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
    (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
    (5) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payments under section 771.

    450.1773a.     Appointment of referee to conduct proceedings; powers and
                   duties

    Sec. 773a. (1) In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee's consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following:
    (a) To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.
    (b) To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.
    (c) To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.
    (d)  To place witnesses under oath and to examine witnesses.
    (e)  To provide for the taking of testimony by deposition.
    (f)  To regulate the course of the proceeding.
    (g) To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.
    (2) The amount and manner of payment of the referee's compensation shall be determined by agreement between the referee and the parties, subject to the court's allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.
    (3)  The referee shall do all of the following:
    (a)  Make a record and reporter's transcript of the proceeding.
    (b) Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.
    (c) File the report with the court, together with all original exhibits and the reporter's transcript of the proceeding.
    (4) Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.

    450.1774. Appraisal proceeding; determination of costs, assessment of costs, fees and expenses

    Sec. 774. (1)  The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.
    (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:
    (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.
    (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.
    (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefited.

                                       PART II

           INFORMATION NOT REQUIRED IN THE PROSPECTUS/INFORMATION STATEMENT

Item 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article VII of ESI's Third Restated Articles of Incorporation indemnifies directors and officers to the fullest extent permitted by law. The effects of Article VII may be summarized as follows:

         (a) The Article grants a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of ESI) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of ESI and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of NOLO CONTENDERE does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of ESI, and had reasonable cause to believe his conduct was unlawful.

         (b) The Article grants a right of indemnification in respect of any action or suit by or in the right of ESI against the expenses (including attorneys' fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of ESI, except that no right of indemnification will be granted regarding any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct unless permitted by a court.

         (c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right. Persons who have not been wholly successful on the merits are not necessarily precluded from being reimbursed by ESI for their expenses so long as (i) the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, determines that their conduct has met the standards required for indemnification set out in the Oregon statutes; (ii) independent legal counsel renders written advice that in their opinion such person has met the standards for indemnification; (iii) the Shareholders determine that the person has met the standards for indemnification; or (iv) the court in which the action, suit or proceeding was pending determines that indemnification is proper.

         (d) ESI may pay expenses incurred in defending an action, suit or proceeding in advance of the final disposition thereof upon receipt of a satisfactory undertaking to repay in the event indemnification is not authorized.

         (e) The above paragraphs summarize the indemnification expressly authorized by the Oregon Business Corporation Act (the "Act"). Article VII provides for indemnification to the fullest extent permitted by law, which is intended to provide indemnification broader than that expressly authorized by the Act. It is unclear to what extent Oregon law permits such broader indemnification. The limits of lawful indemnification may ultimately be determined by the courts.

         The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any statute, agreement, vote of shareholders or directors or otherwise.

         ESI has directors' and officers' insurance coverage which insures directors and officers of ESI and its subsidiaries against certain liabilities.

         ESI has also entered into indemnity agreements with certain directors and officers. While the indemnity agreements in large part incorporate the indemnification provisions of the Act as described above, they vary from the statute in several respects. In addition to the indemnification expressly permitted under the statute, the agreements provide for indemnification for settlements in derivative lawsuits and expand coverage in proceedings involving a breach of fiduciary duty to include judgments. The contracts also require ESI to pay expenses incurred by an indemnitee in advance of final disposition of a suit or proceeding upon request of the indemnitee, without regard to the indemnitee's ability to repay the sum advanced and without prior approval of the directors, Shareholders or court, or the receipt of an opinion of counsel. A claimant would thus be entitled to receive advanced expenses unless action were taken to prevent such payment. The agreements also generally shift the presumption in favor of indemnification of the indemnitee. Partial indemnification is also expressly authorized by the agreements.

Item 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits

    2.   Agreement of Reorganization and Merger

    4-A. Restated Articles of Incorporation of ESI. Incorporated by reference to Exhibit 3-A of ESI's Annual Report on Form 10-K for the fiscal year ended May 31, 1991, File 0-12853.

    4-B. Bylaws of ESI.  Incorporated by reference to Exhibit 3-B of ESI's
         Annual Report on Form 10-K for the fiscal year ended May 31, 1995.

    4-C. ESI agrees to furnish copies of long-term debt agreements to the Commission upon request.

    4-D. Rights Agreement, dated as of May 12, 1989, between ESI and United
         States National Bank of Oregon relating to rights issued to all holders of Company Common Stock. Incorporated by reference to Exhibit 1 to ESI's Report on Form 8-K dated May 12, 1989.

    *5.  Opinion of Stoel Rives LLP.

    8.   Form of tax opinion of Brouse & McDowell.

   23-A. Consents of Independent Public Accountants.

   23-B. Consent of Stoel Rives LLP.  Included in Exhibit 5 to this
         Registration Statement.

   23-C. Consent of Brouse & McDowell.

   24. Powers of Attorney. Included in signature pages to this Registration Statement.

    (b)  Financial Statement Schedules.  Not Applicable.

*  To be filed by amendment


Item 22. UNDERTAKINGS.

    1. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a Prospectus/Information Statement which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering Prospectus/Information Statement will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    2.  The registrant undertakes that every Prospectus/Information Statement
(i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    4. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Information Statement pursuant to Items 4, 10(b) or 11 herein, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.


    6. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on September 29, 1997.

                                  ELECTRO SCIENTIFIC INDUSTRIES, INC.


                              By /s/ Donald R. Vanluvanee
                               --------------------------------------
                               Donald R. VanLuvanee
                               President and Chief Executive Officer

                                  POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Donald R. VanLuvanee, Barry L. Harmon or Larry T. Rapp, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents for him and on his behalf and in his name, place and stead, and in any and all capacities, to sign one or more Form S-4 Registration Statements under the Securities Act of 1933, prepared in connection with the conversion and/or sale of Common Stock of Electro Scientific Industries, Inc., and any and all amendments (including post-effective amendments) and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 29th day of September, 1997.

    Signature                                    Title
    ---------                                    -----



 /s/ Donald R. Vanluvanee                   President, Chief Executive
-------------------------                   Executive Officer and Director
    Donald R. Vanluvanee                    (Principal Executive Officer)

 /s/ Barry L. Harmon                        Senior Vice President of Finance
--------------------                        And Chief Financial Officer
    Barry L. Harmon                         (Principal Financial and
                                             Accounting Officer)



 /s/ David F. Bolender                      Chairman of the Board
----------------------
    David F. Bolender


 /s/ Douglas C. Strain                      Vice-Chairman of the Board
----------------------
    Douglas C. Strain


 /s/ Larry L. Hansen                        Director
--------------------
    Larry L. Hansen


 /s/ W. Arthur Porter                       Director
---------------------
    W. Arthur Porter


 /s/ Vernon B. Ryles, Jr.                   Director
-------------------------
    Vernon B. Ryles, Jr.


 /s/ Keith L. Thomson                       Director
---------------------
    Keith L. Thomson

                                    EXHIBIT INDEX


Exhibit
Number        Document Description
-------       --------------------

   2.    Agreement of Reorganization and Merger

   4-A. Restated Articles of Incorporation of ESI. Incorporated by reference to Exhibit 3-A of ESI's Annual Report on Form 10-K for the fiscal year ended May 31, 1991, File No. 0-12853.

   4-B. Bylaws of ESI. Incorporated by reference to Exhibit 3-B of ESI's Annual Report on Form 10-K for the fiscal year ended May 31, 1995.

   4-C. ESI agrees to furnish copies of long-term debt agreements to the Commission upon request.

   4-D. Rights Agreement, dated as of May 12, 1989, between ESI and United States National Bank of Oregon relating to rights issued to all holders of Company Common Stock. Incorporated by reference to Exhibit 1 to ESI's Report on Form 8-K dated May 12, 1989.

   *5.   Opinion of Stoel Rives LLP.

    8.   Form of tax Opinion of Brouse & McDowell.

  23-A.  Consents of Independent Public Accountants.

  23-B. Consent of Stoel Rives LLP. Included in Exhibit 5 to this Registration Statement.

  23-C.  Consent of Brouse & McDowell.

   24. Powers of Attorney. Included in signature pages to this Registration Statement.

*  To be filed by amendment

The following Exhibits and Schedules to Agreement of Reorganization and Merger have been omitted. The Company agrees to furnish supplementally upon request.

                                   EXHIBITS

A - Plan of Merger
B - From of ESI Confidentiality Agreement
C - Form of Escrow Agreement
D - Form(s) of Confidentially and Inventions Agreements
E - Form of Counsel Opinion of ESI
F - Form of Counsel Opinion of AISI
G - Form of Affiliate Representation Letter
H - Form of Continuity of Interests Letter

                                   Schedules

3.1          AISI Disclosure Schedule
3.1.2        AISI Shareholders and Option Holders
3.1.5        AISI Investments
3.1.13.2     Employee Benefits
3.1.13.3     Employment Manuals
3.1.13.4     Compensation
3.1.14  Leased Real Property
3.1.15  Tangible Personal Property
3.1.16  Intellectual Property
3.1.17  Other Agreements
3.1.19  Insurance Policies
3.1.20  Permits
3.1.21  Audits
3.1.22  Related parties
3.1.28  Bank Accounts
3.1.29  Product Warranty
3.1.30  Inventory
3.1.32  Backlog
3.2          ESI Disclosure Schedule
5.3.7        Signatories to Affiliate Representation Letter
5.3.8        Signatories to Continuity of Interest Letter